                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:


/ /  Preliminary
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                   MFRI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             BOWNE OF CHICAGO, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


          ----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:  $


     (2)  Form, schedule or registration statement no.:


     (3)  Filing party:


     (4)  Date filed:

                                     [LOGO]

                                   MFRI, INC.
                               7720 LEHIGH AVENUE
                             NILES, ILLINOIS 60714

                                                               November 12, 1996

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of MFRI, Inc. ("MFRI") to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 16, 1996, at 10:00 a.m., Chicago time.

         MFRI is proposing to acquire the Thermal Care Division (the "Thermal Care Business" or "Thermal Care") and certain other specified assets and liabilities of Midwesco, Inc. ("Midwesco") by the merger of Midwesco with and into MFRI (the "Merger"). Thermal Care engineers, designs and manufactures industrial water cooling equipment.

         Thermal Care's products include (i) chillers; (ii) cooling towers;
(iii) pump and tank assemblies; (iv) temperature controllers; and (v) water treatment equipment. Thermal Care's cooling products are used to optimize manufacturing productivity by quickly removing heat from manufacturing processes. The principal market for Thermal Care's cooling products is the plastics processing industry. Thermal Care also sells its products to original equipment manufacturers, other cooling manufacturers on a private branded basis and to manufacturers in the laser, metallizing, and reaction injection molding industries.

         MFRI believes that the Merger will enable MFRI to increase trading liquidity in its common stock by increasing the number of shares of the common stock owned by persons who are not affiliates of MFRI. In addition, MFRI believes that the combination of the business of Thermal Care with MFRI will enable MFRI to: (1) increase the size and total sales of MFRI, thus gaining greater exposure and access to capital markets; (2) decrease dependence on markets affected by governmental regulations; and (3) benefit from diversifying into additional products that utilize technology that is compatible with technology used in many of MFRI's existing products. MFRI also believes that the Merger will benefit MFRI by increasing the earnings per share of MFRI, as reflected in the Unaudited Pro Forma Combined Financial Statements contained in the accompanying Proxy Statement.

         It is proposed that immediately prior to the effectiveness of the Merger, Midwesco will contribute all of its assets and liabilities to a new subsidiary ("New Midwesco"); except the following assets: the inventory, equipment, building and office leases and leasehold improvements, intellectual property, prepaid expenses, accounts receivable, causes of action, claims for refund, goodwill, certain books and records and all other assets of Midwesco relating to the Thermal Care Business, as well as the deferred tax assets and deferred tax liabilities of Midwesco and the shares of common stock of MFRI owned by Midwesco; and the following liabilities of Midwesco: all liabilities relating to the Thermal Care Business, all liabilities relating to three lawsuits arising from Midwesco's former Perma-Pipe business (which business is now owned by MFRI), indebtedness for borrowed funds aggregating $5 million, and all obligations under Midwesco's building and office leases and leases for all automobiles and equipment used in the Thermal Care Business. Following such contribution to New Midwesco, Midwesco will distribute all of the capital stock of New Midwesco to the shareholders of Midwesco. Upon consummation of the Merger, an aggregate of 2,124,307 shares of common stock of MFRI will be issued in the Merger to the shareholders of Midwesco, or 406,641 shares in excess of the 1,717,666 shares of MFRI common stock currently owned by the shareholders of Midwesco through the ownership of Midwesco. Such shares are expected to constitute approximately 43% of the shares of MFRI common stock outstanding immediately after the effective time of the Merger. The shareholders of Midwesco will place an aggregate of 300,000 shares of MFRI common stock received by them in the Merger in an escrow account to support Midwesco's indemnification obligations under the merger agreement between MFRI and Midwesco and up to 66,890 additional shares in a special escrow related to the litigation liabilities assumed by MFRI.

         After a review of certain matters by a special committee of the Board of Directors and receipt by MFRI of a fairness opinion from Duff & Phelps, LLC, and a tax opinion from Deloitte & Touche LLP, your Board of Directors unanimously approved the Merger.

         Midwesco, which owns approximately 38% of the outstanding shares of MFRI common stock, has advised MFRI that it will vote the shares owned by it in favor of the Merger, only if a majority of those shares of MFRI not owned by Midwesco, which are voted at the Special Meeting, are voted in favor of the Merger.

         Your Board of Directors, believes the Merger is in the best interests of MFRI and its stockholders and recommends that all stockholders vote FOR approval of the proposals.

         Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                       Sincerely,


                                       DAVID UNGER
                                       Chairman of the Board and
                                       Chief Executive Officer

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                                                                                                            PAGE
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Midwesco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         The Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Recommendations of the MFRI Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Management After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Summary Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Date, Place and Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

CERTAIN CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Competition; Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Lack of Arm's-Length Negotiations; Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Contingent Liabilities to be Assumed by MFRI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Certain Liabilities of Midwesco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Benefits of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Background of the Merger and Recommendation of the MFRI Board of Directors . . . . . . . . . . . . . . . . . . . .  18
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Shares Available for Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Prior Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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

                                                                                                                            PAGE
         Management Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . .  40
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Results of Operations of Thermal Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Liquidity and Capital Resources of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

BUSINESS OF THERMAL CARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Raw Materials and Manufacturing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

INDEX TO MIDWESCO, INC. AND SUBSIDIARIES
         CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Appendix A.      Agreement for Merger, dated as of October 25, 1996
Appendix B.      Opinion of Duff & Phelps, LLC
Appendix C.      MFRI Annual Report on Form 10-K for the Fiscal Year ended January 31, 1996
Appendix D.      MFRI Quarterly Report on Form 10-Q for the Quarter ended April 30, 1996
Appendix E.      MFRI Quarterly Report on Form 10-Q for the Quarter ended July 31, 1996





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
                                   MFRI, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of MFRI, Inc. ("MFRI") will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 16, 1996, at 10:00 a.m., Chicago time, for the following purpose:


         To consider and vote on the adoption of an agreement of merger providing for the merger of Midwesco, Inc. ("Midwesco"), an Illinois corporation, into MFRI, a Delaware corporation.


         Only stockholders of record at the close of business on November 7, 1996 will be entitled to notice of and to vote at the Special Meeting.

                                       By order of the Board of Directors,


                                                 MICHAEL D. BENNETT
                                                      Secretary

Niles, Illinois
November 12, 1996

                                   __________

                                PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MFRI for use at the Special Meeting of Stockholders to be held on December 16, 1996 and at any adjournment thereof. See "The Meeting."


         This Proxy Statement and the form of proxy are first being mailed to stockholders of MFRI on or about November 12, 1996.


            THE DATE OF THIS PROXY STATEMENT IS NOVEMBER 12, 1996.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements contained in this Proxy Statement and in the Appendices hereto. As used herein, unless the context requires otherwise, the term "Company" means MFRI, Perma-Pipe, Inc. ("Perma-Pipe"), Midwesco Filter, Inc. ("Midwesco Filter") and Thermal Care after consummation of the Merger.

         Information contained in this Proxy Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "except," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under the caption "Certain Considerations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Proxy Statement constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.


THE MERGER

         MFRI is proposing to acquire the Thermal Care business (the "Thermal Care Business" or "Thermal Care") and certain other specified assets and liabilities of Midwesco, Inc. ("Midwesco") by the Merger of Midwesco with and into MFRI (the "Merger").

         Thermal Care's products include (i) chillers; (ii) cooling towers;
(iii) pump and tank assemblies; (iv) temperature controllers; and (v) water treatment equipment. Thermal Care's cooling products are used to optimize manufacturing productivity by quickly removing heat from manufacturing processes. The principal market for Thermal Care's cooling products is the plastics processing industry. Thermal Care also sells its products to original equipment manufacturers ("OEM's"), other cooling manufacturers on a private branded basis and to manufacturers in the laser, metallizing, and reaction injection molding industries.

         MFRI believes that the Merger will enable MFRI to increase trading liquidity in its common stock by increasing the number of shares of the common stock owned by persons who are not affiliates of MFRI. In addition, MFRI believes that the combination of the business of Thermal Care with MFRI will enable MFRI to: (1) increase the size and total sales of MFRI, thus gaining greater exposure and access to capital markets; (2) decrease dependence on markets affected by governmental regulations; and (3) benefit from diversifying into additional products that utilize technology that is compatible with technology used in many of MFRI's existing products. MFRI also believes that the Merger will benefit MFRI by increasing the earnings per share of MFRI, as reflected in the Unaudited Pro Forma Combined Financial Statements contained in this Proxy Statement.

         Immediately prior to the effectiveness of the Merger, Midwesco will contribute all of its assets and liabilities to a new subsidiary ("New Midwesco"), except certain specified assets (collectively, the "Residual Assets") and liabilities (collectively, the "Residual Liabilities"), and then distribute the capital stock of New Midwesco to the shareholders of Midwesco. Through the Merger, MFRI will acquire the Residual Assets, namely, the inventory, equipment, intellectual property, prepaid expenses, accounts receivable, causes of action, claims for refund, goodwill, certain books and records and all other assets of Midwesco relating to the Thermal Care Business; Midwesco's rights under its lease (the "Niles Lease") for the Niles, Illinois office and manufacturing facility (the "Niles Facility") that serves as the principal offices of MFRI and Midwesco and related leasehold improvements; Midwesco's rights under leases for warehouse and office space located respectively in Niles, Illinois and Riverside, California, and related leasehold improvements; the deferred tax assets of Midwesco (the "Deferred Tax Assets"); and 1,717,666 shares of MFRI common stock owned by Midwesco. To the extent the Deferred Tax Assets as of the effective time of the Merger (the "Effective Time") do not include an aggregate of at least $157,000 of realized tax credits, the Residual Assets will include cash in an amount equal to $157,000, less the aggregate amount of realizable tax credits as of the Effective Time. MFRI will acquire the Residual Assets subject to the Residual Liabilities, namely, all liabilities relating to the Thermal Care Business, all liabilities relating to three lawsuits arising from Perma-Pipe warranty obligations (the "Pending Suits"), indebtedness for borrowed funds aggregating $5 million, and all obligations under the Niles Lease and leases for the Niles and Riverside warehouse and office facilities, and all automobiles and equipment used in the Thermal Care Business. The number of shares of common stock of MFRI ("MFRI Common Stock") to be issued to Midwesco's shareholders is 2,124,307. The Merger constitutes a "merger" under the laws of Delaware and Illinois.

         The Merger will be effected pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger dated as of October 25, 1996 between MFRI and Midwesco (the "Plan") and the Agreement for Merger of even date therewith between MFRI and Midwesco (the "Merger Agreement"). The Merger Agreement and the Plan, which is an exhibit to the Merger Agreement, are attached hereto as Appendix A and are incorporated herein by reference. The Plan constitutes the "agreement of merger" under Delaware law and the "plan of merger" under Illinois law.

         At the Effective Time, each outstanding share of capital stock of Midwesco ("Midwesco Stock") will be converted into 183.7 shares of MFRI Common Stock (the "Merger Ratio"). Each share of MFRI Common Stock owned by Midwesco immediately prior to the Effective Time will be cancelled. As a consequence of the foregoing, the shareholders of Midwesco will become stockholders of MFRI in accordance with the terms summarized above. Following the consummation of the Merger, the MFRI Common Stock issued to Midwesco's shareholders in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities

Act") pursuant to a registration rights agreement (the "Registration Rights Agreement"). The shareholders of Midwesco will place an aggregate of 300,000 shares of MFRI Common Stock received by them in the Merger in an escrow account to support Midwesco's indemnification obligations under the Merger Agreement. Such shareholders will also place up to 66,890 shares of MFRI Common Stock in a special escrow related to the Pending Suits. See "The Merger -- Terms of the Merger" and "-- Litigation."

         Based upon the number of shares of MFRI Common Stock outstanding as of the date hereof, and giving effect to the shares of MFRI Common Stock issued to Midwesco's shareholders in the Merger (the "Merger Consideration"), the Merger Consideration will constitute, immediately after the Effective Time, approximately 43% of the outstanding shares of MFRI Common Stock. As a result of the Merger, the percentage of shares of MFRI Common Stock held by affiliates of MFRI will be reduced from approximately 42% to 29%. After the Effective Time, MFRI will perform certain services for New Midwesco and New Midwesco will perform certain services for MFRI pursuant to a Management Services Agreement. See "The Merger -- Management Services Agreement."

MIDWESCO

         Midwesco, Inc. was founded as Midwest Heat Service in 1931 by Paul Unger and Erwin Mautner. Midwest Heat Service was engaged in designing and installing oil-burning systems for commercial and industrial enterprises in Chicago and throughout the Midwest. During World War II, Midwesco was also engaged in manufacturing prefabricated oil pumping and heating sets for the U.S. Maritime Commission's Victory Ship Program. After World War II, Midwesco expanded its contracting operations to include the growing market for air conditioning systems for commercial, industrial and institutional buildings.
In addition to the design and installation of heating and air conditioning systems, Midwesco designs and constructs cogeneration and standby power generation systems. Along with the installation of systems, Midwesco supplied aftermarket maintenance and service of systems through a separate service division until 1982. At that time a company, now known as Midwesco Services, Inc., was formed and a 50% interest was sold to a subsidiary of the Paris-based Lyonnaise des Eaux-Dumez. Midwesco Services, Inc. specializes in providing planned maintenance, emergency service and repair, electronic monitoring, and retrofit of heating, cooling, refrigeration, and building automation systems for commercial, industrial and institutional facilities. Midwesco acquired Simtech, Inc. in 1991. Simtech is a marketing company that is the United States distributor for industrial grade thermoplastic pipe, valves, fittings and joining equipment. These products are used primarily in the semiconductor and chemical processing industries. The inventory of products are imported from various vendors that manufacture their products in Germany, Italy and Taiwan. These products are sold through stocking and non-stocking wholesalers throughout the United States.

         In the early 1960's, Midwesco began its first manufacturing operations by constructing underground conduit for use in supplying oil and steam as part of one of its mechanical contracting projects. This activity evolved into Midwesco's Perma-Pipe Division and was moved from Chicago to a factory in Lebanon, Tennessee in 1968.

         Midwesco formed the Thermal Care Business in the mid-1960's to manufacture and install water chilling and water conservation equipment for plastic molding plants. In 1983, Midwesco acquired the Mayer Refrigeration Company, a manufacturer of refrigeration equipment for plastics and other industrial applications. Thermal Care's product line expanded in 1984 through the importation of fiberglass reinforced polyester ("FRP") cooling towers from Taiwan for sale in the U.S., principally for the plastics industry, and to a lesser extent for heating ventilation and air conditioning ("HVAC") applications. Midwesco marketed these products in conjunction with the products of Perma-Pipe. Mold temperature controllers were added to Thermal Care's product line in 1985 through the sale of products bearing the Thermal Care name, but manufactured by another company. In 1987, Midwesco began manufacturing mold temperature controllers of its own design. In 1992, Thermal Care began selling its newly-designed, 150-200 ton capacity FRP cooling tower, as well as a new hot water circulating unit that incorporated advanced electronics, capable of computer communications. The FRP tower line was expanded in 1994 to include smaller towers with capacities ranging from 80 to 120 tons, while Thermal Care's non-plastics market share grew through the increase of OEM and name branding business.

THE COMPANY

         Midwesco Filter was incorporated in Delaware in October 1989 as a wholly-owned subsidiary of Midwesco. On December 13, 1989, Midwesco Filter exchanged shares of its common stock for the net assets of the Midwesco Filter Resources division ("Filter Division") of Midwesco. The Filter Division was formed from certain assets of the Filter Media division of the Kennecott Corporation, acquired by Midwesco in June 1982, and certain assets of the Filter Resources Corporation, acquired by Midwesco in December 1983. On January 28, 1994 pursuant to a merger transaction between MFRI, a subsidiary of MFRI and Midwesco Filter, MFRI acquired the Perma-Pipe Business from Midwesco for cash and 278,666 shares of MFRI Common Stock. Pursuant to such transaction, each share of common stock of Midwesco Filter was exchanged for one share of MFRI Common Stock. Immediately prior to the consummation of such transaction, a public offering of shares of common stock of Midwesco Filter was consummated, the net proceeds of which were used to repay bank debt related to Perma-Pipe. As of September 30, 1994 MFRI and an indirect wholly-owned subsidiary of MFRI acquired substantially all of the assets of Ricwil Piping Systems Limited Partnership ("Ricwil LP") for cash, the assumption of certain liabilities and 55,710 shares of MFRI Common Stock. Ricwil LP was a manufacturer of insulated piping systems for district heating and cooling systems. On December 6, 1995, Perma-Pipe acquired for cash the net assets and leak detection business of Hagenuk GmbH of Germany.

         The Company's principal executive offices are located at 7720 Lehigh Avenue, Niles, Illinois 60714 and its telephone number is (847) 966-1000.

THE MEETING


         The Special Meeting will be held on December 16, 1996 at 10:00 a.m., Chicago time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois. Only holders of record of MFRI Common Stock at the close of business on November 7, 1996 will be entitled to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 4,554,947 shares of MFRI Common Stock. Each issued and outstanding share of MFRI Common Stock is entitled to one vote on each matter to be considered at the Special Meeting. See "The Meeting."


VOTE REQUIRED

         Approval and adoption of the Plan by the stockholders of MFRI require the affirmative vote of a majority of the votes entitled to be cast by the holders of record of outstanding shares of MFRI Common Stock. Midwesco has advised MFRI that it will not vote the shares owned by it for adoption of the Plan, unless the majority of those shares of MFRI not owned by Midwesco, which are voted at the Special Meeting, are voted for the adoption of the Plan. See "The Meeting -- Votes Required" and "The Merger -- Conditions to the Merger."

RECOMMENDATIONS OF THE MFRI BOARD OF DIRECTORS

         After a review of certain aspects of the proposed Merger by a Special Committee (the "Special Committee") of the Board of Directors of MFRI (the "Board of Directors") composed of MFRI's Independent Directors, the Board of Directors unanimously approved the Plan and unanimously recommends a vote FOR the Plan. The Board of Directors believes the Plan and the Merger Agreement are fair to and in the best interests of the stockholders of MFRI. The conclusions of the Board of Directors to approve the Plan and to recommend a vote for the adoption of the Plan are based on a number of factors, including the benefits to the stockholders of MFRI expected to result from the Merger discussed herein, the opinion of Duff & Phelps, LLC to the effect that the Merger is fair, from a financial point of view, to the stockholders of MFRI, and the opinion of Deloitte & Touche LLP to the effect that the Merger should not be currently taxable to MFRI or its stockholders. See "The Merger -- Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

         Duff & Phelps, LLC ("Duff & Phelps") has rendered its opinion to the Special Committee that the Merger is fair from a financial point of view to the holders of MFRI Common Stock. A copy of such opinion is set forth as Appendix B and should be read carefully by stockholders in its entirety with respect to the assumptions made, other matters considered, and the scope of the review undertaken in arriving at such opinion. See "The Merger -- Opinion of Financial Advisor."

EFFECTIVE TIME OF THE MERGER


         It is currently anticipated that the Merger will be effective on or about January 31, 1997. See "The Merger -- Effective Time of the Merger."


CONDITIONS TO THE MERGER

         The obligations of MFRI to consummate the Merger are subject to certain conditions, including: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of MFRI Common Stock (See "The Meeting -- Voting and Revocation of Proxies" for a description of the voting procedures at the Special Meeting); (ii) the parties shall have received an opinion to the effect that the Merger should be not currently taxable to them or their respective shareholders; (iii) all material authorizations, consents and approvals of third parties shall have been obtained; (iv) no injunction or other restraint preventing the consummation of the transactions contemplated by the Merger Agreement shall be in effect; (v) the shares of MFRI Common Stock constituting Merger Consideration shall have been approved for trading on the Nasdaq National Market; (vi) the average market price of the 10 trading days immediately preceding the date of consummation of the Merger shall be less than $11.48 per share and more than $3.48 per share; and (vii) certain other conditions customary in transactions of this nature, including the receipt of other necessary regulatory approvals and that the performance by the parties of their respective obligations under the Merger Agreement shall have been waived or satisfied. Any waiver of a condition to closing by MFRI of one of Midwesco's obligations must be approved by the Special Committee. See "The Merger -- Conditions to the Merger."

TERMINATION


         The Merger Agreement provides that it may be terminated at any time prior to the closing date of the Merger (the "Closing Date"), whether before or after approval of the Plan by the stockholders of MFRI, if certain specified events occur. Either Midwesco or MFRI may terminate the Merger Agreement if the Effective Time has not occurred on or before March 31, 1997, unless the failure to consummate the Merger by such time is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.


MANAGEMENT AFTER THE MERGER

         Management of MFRI will not change upon the consummation of the Merger, except that Bradley E. Mautner, Director of MFRI and President of Midwesco, will join MFRI as Vice President and Don Gruenberg, general manager of the Thermal Care Business, will join MFRI as Vice President and Director.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase by MFRI of Midwesco. See "The Merger -- Accounting Treatment" and "Unaudited Pro Forma Combined Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         MFRI has received the opinion of Deloitte & Touche LLP that the Merger should constitute a tax-free reorganization within the meaning of the Internal Revenue Code. Thus, no gain or loss for federal income tax purposes should be recognized by the shareholders of Midwesco and the stockholders of MFRI. See "The Merger -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS

         Midwesco, the shareholders of Midwesco, some of whom are officers and directors of MFRI, and certain of their associates will receive the following material interests in connection with the Merger:

         o Midwesco's shareholders will be paid the Merger Consideration and will own approximately 43% of the outstanding shares of MFRI Common Stock (excluding those shares of MFRI Common Stock owned by such persons prior to the Effective Time).

         o The shares of MFRI Common Stock representing Merger Consideration will be more liquid than the capital stock currently held by Midwesco's shareholders.

         o Executive officers and directors of MFRI owned, as of October 31, 1996, 52.2% of the outstanding capital stock of Midwesco and will thus indirectly benefit from the Merger.

         o Members of the Board of Directors affiliated with Midwesco (Messrs. Unger, Ogilvie, Elgendy, and Henry and Bradley Mautner) will have a conflict of interest with respect to their obligations as directors and officers of MFRI, and enforcing the terms of the Merger Agreement and the Plan against Midwesco, if necessary.

         o The Niles Facility is owned by David Unger and Henry Mautner. A consequence of the Merger that will be beneficial to Messrs. Unger and Mautner is that Midwesco will be replaced under the Niles Lease with a tenant (MFRI) that has greater financial resources than Midwesco.

         o Certain tax objectives of the shareholders of Midwesco, including David Unger, Henry Mautner, Bradley Mautner, Gene Ogilvie and Fati Elgendy, will be facilitated by the Merger.

DISSENTERS' RIGHTS

         Holders of MFRI Common Stock do not have dissenters' rights under Delaware law.

SUMMARY FINANCIAL INFORMATION


         The following is a summary of certain consolidated condensed financial information of MFRI. The summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of MFRI and the related notes thereto. Results of interim periods, which include all adjustments that management considers necessary for a fair presentation thereof, are not necessarily indicative of results to be expected for the year. See MFRI's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996 and July 31, 1996 that are attached as Appendices C, D and E, respectively, and incorporated in this Proxy Statement by reference.


         The unaudited pro forma combined financial information illustrates the effect of certain adjustments to MFRI's historical financial statements that would result from the Merger. The unaudited pro forma combined statement of operations data illustrates the effect of certain adjustments to MFRI's historical consolidated financial statements that would result from reflecting the Merger as though such transaction had occurred at the beginning of the periods presented. The unaudited pro forma combined balance sheet data illustrates the effect of certain adjustments to MFRI's historical consolidated financial statements that would result from the Merger as though such transaction had occurred on July 31, 1996. The unaudited pro forma combined financial information is not necessarily indicative of future operations or actual results had such transaction occurred. See "Unaudited Pro Forma Combined Financial Information."

MFRI, INC. AND SUBSIDIARIES


SUMMARY FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------
The summary financial data set forth below are derived from the financial statements appearing in or incorporated by reference elsewhere in this proxy statement.
Such information should be read in conjunction with such financial statements, including the notes thereto.


                                                                                                               SIX MONTHS ENDED
                                                           YEAR ENDED JANUARY 31,                                  JULY 31,
                                     --------------------------------------------------------------     ---------------------------
                                          1992         1993        1994         1995       1996            1995          1996
                                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales                              $21,659      $25,262      $29,866      $75,495     $85,838        $  39,879     $ 44,955
  Income from operations                   1,040        1,755        2,459        2,384       4,738            2,178        3,080
  Interest expense (income)-net              (62)         (44)         (20)         496         925              390          525
  Net income                                 695        1,149        1,534        1,203       2,373            1,081        1,526
  Net income per common share               0.25         0.41         0.54         0.27        0.52             0.24         0.33
  Weighted average number of
   shares outstanding(2)                   2,810        2,810        2,826        4,493       4,543            4,529        4,561





                                                                                                             YEAR       SIX MONTHS
                                                                                                            ENDED          ENDED
                                                                                                         JANUARY 31,     JULY 31,
                                                                                                             1996          1996
                                                                                                                (UNAUDITED)
PROFORMA STATEMENT OF OPERATIONS DATA(1):
  Net sales                                                                                                 $ 105,613     $ 54,815
  Income from operations                                                                                        5,908        3,847
  Interest expense                                                                                              1,592          857
  Net income (2)                                                                                                2,676        1,824
  Net income per common share                                                                                    0.54         0.37
  Weighted average number of shares outstanding(2)                                                              4,949        4,967


                                                               JANUARY 31,                                     JULY 31, 1996
                                     --------------------------------------------------------------     ----------------------------
                                          1992         1993        1994         1995       1996           HISTORICAL   PROFORMA  (3)
                                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Working capital                         $8,012     $8,549     $14,206      $17,290      $19,677           $  20,391     $ 20,273
  Total assets                            11,750     12,472      36,898       47,917       58,985              63,249       75,774
  Long-term debt, less current portion        57         20       3,247        6,902       14,267              14,161       17,344
  Stockholders' equity                     9,245     10,394      21,154       23,940       26,223              27,749       30,786
  Book value per common share               3.29       3.70        7.49         5.33         5.77                6.08         6.20


(1) The proforma statement of operations data gives effect to the Acquisition as if the transaction had occurred at the beginning of the periods presented. See "Unaudited Proforma Combined Financial Information."
(2) On a proforma basis there would be no difference between primary and fully-diluted earnings per share.
(3) Gives effect to Acquisition as if it had occurred on July 31, 1996. See "Unaudited Proforma Combined Financial Information."

                                  THE MEETING

GENERAL

         This Proxy Statement is being furnished to holders of MFRI Common Stock in connection with the solicitation of proxies by the Board of Directors of MFRI for the Special Meeting to consider and vote upon the adoption of the Plan. Each copy of this Proxy Statement mailed to holders of MFRI Common Stock is accompanied by a form of proxy for use at the Special Meeting.


DATE, PLACE AND TIME



         The Special Meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 16, 1996, at 10:00 a.m., Chicago time.


RECORD DATE


         The Board of Directors of MFRI has fixed the close of business on November 7, 1996 as the record date for the determination of the holders of MFRI Common Stock entitled to receive notice of and to vote at the Special Meeting.


VOTING AND REVOCATION OF PROXIES

         As of the record date for the Special Meeting, there were 4,554,947 shares of MFRI Common Stock outstanding (1,717,666 of which were owned by Midwesco), each of which is entitled to one vote on the matter submitted at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of MFRI Common Stock is necessary to constitute a quorum. Adoption of the Plan by the stockholders of MFRI requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of MFRI Common Stock. Midwesco has advised MFRI that it will not vote the shares owned by it for the adoption of the Plan, unless the majority of the shares of MFRI not owned by Midwesco, which are voted at the Special Meeting, are voted for adoption of the Plan. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of other proposals. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on any proposal, those shares will not be considered as present and entitled to vote. Consideration and adoption of the Plan by MFRI stockholders constitutes consideration and adoption of the "agreement of merger" as required under Delaware law.

         Shares of MFRI Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of MFRI Common Stock represented by the proxy will be voted FOR the proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of MFRI prior to or at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

         As of October 15, 1996, directors and executive officers of MFRI were entitled to vote an aggregate of 34,875 shares of MFRI Common Stock (other than the shares owned by Midwesco), or approximately 0.8% of the shares of MFRI Common Stock outstanding on such date.

         Pursuant to MFRI's Bylaws, the business that may be conducted at the Special Meeting is confined to that referenced in the Notice of Special Meeting of Stockholders that accompanies this Proxy Statement.

SOLICITATION OF PROXIES

         In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of MFRI in person, by telegraph, by telephone or by other means. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

                             CERTAIN CONSIDERATIONS

COMPETITION; BUSINESS

         The business in which Thermal Care is engaged is highly competitive. See "Business of Thermal Care -- Competition." In addition, the business of Thermal Care is dependant on the plastics industry. Any adverse trends in the plastics industry may have a material adverse effect on the business of Thermal Care. Thermal Care relies upon a single source for key components of several of its products. Although the Company believes that there are alternate sources available for such components, there can be no assurance that the interruption of supplies of such components would not have an adverse effect on the financial condition of the Company, and that the Company, if required to do so, would be able to negotiate agreements with alternative sources on acceptable terms.

LACK OF ARM'S-LENGTH NEGOTIATIONS; CONFLICTS OF INTEREST

         Midwesco is an affiliate of MFRI. As a result, the Merger Agreement and the Plan were not negotiated on an arm's-length basis. However, MFRI believes the Merger Consideration, representations, warranties and covenants in such agreements are fair to MFRI even though they may not provide the same level of protection as similar representations, warranties and covenants contained in comparable agreements with persons that are not affiliates of MFRI. Members of the Board of Directors affiliated with Midwesco (Messrs. Unger, Ogilvie, Elgendy, and Henry and Bradley Mautner) will have a conflict of interest with respect to their obligations as directors and officers of the Company, and enforcing the terms of the Merger Agreement and the Plan against Midwesco, if necessary. See "Summary -- Interests of Certain Persons."

CONTINGENT LIABILITIES TO BE ASSUMED BY MFRI

         Pursuant to the Merger Agreement, all liabilities of Midwesco, except those related to the Thermal Care Business and enumerated specific excluded liabilities, are assumed by New Midwesco and are indemnified by (i) New Midwesco; and (ii) the shareholders of Midwesco, provided that such shareholders' indemnification obligations are limited to an aggregate of the 300,000 shares placed in escrow by the shareholders. In addition, an aggregate of up to 66,890 will be placed in a special escrow (the "Special Escrow") to indemnify MFRI for obligations assumed relating to the Pending Suits. Although Midwesco has represented there are no material contingent liabilities that have not been disclosed to MFRI, there is no assurance that any such contingent liabilities do not exist or if they exist the net worth of New Midwesco and the shares in the escrow will be sufficient to discharge any such liabilities. Furthermore, except for those obligations relating to the Special Escrow, the obligations of the shareholders of Midwesco and New Midwesco with respect to indemnification will terminate three years after the Effective Time. To the extent any such liabilities become known after such time, except for the shares held in the Special Escrow, if any, the shares owned by the shareholders of Midwesco will not be available to satisfy such liabilities.

CERTAIN LIABILITIES OF MIDWESCO


         Pursuant to the Merger Agreement, the Pending Suits arising from the Perma-Pipe Business and the warranty obligations relating to the business of Perma-Pipe are remaining with Midwesco and will become obligations of MFRI upon the consummation of the Merger. While Midwesco and MFRI have taken into account such potential liabilities in negotiating the exchange ratio of the Merger and in the establishment of the Special Escrow, and Duff & Phelps has considered potential liabilities in rendering its fairness opinion, there is no assurance that such liabilities will not exceed the amount determined as part of the purchase price with respect to such liabilities together with the value of the shares held in the Special Escrow. In the event there are no shares of MFRI Common Stock in the Special Escrow, the responsibility for the Pending Suits will be solely that of MFRI. See "The Merger -- Terms of the Merger."

                                   THE MERGER

         The description of the Merger contained in this Proxy Statement is qualified in its entirety by reference to the Plan and the Merger Agreement, the full text of each of which is attached as Appendix A and incorporated herein by reference.

BENEFITS OF THE MERGER


         MFRI believes that the Merger will enable MFRI to increase trading liquidity in its common stock by increasing the number of shares of the common stock owned by persons who are not affiliates of MFRI. In addition, MFRI believes that the combination of the business of Thermal Care with MFRI will enable MFRI to: (1) increase the size and total sales of MFRI, thus gaining greater exposure and access to capital markets; (2) decrease dependence on markets affected by governmental regulations; and (3) benefit from diversifying into additional products that utilize technology that is compatible with technology used in many of MFRI's existing products. MFRI also believes that the Merger will benefit MFRI by increasing the earnings per share of MFRI, as reflected in the Unaudited Pro Forma Combined Financial Statements contained in this Proxy Statement.


         After a review by the Special Committee of the procedures used by Duff & Phelps, the form of Duff & Phelps's opinion and of the terms of the Merger Agreement, the MFRI Board unanimously approved the Merger. The Special Committee engaged independent counsel and Duff & Phelps, an independent investment banking firm, to advise it. Duff & Phelps has rendered its opinion to the MFRI Board that the terms of the Merger are fair to the stockholders of MFRI from a financial point of view.

TERMS OF THE MERGER

         The Merger will be effected pursuant to the terms and subject to the conditions of the Plan and Merger Agreement. At the Effective Time, Midwesco will merge with and into MFRI. Immediately prior to the Effective Time, Midwesco will contribute all of its assets and liabilities to New Midwesco, except for the Residual Assets and the Residual Liabilities, and then distribute capital stock of New Midwesco to the shareholders of Midwesco. At the Effective Time, each outstanding share of Midwesco Stock, will be converted into 183.7 shares of MFRI Common Stock. Holders of MFRI Common Stock immediately prior to the Effective Time will continue to be holders of MFRI Common Stock immediately after the Effective Time. Each share of MFRI Common Stock owned by Midwesco immediately prior to the Effective Time will be cancelled. As a consequence of the foregoing the shareholders of Midwesco will become stockholders of MFRI. The MFRI Common Stock issued in the Merger will be registered under the Securities Act pursuant to the Registration Rights Agreement and will be traded on the Nasdaq National Market under the symbol "MFRI."

         The shareholders of Midwesco will place an aggregate of 300,000 shares of MFRI Common Stock received by them in the Merger in an escrow account to support Midwesco's indemnification obligations under the Merger Agreement (the "Indemnification Escrow"). The Indemnification Escrow shall terminate three years after the Effective Time. The shareholders of Midwesco will also place up to 66,890 shares of MFRI Common Stock in the Special Escrow. The Special Escrow will terminate at termination of all of the Pending Suits. See "-- Litigation." From and after the Effective Time, MFRI will bear all costs and expenses of the pending suits, including, but not limited to, any judgments or settlement costs (the "Expenses"); provided, however, after MFRI has spent an aggregate of $400,000 in Expenses, all such Expenses of the Pending Suits will be paid from the Special Escrow of up to 66,890. See "-- Opinion of Financial Advisor -- Perma-Pipe Lawsuits" with respect to the effect of the Pending Suits on the Merger Ratio. In the event there are no shares of MFRI Common Stock in the Special Escrow, the responsibility for the Pending Suits will be solely that of MFRI. Upon the disposition or termination of all of the Pending Suits, any shares in the Special Escrow will be distributed to the shareholders of Midwesco as of the Effective Time prorata to their interests in Midwesco at the Effective Time. In the event that any of the Pending Suits have ended and are no longer pending at the Effective Time, the number of shares placed in the Special Escrow at the Closing will be reduced based generally upon the aggregate claims made in the Pending Suit compared to the aggregate claims made in all of the Pending Suits as a percentage of the purchase price adjustment and the maximum value of the Special Escrow. Although there accordingly could be no shares placed in the Special Escrow, and the number of shares held in the Special Escrow could be reduced to zero after the Effective Time, in no event shall the number of shares held in the Special Escrow be reduced to less than zero. Any shares of MFRI Common Stock withdrawn from the Special Escrow will be valued at the average of the closing prices for MFRI Common Stock on the Nasdaq National Market on the 10 trading days prior to the third business day prior to the date of distribution from the Special Escrow.

         The Merger will be accounted for as a purchase of Midwesco by MFRI. Midwesco will receive the opinion of Deloitte & Touche LLP, that the Merger, for federal income tax purposes, should constitute a tax-free reorganization under the Internal Revenue Code.

         Based upon the number of shares of MFRI Common Stock outstanding as of the date hereof, and giving effect to the issuance of shares of MFRI Common Stock to Midwesco's shareholders as payment of the Merger Consideration, the MFRI Common Stock representing Merger Consideration will constitute approximately 43% of the outstanding shares of MFRI Common Stock immediately after the Effective Time. As a result of the Merger, the percentage of shares of MFRI Common Stock held by affiliates of MFRI will be reduced from approximately 42% to 29%.

        MFRI retained The Chicago Corporation as financial advisor with respect to the structure of, and certain other matters relating to, the Merger. The Chicago Corporation's fee for such services is 40,000 plus expenses.

BACKGROUND OF THE MERGER AND RECOMMENDATION OF THE MFRI BOARD OF DIRECTORS

         Due to the relationship between MFRI and Midwesco, it was determined that arm's-length negotiations between representatives of the two companies were not viable but that a transaction would be structured with the help of the financial and legal advisors to the two companies. The proposed transaction would then be reviewed by a committee of independent directors of MFRI with respect to acceptability of the agreement and the procedures used by and the form of the opinion of an independent financial advisor selected by the Special Committee to review the fairness of the Merger from a financial point of view.

         A Special Committee of the Board of Directors consisting of Arnold F. Brookstone, Eugene Miller and Stephen B. Schwartz was formed in early August, 1996, which formation was confirmed by the Board on September 4, 1996. Shortly after its formation, the Special Committee made a determination to retain independent legal counsel with respect to its review of the Merger and retained the firm of Katten Muchin & Zavis to serve as such counsel. Thereafter, Katten Muchin & Zavis participated in certain of the Special Committee's meetings, reviewed materials provided to the Special Committee, and advised the Special Committee regarding its responsibilities.

         The Special Committee also made the decision to retain an independent financial advisor and, on August 9, 1996, after reviewing the qualifications of several candidates, the Special Committee retained Duff & Phelps. The Special Committee selected Duff & Phelps on the basis of several factors, including (i) its experience in the valuation of businesses and their securities in transactions comparable to the Merger; (ii) its familiarity with the industry in which MFRI and Midwesco operate; and (iii) its independence from the parties to the Merger.


         At meetings held on August 9, September 4, September 19, and October 21, 1996, and on several occasions by conference telephone, the Special Committee met and reviewed and discussed a variety of matters relevant to the Merger. These included, among other things, (i) presentations by management regarding the background of discussions culminating in the proposal of the Merger and management's explanation of the anticipated benefits of the Merger to MFRI; (ii) historical financial data for MFRI, Midwesco and the Thermal Care Business; (iii) projected results of operations for each of MFRI, Midwesco and the Thermal Care Business for the fiscal year ending January 31, 1997 and succeeding years (including the assumptions used therein); (iv) pro forma and projected financial information reflecting the effects of the Merger, including combined income statements for the fiscal years ending January 31, 1995 through 1997 and combined balance sheets at July 31, 1996 and at January 31 of each year thereafter through 2000; (v) the terms of the Merger Agreement and related agreements; and (vi) reports from MFRI's tax advisors regarding the structure of the Merger. In addition, on a number of occasions, members of the Special Committee presented written and oral questions to its financial and legal advisors, MFRI management and MFRI legal counsel concerning the matters listed above, and received written and oral responses to these questions. Certain of these questions were presented by Katten Muchin & Zavis at meetings with Duff & Phelps, MFRI management and MFRI legal counsel. During the foregoing process, the Special Committee raised certain issues concerning the terms and structure of the Merger which resulted in MFRI and Midwesco revising certain of the terms of the Merger.

         At the September 4, 1996 meeting, representatives of Duff & Phelps and Katten Muchin & Zavis met with the Special Committee and discussed their respective roles, timing and the fairness opinion process and reviewed the proposed terms of the Merger. At the September 19, 1996 meeting, representatives of Duff & Phelps orally advised the Special Committee of the results of its preliminary review of the Merger and of certain questions and concerns with respect to the proposed terms of the Merger as of that date. During the September 19, 1996 meeting and subsequent discussions with representatives of Duff & Phelps and Katten Muchin & Zavis, members of the Special Committee asked questions of, and received answers from, the representatives of Duff & Phelps regarding the scope of Duff & Phelps's investigation, the information received and reviewed by Duff & Phelps and the methodology used by Duff & Phelps in reaching its opinion. At the October 21, 1996 meeting, the Special Committee met by teleconference with representatives of Duff & Phelps to review the revised terms of the Merger, certain additional information provided in response to requests by the Special Committee and its advisors and Duff & Phelps's fairness opinion. At that meeting, representatives of Duff & Phelps advised the Special Committee of the measures that Duff & Phelps had taken subsequent to September 19, 1996 to update their review of Midwesco and the Merger. Following discussions with the Special Committee, Duff & Phelps indicated that it was prepared to deliver to the Board of Directors its final written opinion to the effect that the Merger is fair, from a financial point of view, to the stockholders of MFRI. At that meeting, the Special Committee determined and adopted resolutions to the effect that the procedures and form of the fairness opinion and the Merger Agreement were acceptable and that it would report its determination to the Board of Directors.

         In making its determination, the Special Committee considered a number of factors in addition to the factors enumerated above, including the following:

                 (i) MFRI's familiarity with the Thermal Care Business and its long relationship with Midwesco's management;

                 (ii) the fact that, as a result of the Merger, MFRI is projected to have larger revenues and a larger market capitalization, which may make MFRI more attractive to the investment community;

                 (iii) a significant portion of the assets to be acquired by MFRI as a result of the Merger is MFRI Common Stock;


                 (iv) the presentation of MFRI management as to the projected earnings of MFRI continuing as an independent entity compared to the projected effect of its combining with Midwesco;

                 (v) certain financial and other information concerning the business and operations of the Thermal Care Business; and

                 (vi) the terms, other than the financial terms, and structure of the Merger.

         The Board of Directors of MFRI believes that the terms of the Merger are fair to, and in the best interests of, MFRI stockholders. The members of the MFRI Board of Directors have unanimously approved the Plan and unanimously recommend that holders of MFRI Common Stock vote FOR adoption of the Plan.

OPINION OF FINANCIAL ADVISOR


         Duff & Phelps has acted as financial advisor to MFRI in connection with the Merger, and has assisted the Special Committee in its examination of the fairness, from a financial point of view, of the Merger Ratio to the MFRI stockholders solely in the MFRI stockholders capacity as stockholders of MFRI.


         On October 21, 1996, Duff & Phelps rendered its written opinion (the "Opinion") to the Special Committee of the MFRI Board to the effect that, as of the date of such Opinion, the number of shares of MFRI Common Stock to be issued by MFRI to the shareholders of Midwesco for all of the Midwesco Stock, was fair, from a financial point of view. The full text of the written Opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on and scope of review by Duff & Phelps in rendering its Opinion, is attached as Appendix B to this Proxy Statement. MFRI stockholders are urged to read the Opinion in its entirety.

         In connection with its Opinion, Duff & Phelps reviewed, among other things, certain financial and other information of Midwesco and its principal operating division, Thermal Care, that was furnished to Duff & Phelps by Midwesco, including certain internal financial analyses, financial forecasts, reports and other information prepared by management and Midwesco representatives. Duff & Phelps discussed with senior management of Midwesco the past and current operations, financial condition and future outlook for Midwesco and its principal operating division, Thermal Care.


         In preparing its Opinion to the Special Committee, Duff & Phelps performed a variety of financial and comparative analyses in order to ascertain the fairness of the purchase price and Merger Ratio. A discussion of some of the methodologies related to the valuation of Midwesco and its Thermal Care division follows. In addition a discussion of other assets acquired and liabilities assumed in the Merger follows. Finally, Duff & Phelps also conducted other studies, analyses and investigations as it deemed appropriate for purposes of its Opinion. Duff & Phelps also reviewed the publicly traded stock price and trading volume of MFRI Common Stock to check for unusual activity.

         The valuation standard which Duff & Phelps used to determine the purchase price of the common stock of Midwesco and Merger Ratio range was change of control. The Special Committee of the MFRI Board has agreed to recommend a merger and plans to pursue such a transaction.

         THERMAL CARE

         Duff & Phelps valued Thermal Care on a change of control basis using valuation methodologies described below. Duff & Phelps performed a variety of analyses to value Thermal Care including: (i) a discounted cash flow analysis of the projected free cash flow of Thermal Care; (ii) a comparison of financial performance and market valuation ratios of Thermal Care with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its Opinion; and
(iii) a review of recent control transactions deemed relevant in the plastics and equipment manufacturing industries.

                 DISCOUNTED CASH FLOW ANALYSIS. Duff & Phelps performed a discounted cash flow ("DCF") analysis of the projected free cash flows of Thermal Care. Free cash flow is defined as cash that is available to either reinvest in new businesses or to distribute to investors in the form of dividends, stock buybacks, or debt service. The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these flows as well as the rates of return which both equity and debt investors could expect to realize on alternative investment opportunities.

                 Thermal Care's future free cash flows were based on projected revenues, net income, depreciation and amortization, working capital and capital expenditure requirements for the ten fiscal years ending January 31, 1997 to January 31, 2006. Duff & Phelps's projections were prepared from the perspective of a hypothetical buyer of a controlling interest in the Company. Duff & Phelps discounted the resulting free cash flows at rates which ranged between 13.0% and 15.0%, which reflects, among other things, industry risks, the relatively small market capitalization of Thermal Care, and current rates of return required by investors in debt and equity instruments in general. The discounted cash flow analysis resulted in a control price, or a reasonable estimate of the price that a fully informed buyer would pay for all of the common stock of Thermal Care. This set of projections is not intended to represent the expectations of a minority interest investor who has no access to nonpublic information about Thermal Care. The discounted cash flow analysis, inclusive of identified tax credits, yielded a control price range of $7.2 million to $9.2 million. This compares favorably with the $7.6 million proposed price in the merger agreement.

                 COMPARATIVE COMPANY ANALYSIS. In the comparative company analysis, Duff & Phelps selected a set of publicly traded companies based on their comparability to Thermal Care. Although no single company chosen is exactly similar to Thermal Care, these companies share many of the same operating characteristics and are affected by many of the same economic forces as Thermal Care. The proposed value of Thermal Care was checked for reasonableness by comparing the rate at which the chosen comparable companies are capitalized in the market with the capitalization rate implied by the proposed value, after adjusting for differences in operations and performance.

                 Using publicly available information, Duff & Phelps analyzed the historical financial performance, stock prices and resulting valuation multiples for the following firms (collectively, the "Thermal Care Comparable Companies"):

         Primary Group    -       Cincinnati Milacron Inc., Crompton & Knowles
                                  Corp., Farrel Corp., Graham Corp., Tower
                                  Tech Inc.

         Secondary Group  -       Calnetics Corp., Eagle Pacific Industries
                                  Inc., PVC Container Corp., Rotonics
                                  Manufacturing Inc., Sun Coast Industries
                                  Inc., Geon Company, Hanna (M.A.) Co.,
                                  Schulman (A.) Inc., Spartech Corp.

                 The first five ("Primary Group") are companies that are equipment suppliers to the plastics industry or manufacture heat transfer equipment and are deemed the most comparable to Thermal Care. The Secondary Group comprises plastics manufacturers of which the first five companies are small plastics manufacturers with less than $100 million in revenues; the next four are plastics manufacturers significantly larger in size (median revenues $1.0 billion) than Thermal Care.

                 Duff & Phelps compared the financial performance of Thermal Care with the financial performance of the Primary Group Companies, adjusting for any identified nonrecurring items. Comparative statistics reveal the following: (i) five-year compounded annual growth in revenue for Thermal Care was 13.8%, versus a range of -8.7% to 14.5% (median 3.0%) for the Primary Group Companies; (ii) five-year average and latest twelve months' operating cash flow margins for Thermal Care were 5.3% and 7.2%, respectively, versus medians of 6.3% and 9.9%, respectively, for the Primary Group; and (iii) latest twelve months' proforma net income margin for Thermal Care was 3.4% versus a median margin of 4.3% for the Primary Group. Five-year averages for Thermal Care are based on fiscal years ended on January 31, 1991 to 1996, while the latest twelve months are for the period ended July 31, 1996.

                 Duff & Phelps analyzed the capitalized value of the Thermal Care Comparable Companies as a multiple of latest twelve months' operating cash flow ("OCF"), defined as operating income plus depreciation and amortization available as of the date of the Opinion. These median multiples were 5.9x and 7.6x for the Primary and Secondary Group, respectively. In comparison, the latest twelve months' ended July 31, 1996 OCF, multiple for Thermal Care was 6.4x. Thermal Care's multiple based on estimated OCF for the year ending January 31, 1997 is 4.8x. Duff & Phelps also analyzed the capitalized values for the Thermal Care Comparable Companies as multiples of latest twelve months' revenues. This median multiple was 0.7x and 0.6x for the Primary and Secondary Group respectively. In comparison, the latest twelve months' and estimated January 31, 1997 revenue multiples for Thermal Care were 0.46x and 0.44x, respectively. Finally, Duff & Phelps analyzed the equity values for the Thermal Care Comparable Companies as a multiple of latest twelve months' and projected earnings ("P/E"). The median latest twelve months' and projected P/E multiples were 13.6x and 12.1x for the Primary Group, and 17.8x and 13.1x for the Secondary Group, respectively. In comparison, the proforma latest twelve months' and projected (1998) P/E multiples for Thermal Care are 11.5x and 8.4x, respectively. All Thermal Care Comparable Companies multiples were based upon closing stock prices as of September 17, 1996.

                 CONTROL TRANSACTIONS ANALYSIS. Duff & Phelps reviewed recent control transactions involving firms in the plastic equipment, heat transfer, and plastics manufacturing industries as targets. Duff & Phelps identified fifteen transactions that it deemed as providing important information in assessing the valuation of Thermal Care (the "Thermal Care Control Transaction Companies"). Duff & Phelps believes that these transactions provide a meaningful comparison to Thermal Care due to the fact that they are representative of the market for control of companies facing similar risks and opportunities. Duff & Phelps analyzed the capitalized values for the Thermal Care Control Transaction Companies as a multiple of latest twelve months' OCF, as a multiple of earnings, and as a multiple of revenues available as of the date of the Opinion. These median multiples were 5.5x, 10.3x, and 0.6x, respectively. In comparison, the latest twelve months' OCF, proforma earnings, and revenue multiples for Thermal Care using the $7.6 million valuation were 6.4x, 11.5x and 0.46x respectively. The projected OCF, proforma earnings, and revenue multiples for the fiscal year ending January 31, 1997, for Thermal Care were 4.8x, 8.6x and 0.44x, respectively.

         MFRI COMMON STOCK HELD BY MIDWESCO

         The 1.7 million shares of MFRI Common Stock held by Midwesco were valued on a one for one basis. Based on the average price per share of $7.475 (for the 10 trading days ended October 10, 1996) the shares of MFRI Common Stock held by Midwesco are valued at $12.8 million.

         SPECIAL RIGHT OF LESSEE

         Thermal Care shares the Niles Facility with all other operating businesses of Midwesco (the "Former Midwesco Businesses") and MFRI. Upon the separation of the Former Midwesco Businesses from Midwesco prior to the Merger, Thermal Care will retain the rights as lessee of the property. One of the financial impacts of these events that was not accounted for in the valuation of Thermal Care is its right to be reimbursed by all other tenants for all prior leasehold improvements. Duff & Phelps reviewed the value ascribed to this right by projecting the cash receipts and discounting them at rates between 8.25% and 10.0%.

         DEBT

         Debt of $5.0 million is valued at face.

         PERMA-PIPE LAWSUITS

         Duff & Phelps reviewed the status of each of three Pending Suits related to work performed by Midwesco's former piping business, and assumed in the Merger, with Midwesco management and Midwesco legal counsel. Duff & Phelps analyzed several possible outcomes and their respective probabilities to determine an overall expected probability-weighted outcome. Duff & Phelps reviewed the value ascribed to these lawsuits and determined that a reduction in purchase price plus an additional escrow of MFRI Common Stock were reasonably sufficient to protect MFRI against all but the most unlikely worst case outcomes of these lawsuits.

         REVIEW OF MFRI COMMON STOCK PRICE AND TRADING ACTIVITY

         Duff & Phelps performed an analysis of MFRI's recent stock price and trading volume to confirm that the stock was not impacted by unusual trading activity or trends. Duff & Phelps noted, however, that the market for the common stock of MFRI was thin. On reviewing the historical price movements of the MFRI Common Stock over the period September 18, 1995 to September 17, 1996, Duff & Phelps notes that MFRI Common Stock traded within a range of $8.00 (7/1/96) to $5.69 (10/26/95) per share. The stock has exhibited a modest upward drift over this period reflecting the growth in earnings. The average stock price over this period was $6.71 with average weekly volume of 40,430 shares. The announcement of record results for the July quarter boosted MFRI's stock price to $7.88 on August 29, 1996 with volume of 60,100 shares. No unusual volatility in price or trading volume was observed since the announcement of results for the July quarter. As of September 17, 1996 the stock traded at $7.50 with volume of 2,500 shares, which compares to the $7.475 10-day historical price used as a basis for determining the Merger Ratio. From this analysis Duff & Phelps concludes that the MFRI Common Stock was trading free of any unusual activity.

         CONCLUSIONS

         The DCF analysis, the comparable company analysis and the control transactions analysis all support the $7.6 million value of Thermal Care. Additional analyses confirm the fairness of the $8.3 million aggregate purchase price for the other assets and liabilities of Midwesco. Therefore, Duff & Phelps concluded that a total valuation of $15.9 million equivalent to 2.122 million shares of MFRI at the MFRI price of $7.475 per share, or approximately
183.7 shares
of MFRI Common Stock for each share of Midwesco, would be fair to the stockholders of MFRI, solely in their capacity as stockholders of MFRI from a financial point of view.

         In rendering its Opinion, Duff & Phelps relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or furnished to Duff & Phelps by or on behalf of Midwesco. Duff & Phelps did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Midwesco. Duff & Phelps's Opinion is based on all economic, market and business and financial conditions relevant to Midwesco existing on the date of such Opinion. Midwesco did not place any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

         Duff & Phelps was selected as MFRI's financial advisor because Duff & Phelps is a nationally recognized financial advisory firm with substantial experience in transactions similar to the Merger. As part of its financial advisory business, Duff & Phelps is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, restructurings, employee benefit plans, private placements and valuations for estate, corporate and other purposes. Duff & Phelps has not previously provided financial advisory services to MFRI and is not under contract or in specific discussions to provide future financial advisory services to MFRI.


         As compensation for its services as financial advisor to MFRI in connection with the Purchase and Merger, MFRI agreed to pay Duff & Phelps a retainer fee of $15,000 at the commencement of its engagement and will pay Duff & Phelps a fee of $25,000 upon rendering its final Opinion to the Special Committee of the MFRI Board of Directors. No portion of the fee paid to Duff & Phelps is contingent upon the conclusion reached in its final Opinion. In addition, MFRI has agreed to reimburse Duff & Phelps for reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Duff & Phelps against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with this engagement.


         THE FULL TEXT OF DUFF & PHELPS'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. MFRI STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. DUFF & PHELPS'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF DUFF & PHELPS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

EFFECTIVE TIME OF THE MERGER

         It is presently anticipated that if the Plan is approved by the stockholders of MFRI the Merger will be effective on or about January 31, 1997, and that the Effective Time will occur at midnight on such date, although there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger."

EXCHANGE OF CERTIFICATES

         Holders of MFRI Common Stock immediately prior to the Effective Time will continue to hold such stock immediately after the Effective Time. Holders of MFRI Common Stock will NOT be required to exchange MFRI certificates.

CONDITIONS TO THE MERGER

         The obligation of Midwesco and MFRI to perform their obligations under the Merger Agreement are subject to the following conditions: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of MFRI Common Stock entitled to vote thereon; (ii) the parties shall have received an opinion to the effect that the Merger should not be currently taxable to them or their respective shareholders; (iii) the shares of MFRI Common Stock constituting Merger Consideration shall have been approved for trading on the Nasdaq NMS; (iv) immediately prior to the Effective Time, there shall be no action or proceeding initiated by any governmental agency or third party that seeks to restrain, prohibit or invalidate the Merger or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating the Merger; and (v) the average market price of the 10 trading days immediately preceding the date of consummation of the Merger shall be less than $11.48 per share and more than $3.48 per share. Any waiver of a condition to closing by MFRI of one of Midwesco's obligations must be approved by the Special Committee.

         The obligation of MFRI to perform its obligations under the Merger Agreement is subject to the following conditions: (i) the representations and warranties of Midwesco, set forth in the Merger Agreement were true at the date of the Merger Agreement and will be true at the Effective Time; (ii) Midwesco shall have performed their obligations required to be performed by them under the Merger Agreement prior to the Closing Date; (iii) MFRI shall have received the opinion of counsel to Midwesco, with respect to certain matters; (iv) Midwesco shall have received all required consents, approvals and waivers of third parties; (v) MFRI shall have received a fairness opinion with respect to the Merger from an investment banking firm acceptable to MFRI; (vi) the consummation of the Merger shall have been approved by the Special Committee; and (vii) not more than the record holders of 1% of the outstanding shares of Midwesco Stock shall have exercised their right to dissent from the Merger pursuant to the Illinois Business Corporation Act of 1983.

         The obligation of Midwesco to consummate the transactions contemplated by the Merger Agreement are subject to certain additional conditions, including the following: (i) the representations of MFRI set forth in the Merger Agreement were true at the date of the Merger Agreement and will be true at the Effective Time; (ii) MFRI shall have performed its obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (iii) Midwesco shall have received the opinion of counsel to MFRI with respect to certain matters; and (iv) MFRI shall have executed and delivered the Registration Rights Agreement.

BUSINESS PENDING THE MERGER

         The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, Midwesco will conduct the Thermal Care Business in the usual and ordinary course consistent with past practices and shall use its best efforts to preserve the goodwill of the employees, representatives, customers and suppliers of Thermal Care.

         Under the Merger Agreement, Midwesco shall not: (i) authorize or effect any change in its charter or by-laws; (ii) grant any options or other rights to purchase any of its capital stock, or issue or otherwise dispose of any of its capital stock (except upon the conversion of exercise of options presently outstanding and in accordance with the respective terms thereof);
(iii) declare, set aside or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock, except for the distribution of shares of New Midwesco to the shareholders of Midwesco; (iv) create, incur, assume or guaranty any indebtedness for borrowed money, provided, however, draws under Midwesco's Credit Agreement with Harris Trust and Savings Bank shall not be prohibited;
(v) grant any lien, pledge, security interest or other encumbrance upon any of its assets, except in the ordinary course of business, or the conversion of intercompany loans to Simtech to equity; (vi) make any loan to or investment in, or acquire any securities or assets of any other person or entity, other than purchases of inventory and supplies in the ordinary course of business;
(vii) increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers or employees (other than raises in the ordinary course of business not to exceed 5% to employees who are not officers or directors) or make any material change in any of the terms of employment of any of its directors, officers or employees;
(viii) change any accounting policies, procedures or practices employed by it;
(ix) sell any of its assets other than sales of inventory in the ordinary course of business, and sales of equipment made in the ordinary course of business due to the replacement or abandonment thereof; (x) enter into any material agreement, or make any change in any existing agreements other than in the ordinary course of business; or (xi) modify, amend or alter leases of real property.

WAIVER AND AMENDMENT


         The Merger Agreement provides that Midwesco and MFRI may waive the requirement that the other party perform all of its agreements under the Merger Agreement in whole or in part to the extent permitted by applicable law.

         The Merger Agreement may be amended at any time prior to the filing of the Plan without the approval of MFRI's stockholders.

TERMINATION

         The Merger Agreement provides that it may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger Agreement by the stockholders of MFRI (i) by mutual written consent of Midwesco and MFRI; (ii) by either Midwesco or MFRI if the Effective Time has not occurred on or before March 31, 1997; (iii) by MFRI if any of its conditions of closing cannot be satisfied by the Closing Date; or (iv) by Midwesco if any of its conditions of closing cannot be satisfied by its Closing Date.


ACCOUNTING TREATMENT

         The Merger will be treated as a purchase by MFRI of Midwesco. See "Unaudited Pro Forma Combined Financial Statements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary description of the material federal income tax consequences of the Merger to MFRI and its stockholders. This summary is not a complete description of all the consequences of the Merger. Each stockholder's individual circumstances may affect the tax consequences of the Merger to him or her. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

         In the opinion of Deloitte & Touche LLP, tax advisor to MFRI, the Merger should constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code. The Merger will be consummated in reliance among other things, upon such opinion. MFRI has not requested, nor will it receive, an advance ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. Therefore, there can be no assurance that the Merger should constitute a tax-free reorganization, or that other favorable tax treatment will be made available to MFRI or to the stockholders of MFRI. This opinion, will be based, in part, on certain customary representations made by the management of Midwesco and MFRI. The material federal income tax consequences of the Merger, under currently applicable law, explicitly as set forth in the aforesaid opinion or following from the conclusions therein, are as follows:

                 (i) The merger of Midwesco with and into MFRI, with MFRI surviving, should qualify as a reorganization under Section 368(a)(1)(A) of the Code. Midwesco and MFRI should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                 (ii) Midwesco should recognize no gain or loss upon the transfer of its assets to MFRI in exchange for the MFRI Common Stock, and the assumption of Midwesco's liabilities by MFRI by reason of the application of Sections 361(a) and 357(a) of the Code.


                 (iii) No gain or loss should be recognized by Midwesco upon the distribution of the MFRI Common Stock to the Midwesco shareholders by reason of the application of Section 361(c)(1) of the Code.


                 (iv) No gain or loss should be recognized by MFRI on the receipt of Midwesco's assets in exchange for MFRI Common Stock and the assumption by MFRI of Midwesco's liabilities, by reason of the application of Section 1032(a) of the Code.


                 (v) The basis of the assets of Midwesco in the hands of MFRI should be the same as the basis of such assets in the hands of Midwesco immediately prior to the reorganization by reason of the application of Section 362(b) of the Code.


                 (vi) The holding period of the property acquired by MFRI from Midwesco should include the holding period of such property in the hands of Midwesco immediately prior to the reorganization by reason of the application of Section 1223(2) of the Code.


                 (vii) No gain or loss should be recognized by the former Midwesco shareholders upon the receipt of their Midwesco common stock to MFRI in exchange for the MFRI Common Stock (including fractional share interests which they would otherwise be entitled to receive) by reason of the application of Section 354(a) of the Code.


                 (viii) No gain or loss should be recognized by the MFRI shareholders.


                 (ix) The basis of all the MFRI Common Stock received by the shareholders of Midwesco (including fractional share interests which they would otherwise be entitled to receive) in the exchange should be the same as the basis of the Midwesco stock exchanged by reason of the application of Section 358(a)(1) of the Code.


                 (x) The holding period of the MFRI Common Stock (including fractional share interests which they would otherwise be entitled to receive) to be received by Midwesco shareholders should, in each instance, include the holding period of the Midwesco shares surrendered in the exchange, provided Midwesco stock was held as a capital asset on the date of the exchange by reason of the application of Section 1223(1) of the Code.


                 (xi) Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Income Tax Regulations ("Regulations"), MFRI should succeed to and take into account the items of Midwesco described in
         Section 381(c).  These items will be taken into
         account by MFRI subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 and the regulations thereunder.


                 (xii)    As provided in Section 381(c)(2) of the Code and
         Section 1.381(c)(2)-1 of the Regulations, MFRI should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Midwesco as of the date or dates of transfer. Any deficit in earnings and profits of either Midwesco or MFRI should be used only to offset earnings and profits accumulated after the date or dates of transfer.


                 (xiii) The payment of cash in lieu of fractional-share interests of MFRI Common Stock will be treated as if the fractional shares had been distributed as part of the exchange and then redeemed
         by MFRI.   These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Sec. 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1972-2 C.B. 574).


                 (xiv) Where cash is received by a dissenting Midwesco shareholder in complete redemption of all of the stock of Midwesco owned by the shareholder, such cash should be treated as received by the Midwesco shareholder as a distribution in redemption of his stock subject to the provisions and limitations of Section 302 of the Code.


SHARES AVAILABLE FOR RESALE

         The shares of MFRI Common Stock issued to shareholders of Midwesco upon consummation of the Merger will be issued pursuant to an exemption under the Securities Act. Upon the effectiveness of the registration statement to be filed by MFRI pursuant to the Registration Rights Agreement, which registration statement will cover resales of such MFRI Common Stock, provided that MFRI maintains the effectiveness of such registration statement, such shares generally may be traded freely and without restriction by the shareholders of Midwesco.

PRIOR REGISTRATION RIGHTS

         Pursuant to the agreement under which Midwesco subscribed for its shares of MFRI Common Stock in 1989, MFRI is obligated, at its expense, to file a registration statement under the Securities Act on no more than two occasions with respect to all or a portion of such shares upon the request of Midwesco and include all or a portion of said shares, in the event of the filing of a registration statement under the Securities Act with respect to other shares of MFRI Common Stock. Such agreement will be terminated upon the consummation of the Merger.

LITIGATION

         Midwesco, or one of its affiliates, PermAlert ESP, Inc. ("PermAlert") or Perma-Pipe, Inc. ("PPI"), is a party to the three Pending Suits, each of which, upon consummation of the Merger, will become the obligations of MFRI.

         IHP Industrial v. Perm Alert ESP, Case No. 96 CV 068(b), was filed in May 1996, in the Circuit Court of Lauderdale County, Mississippi. It involves a contract which PermAlert entered into with IHP Industrial, Inc. to supply a contained piping system for underground transport of jet fuel at the Air National Guard field in Meridian, Mississippi. The original purchase order for the project was $723,680 and subsequent change orders increased the contract price to $749,207. The plaintiff is seeking damages in excess of $832,537.74, based on claims for breach of warranty, misrepresentation and negligence. PermAlert has filed a counter-claim for $193,884.21, for amounts due under the original contract, including change orders, and for extras involved in the repair of the contained piping system.

         State Farm Mutual Automobile Ins. Co. v. George Hyman Constr. Co, et al., Case No. 95 L 310, is pending in the Circuit Court of the Eleventh Judicial Circuit, McLean County, Illinois. In July 1996, defendant J.A. House, Inc. ("J.A. House") sued Perma-Pipe in a Third Party Complaint in that litigation. The claim against Perma-Pipe relates to a sub-contract which Perma-Pipe entered with J.A. House, pursuant to which Perma-Pipe agreed to supply a hot water supply and return piping system with leak detection capabilities, for the construction of the State Farm Mutual Automobile Insurance Company complex in Bloomington, Illinois. J.A. House seeks unspecified damages, in an amount in excess of $150,000.00, for breach of contract, breach of warranty, indemnification and negligence, based its alleged costs in locating and repairing leaks in the return piping system and in its attempt to dry out the system after the leaks were repaired.


         In May 1993, Midwesco and PermAlert filed a complaint against PPG Industries, Inc. ("PPG") and Crain Brothers, Inc. ("Crain") which remains pending in the United States District Court for the Western District of Louisiana entitled, Midwesco, Inc. et al. v. PPG Industries, Inc., et al., Case No. 93 C 1271. This case involves an agreement between PermAlert and PPG for the manufacture and delivery, by PermAlert, of a chlorine pipeline and related services. In turn, PermAlert entered into sub-contracts with Crain and Thermon Manufacturing Co. ("Thermon") for some of the work under its contract with PPG. PermAlert's original contract was for $1,009,683.00. In August 1992, the parties entered into a change order, which increased the contract price by an additional $240,764.00. During the course of PermAlert's work, PPG and PermAlert agreed to additional change orders in the amount of $125,887.05. PPG has failed to pay $236,024.78 due under the contract and the change orders.


         In its amended complaint in the lawsuit, PermAlert seeks: (1) $236,024.78 in compensatory damages from PPG for breach of contract; and (2) punitive damages in excess of

$250,000.00 from PPG for fraud. In turn, PPG has filed a counter-claim against PermAlert, alleging that the heat-trace system failed, and seeking damages in the amount of $449,222.00, its alleged costs of repair for the system. In response, PermAlert has also asserted claims in the lawsuit against Thermon, Crain and Keystone Pipeline Services, Inc. ("Keystone"), seeking: (1) a declaration that PermAlert is not obligated to pay Crain the $118,690.61 which Crain has demanded in connection with work it performed for the project; (2) damages in an unspecified amount against Crain and Thermon for negligence; (3) indemnification and contribution from Crain and Thermon, if PermAlert is required to pay any damages to PPG; and (4) damages for negligence and contribution from Keystone, PPG's project supervisor, if PermAlert is required to pay any damages to PPG.

         Midwesco and MFRI have taken into account potential liabilities arising out of the pending Suits in negotiating the exchange ratio of the Merger and in the establishment of the Special Escrow. In addition, Duff & Phelps has considered such potential liabilities in rendering its fairness opinion. There is no assurance, however, that such liabilities will not exceed the amount determined as part of the purchase price with respect to such liabilities. From and after the Effective Time, MFRI will bear all costs and expenses of the pending suits, including, but not limited to, any judgments or settlement costs (the "Expenses"); provided, however, after MFRI has spent an aggregate of $400,000 in Expenses, all such Expenses of the Pending Suits will be paid from the Special Escrow of up to 66,890. See "-- Opinion of Financial Advisor -- Perma-Pipe Lawsuits" with respect to the effect of the Pending Suits on the Merger Ratio. In the event there are no shares of MFRI Common Stock in the Special Escrow, the responsibility for the Pending Suits will be solely that of MFRI. Upon the disposition or termination of all of the Pending Suits, any shares in the Special Escrow will be distributed to the shareholders of Midwesco as of the Effective Time prorata to their interests in Midwesco at the Effective Time. In the event that any of the Pending Suits have ended and are no longer pending at the Effective Time, the number of shares placed in the Special Escrow at the Closing will be reduced based generally upon the aggregate claims made in the Pending Suit compared to the aggregate claims made in all of the Pending Suits as a percentage of the purchase price adjustment and the maximum value of the Special Escrow. Although there accordingly could be no shares placed in the Special Escrow, and the number of shares held in the Special Escrow could be reduced to zero after the Effective Time, in no event shall the number of shares held in the Special Escrow be reduced to less than zero. Any shares of MFRI Common Stock withdrawn from the Special Escrow will be valued at the average of the closing prices for MFRI Common Stock on the Nasdaq National Market on the 10 trading days prior to the third business day prior to the date of distribution from the Special Escrow.

MANAGEMENT SERVICES AGREEMENT

         Pursuant to the Amended and Restated Management Services Agreement dated as of January 28, 1994 ("Services Agreement"), MFRI provides certain services to Midwesco and Midwesco provides certain facilities and services to MFRI. The Services Agreement provides for the allocation of costs of the shared employees, services and facilities (including the Niles, Facility, which is owned by Henry Mautner and David Unger and has been leased to Midwesco since
1977) between MFRI and Midwesco based upon the cost accounting method utilized by MFRI and Midwesco A limited number of persons, including Michael D. Bennett, are employed by both Midwesco and MFRI; the respective compensation expense for such employees are divided between the companies based upon the level of services performed by such employees for each company. Independent auditors will review the appropriateness of the annual allocation of the costs of the shared employees, services and facilities. Any material change to the terms of the Services Agreement must be approved by a majority of the directors, including a majority of Independent Directors. Pursuant to the Services Agreement, MFRI reimbursed Midwesco $564,000 (including occupancy costs of $360,000) during fiscal 1996.

         Upon consummation of the Merger, MFRI and New Midwesco will enter into a services agreement containing substantially the same terms as those of the Services Agreement, except for those changes necessitated by the change of ownership of the leasehold and certain assets.

EXPENSES

         The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

DISSENTERS' RIGHTS

         Under Delaware law, stockholders of MFRI will not be entitled to dissenters' rights in connection with the Merger.

                                 CAPITALIZATION

         The following table sets forth the capitalization of MFRI at July 31, 1996 and as adjusted to reflect the Merger.



                                                                                        As Adjusted for the
                                                                         Actual              Merger(1)
                                                                         ------              ------
Current portion of long-term debt . . . . . . . . . . . . . . .         $2,191,000          $5,619,000
                                                                        ==========          ==========
Long-term debt, less current portion  . . . . . . . . . . . . .         14,161,000          17,344,000

Stockholders' equity:

         Common stock ($.01 par value)(2) . . . . . . . . . . .             45,000              49,000
         Additional paid-in capital . . . . . . . . . . . . . .         17,967,000          21,000,000
         Retained earnings  . . . . . . . . . . . . . . . . . .          9,737,000           9,737,000
                                                                        ----------          ----------

                 Total stockholders' equity . . . . . . . . . .         27,749,000          30,786,000
                                                                        ----------          ----------
                 Total capitalization . . . . . . . . . . . . .        $44,101,000         $53,749,000
                                                                       ===========         ===========

------------------------
(1) See "Notes to Unaudited Pro Forma Combined Balance Sheet" for a description of the adjustments.

(2) Authorized shares are 15,000,000 shares of MFRI Common Stock. The number of shares of Common Stock issued and outstanding is 4,524,376 at July 31, 1996; 4,931,017 as adjusted for the Merger. Authorized shares include an aggregate of 691,787 shares reserved for issuance pursuant to stock options and 15,000 shares reserved for issuance upon exercise of a warrant owned by The Chicago Corporation.

                           COMPARATIVE PER SHARE DATA

         The following table of certain comparative per share data is based upon the data used in compiling the Unaudited Pro Forma Combined Financial Statements and upon the respective consolidated financial statements of Midwesco included herein and the consolidated financial statements of MFRI incorporated by reference herein, and should be read in conjunction with those financial statements and the related notes. Historical per share data of Midwesco is presented although only certain assets, liabilities and businesses of Midwesco will ultimately be acquired by MFRI.

                                                                                                Year Ended
                                                                     Six Months Ended           January 31,
                          MFRI, INC.                                  July 31, 1996                1996
                                                                      -------------                ----
 Pro Forma:
 Net income per common share -- primary                                    $0.37                    $0.54

 Net income per common share -- fully diluted                              $0.37                    $0.54

 Dividends per common share                                                --                       --
 Book value per common share (at end of period)                            $6.20

                                                                                                Year Ended
                                                                     Six Months Ended           January 31,
                          MFRI, INC.                                   July 31, 1996               1996
                                                                       -------------               ----
 Historical:

 Net income per common share -- primary                                    $0.33                    $0.52

 Net income per common share -- fully diluted                              $0.33                    $0.52
 Dividends per common share                                                --                       --

 Book value per common share (at end of period)                            $6.08

                                                                                                Year Ended
                                                                     Six Months Ended           January 31,
                          MIDWESCO, INC.                              July 31, 1996                1996
                                                                      -------------                ----
 Historical:

 Net income per share                                                     $60.36                    $9.69
 Dividends per share                                                       --                       --

 Book value per share (at end of period)                                 $844.69
 Number of shares outstanding                                          11,564                  11,564

                            SELECTED FINANCIAL DATA

         The following is a summary of certain condensed financial information of MFRI, Midwesco and the Thermal Care Business of Midwesco. The selected financial information for MFRI has been derived in part from, and should be read in conjunction with, the audited consolidated financial statements of MFRI and the related notes thereto incorporated by reference in this proxy statement. The selected financial information of Midwesco has been derived in part from, and should be read in conjunction with, the audited consolidated financial statements of Midwesco and the related notes thereto, included as part of this proxy statement. The proforma financial information of the Thermal Care Business of Midwesco is derived from the unaudited financial statements of Thermal Care. In the opinion of management, the unaudited proforma financial information of Thermal Care has been prepared on the same basis as the audited consolidated financial statements of Midwesco, and includes all such adjustments necessary for the fair presentation of financial position and results of operations for the periods noted, which adjustments are only of a normal recurring nature. See "Unaudited ProForma Combined Financial Information." Results of interim periods, which include all adjustments that management considers necessary for a fair presentation thereof, are not necessarily indicative of results to be expected for the full fiscal year.

MFRI, INC. AND SUBSIDIARIES


SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                            YEAR ENDED JANUARY 31,
                                                ------------------------------------------------------------------------------
                                                 1992               1993         1994           1995              1996
STATEMENT OF OPERATIONS DATA:
  Net sales (1), (2)                            $21,659           $25,262        $29,866        $75,495           $85,838
  Cost of sales                                  16,784            19,414         23,062         62,898            68,958
                                                -------           -------        -------        -------           -------
        Gross profit                              4,875             5,848          6,804         12,597            16,880
  Selling expense                                 2,136             2,238          2,177          3,832             4,585
  General and administrative expense              1,470             1,603          1,886          6,025             6,993
  Management services agreement - net               229               252            282            356               564
                                                -------           -------        -------        -------           -------

        Total operating expense                   3,835             4,093          4,345         10,213            12,142
                                                -------           -------        -------        -------           -------
  Income from operations                          1,040             1,755          2,459          2,384             4,738
  Interest expense (income) - net                   (62)              (44)           (20)           496               925
                                                -------           -------        -------        -------           -------
  Income before income taxes                      1,102             1,799          2,479          1,888             3,813
  Income tax expense                                407               650            945            685             1,440
                                                -------           -------        -------        -------           -------
NET INCOME                                         $695            $1,149         $1,534         $1,203            $2,373
                                                =======           =======        =======        =======            ======
NET INCOME PER COMMON SHARE                       $0.25             $0.41          $0.54          $0.27             $0.52
                                                =======           =======        =======        =======            ======
                                                                             JANUARY 31,
                                           -------------------------------------------------------------------------------------
                                                  1992              1993         1994           1995              1996
BALANCE SHEET DATA:
  Working capital                               $ 8,012           $ 8,549        $14,206        $17,290           $19,677
  Total assets                                   11,750            12,472         36,898         47,917            58,985
  Long-term debt, less current portion               57                20          3,247          6,902            14,267
  Stockholders' equity (3)                        9,245            10,394         21,154         23,940            26,223

                                                        SIX MONTHS ENDED
                                                              JULY 31,
                                                   ---------------------------------
                                                    1995              1996
                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales (1), (2)                               $39,879           $44,955
  Cost of sales                                     31,923            34,809
                                                   -------           -------
        Gross profit                                 7,956            10,146
  Selling expense                                    2,181             2,714
  General and administrative expense                 3,323             4,041
  Management services agreement - net                  274               311
                                                   -------           -------
        Total operating expense                      5,778             7,066
                                                   -------           -------
  Income from operations                             2,178             3,080
  Interest expense (income) - net                      390               525
                                                   -------           -------
  Income before income taxes                         1,788             2,555
  Income tax expense                                   707             1,029
                                                   -------           -------
NET INCOME                                          $1,081            $1,526
                                                   =======           =======
NET INCOME PER COMMON SHARE                          $0.24             $0.33
                                                   =======           =======

                                                                     JULY 31,
                                                                       1996
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Working capital                                                    $20,391
  Total assets                                                        63,249
  Long-term debt, less current portion                                14,161
  Stockholders' equity (3)                                            27,749


1. On January 28, 1994, MFRI, Inc. completed the acquisition of the net assets of the Perma Pipe division of Midwesco, Inc.

2. On September 30, 1994, MFRI, Inc. and a subsidiary acquired substantially all of the assets net of specified assumed liabilities of Ricwil LP.

3. The Company does not have a history of paying dividends. Additionally, in connection with the line of credit agreement, there are covenants restricting payment of dividends.

MIDWESCO, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA
(in thousands, except per share data)
--------------------------------------------------------------------------------



                                                                                                                  Six Months Ended
                                                                              Year Ended January 31,                  July 31,
                                                               -----------------------------------------------   ------------------
                                                                 1992      1993     1994       1995     1996      1995       1996
                                                               -------   -------   -------   -------   -------   -------    -------
STATEMENT OF OPERATIONS DATA (1):
  Net sales                                                    $45,726   $43,037   $20,519   $29,579   $29,210   $13,603    $17,553
  Cost of sales                                                 36,653    33,740    16,282    23,314    23,012    10,357     14,161
                                                               -------   -------   -------   -------   -------   -------    -------
  Gross profit                                                   9,073     9,297     4,237     6,265     6,198     3,246      3,392

  Selling expense                                                3,064     3,371     1,594     1,550     1,876       884        833
  General and administrative expense                             5,004     4,833     2,821     3,729     3,796     1,881      2,020
                                                               -------   -------   -------   -------   -------   -------    -------

  Total operating expense                                        8,068     8,204     4,415     5,279     5,672     2,765      2,853
                                                               -------   -------   -------   -------   -------   -------    -------

  Income (loss) from continuing operations                       1,005     1,093      (178)      986       526       481        539
  Interest expense (income) - net                                  449       627       963       806     1,112       479        491
  Other income (loss) - net                                        500    (2,235)     (277)      720       989       500      1,097
                                                               -------   -------   -------   -------   -------   -------    -------

  Income (loss) from continuing operations
    before income taxes                                          1,056    (1,769)   (1,418)      900       403       502      1,145
  Income tax expense (benefit) from
    continuing operations                                          (87)     (521)     (614)      358       291       210        447
                                                               -------   -------   -------   -------   -------   -------    -------

  Income (loss) from continuing operations                      $1,143   ($1,248)    ($804)     $542      $112      $292       $698
                                                               =======   =======   =======   =======   =======   =======    =======

  Net income (loss)                                              ($120)  ($1,477)   $1,753      $542      $112      $292       $698
                                                               =======   =======   =======   =======   =======   =======    =======


  Net income (loss) per share                                  $    99   $  (129)  $   152   $    47   $    10   $    25    $    60
                                                               =======   =======   =======   =======   =======   =======    =======


                                                                                      January 31,
                                                               -----------------------------------------------           July 31,
                                                                1992       1993       1994    1995      1996               1996
                                                               ------     ------     ------   ------    ------           --------
BALANCE SHEET DATA:
  Working Capital                                              $5,437     $4,632     $2,647   $3,518    $4,312            $1,224
  Total Assets                                                 25,014     30,056     22,408   23,446    25,411            25,797
  Long-term debt, less current portion                          5,840      3,521      5,368    6,721     8,194             4,875
  Shareholders' equity                                          7,667      6,145      8,332    8,958     9,070             9,768

(1) On January 28, 1994 Midwesco completed the sale of the net assets of its Perma-Pipe division to MFRI. The 1992, 1993 and 1994 statement of operations data reflects the operations of Perma-Pipe as discontinued operations.

MIDWESCO, INC. AND SUBSIDIARIES


PROFORMA SELECTED FINANCIAL DATA
(IN THOUSANDS)
--------------------------------------------------------------------------------
THERMAL CARE BUSINESS OF MIDWESCO, INC. (1)
(UNAUDITED)

                                                                                                   SIX MONTHS ENDED
                                                             YEAR ENDED JANUARY 31,                     JULY 31,
                                           ---------------------------------------------------   ----------------------
                                             1993           1994           1995       1996         1995            1996
STATEMENT OF OPERATIONS DATA:
  Net sales                                $11,640         $13,127        $18,528    $19,775      $10,202         $9,860
  Cost of sales                              9,264           9,958         13,751     15,247        7,683          7,403
                                           -------         -------        -------    -------       ------         ------
      Gross profit                           2,376           3,169          4,777      4,528        2,519          2,457
  Selling expense                              639             779            819      1,206          550            555
  General and administrative expense         1,800           2,479          2,335      2,004        1,069          1,061
                                           -------         -------        -------    -------       ------         ------
      Total operating expense                2,439           3,258          3,154      3,210        1,619          1,616
                                           -------         -------        -------    -------       ------         ------
  Income (loss) from operations                (63)            (89)         1,623      1,318          900            841
  Interest expense                             626             487            671        848          339            390
  Other (income)                                              (786)          (583)      (995)        (506)          (626)
                                           -------         -------        -------    -------       ------         ------
  Income (loss) before income taxes           (689)            210          1,535      1,465        1,067          1,077
  Income tax expense (benefit)                (269)             82            599        571          416            423
                                           -------         -------        -------    -------       ------         ------
NET INCOME (LOSS)                          $  (420)        $   128        $   936    $   894       $  651         $  654
                                           =======         =======        =======    =======       ======         ======

                                                                  JANUARY 31,                                   JULY 31,
                                           -------------------------------------------------------               1996
                                             1993            1994           1995       1996
BALANCE SHEET DATA:
  Working capital                          $ 1,721         $ 3,705        $ 3,690    $ 3,374                     $   372
  Total assets                               6,503          13,829         15,994     17,768                      18,325
  Long-term debt, less current portion       6,685           5,019          6,666      6,609                       3,183
  Business unit equity                       5,509           5,637          6,573      7,467                       8,121



(1) Since Thermal Care has only existed as a business unit of Midwesco, Inc., per share data is not available.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         The following is a discussion of the financial condition of operations and results of the Thermal Care Business and the liquidity and capital resources of the Company. Once the Merger is approved by the stockholders of MFRI and the shareholders of Midwesco, Midwesco will create New Midwesco and contribute to it certain assets and liabilities. Midwesco, which will consist principally of the Thermal Care Business, will then be acquired by and merged into MFRI. The historical Midwesco financial statements included herein includes the financial position and results of operations of all of Midwesco's businesses, including those to be contributed to New Midwesco. A discussion of the financial condition and results of operations of Midwesco would include a discussion of businesses that will not be acquired by MFRI. Accordingly, the following discussion will only address the financial condition of operations and results of the Thermal Care Business and the liquidity and capital resources of the Company. For a discussion of MFRI's financial condition and results of operations during the two most recent fiscal years and for the six months ended July 31, 1996, see the discussions entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in MFRI's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and its Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996 and July 31, 1996 that are attached as Appendices C, D and E, respectively, and incorporated in this Proxy Statement by reference.

RESULTS OF OPERATIONS OF THERMAL CARE

         Thermal Care's business is characterized by a large number of relatively small orders and a limited number of large orders. In fiscal 1996, the average order amount was approximately $4,700. Generally, Thermal Care's OEM sales have lower profit margins than its sales for the domestic and international plastics industries and other markets. Large orders generally are highly competitive and result in lower profit margins. In fiscal 1996, 1995 and 1994 and the six months ended July 31, 1996, no customer accounted for 10% or more of Thermal Care's net sales. In fiscal years 1996, 1995 and 1994 and the six months ended July 31, 1996, the impact of inflation and changing prices on Thermal Care's net sales and income from operations was not material.

         Borrowings by Midwesco to finance the operating and investment needs of Thermal Care and the related interest expense were allocated to Thermal Care in the preparation of the proforma summary financial statements of Thermal Care included herein. The borrowings will be assumed by MFRI in connection with the Merger.

Six months ended July 31, 1996 Compared with Six Months ended July 31, 1995

         Net sales decreased 3% from $10,202,000 to $9,860,000 due primarily to lower unit sales in the international and plastic markets, partially offset by higher unit sales of portable chillers to domestic OEM customers.

         Gross profit as a percent of net sales increased from 24.7% to 24.9% due primarily to a favorable product mix and greater efficiencies in the factory.

         Selling expenses increased from $550,000 to $555,000; selling expense as a percent of net sales increased from 5.4% to 5.6%. The dollar increase is due to the full six month effect of opening the California sales office/warehouse in April 1995, partially offset by lower advertising expenses.

         General and administrative expenses decreased from $1,069,000 to $1,061,000; general and administrative expenses as a percent of net sales increased from 10.5% to 10.8%. The expenses remained constant but the percent increased because of a lower sales base.

         Interest expense increased from $339,000 to $390,000, reflecting increased borrowing.

Fiscal Year 1996 Compared with Fiscal Year 1995

         Net sales increased 6.7% from $18,528,000 to $19,776,000.  The increase is due primarily to sales for new large plants being built in the People's Republic of China producing PET (Polyethylene - Terephthalate) beverage bottles.

         Gross profit as a percent of net sales decreased from 25.8% to 22.9% primarily due to non-recurring costs associated with a reorganization of the factory work flow and an unfavorable product mix.

         Selling expenses increased from $819,000 to $1,206,000; selling expenses as a percent of net sales increased from 4.4% to 6.1%. The dollar increase is due primarily to the addition of the California sales office/warehouse, related personnel and advertising promoting the office/warehouse.

         General and administrative expenses decreased from $2,335,000 to $2,004,000 and from 12.6% of sales to 10.1% of sales, due primarily to a shift in corporate administrative resources from Thermal Care to MFRI during fiscal 1996.

         Interest expense increased from $671,000 to $848,000, due to increased borrowing and an increase in interest rates.

Fiscal Year 1995 Compared with Fiscal Year 1994

         Net sales increased 41% from $13,127,000 to $18,528,000. The increase was due to domestic OEM sales, international sales, and sales in the domestic plastics industry.

        Gross profit percent increased from 24.1% to 25.8% primarily due to spreading the fixed portion of manufacturing costs over a higher production volume, partially offset by costs of training new factory personnel for the higher production volume.

         Selling expenses increased from $779,000 to $819,000; selling expenses as a percent of net sales decreased from 5.9% to 4.4%. The 5% increase in selling expenses is due to an increase in advertising costs. The decrease in expense as a percent of net sales is due to the increased sales volume.

         General and administrative expenses decreased from $2,479,000 to $2,335,000; general and administrative expenses as a percent of net sales decreased from 18.9% to 12.6%. The decrease is due to lower corporate administrative expenses resulting from a shift in corporate administrative resources from Thermal Care to MFRI during fiscal 1995, partially offset by increased Thermal Care administrative expenses due to additional personnel to accommodate higher sales volume.

         Interest expense increased from $487,000 to $671,000, due to increased borrowing.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

         Prior to the Merger, working capital and capital expenditure requirements of Thermal Care have been funded through operations and borrowings by Midwesco. Working capital and investment needs of MFRI have historically been funded through MFRI operations and MFRI's $7,000,000 revolving line of credit. The amount outstanding under the MFRI line of credit as of July 31, 1996 was $6,250,000.

         To finance a September 1994 acquisition, MFRI borrowed $4,000,000 from a bank under a term loan which is repayable in 16 consecutive quarterly installments which commenced January 31, 1995.

         The Midwesco long-term debt assumed in the Acquisition will approximate $6,611,000, $5,000,000 of which represents assumed bank debt with the remainder representing assumed lease obligations. The Midwesco bank debt assumed in the Acquisition will bear interest pursuant to MFRI's existing bank loan agreement. The interest rate under MFRI's loan agreement is lower than the stated interest rate on the assumed Midwesco bank debt.

         On September 14, 1995 and October 18, 1995, respectively, Midwesco Filter and PPI received the proceeds of Industrial Revenue Bonds. Such proceeds are available for capital expenditures related to manufacturing capacity expansions and efficiency improvements during a three-year period commencing in the fourth quarter of 1994 in the Filtration Products Business in Winchester, Virginia ($3,150,000) and the Piping System Products Business in Lebanon, Tennessee ($3,150,000). The bonds mature approximately 12 years from the date of issuance, but the Company's agreement with the bank whose letter of credit secures payment of the bonds requires equal annual principal reductions sufficient to amortize the bonds in full beginning approximately four years after issuance. The bonds bear interest at a variable rate, which initially approximated 5% per annum, including letter of credit and remarketing fees. Each bond indenture establishes a trusteed project fund for deposit of the bond proceeds. The trustee is authorized to make disbursements from the project fund upon requisition from the Company to pay costs of capital expenditures which comply with the requirements of the loan agreement for each bond.
Pending such disbursements, the trustee invests the balance of the project fund in investments defined by the indenture and limited by applicable law. Such invested funds totaled $4,130,000 at July 31, 1996. The bonds are secured by bank letters of credit which expire approximately two years from the date of issuance; the Company expects to arrange for renewal, reissuance or extension of the letter of credit prior to each expiration date during the term of the bonds.

         On May 8, 1996, the Company purchased for approximately $1.1 million a 10.3-acre parcel of land with a 67,000-square foot building adjacent to its Filtration Products property in Winchester, Virginia to accommodate the Company's growing activities. The purchase was financed 80% by a seven-year mortgage bearing interest at 8.38% and 20% by the aforementioned revenue bonds.

         Based on the unaudited pro forma combined balance sheet, the Company will have positive working capital in excess of $20 million and a current ratio of 1.76 to 1. Management does not expect Thermal Care to have a material adverse effect on the Company's liquidity and cash flow.


         The Company believes, subsequent to the Merger, its working capital and investment needs will require financing in excess of that available through its $7,000,000 revolving line of credit and, accordingly, is seeking to replace that facility, the assumed Midwesco debt and the unpaid portion of the $4,000,000 September 1994 term loan with $15 million of fixed rate senior unsecured notes due 2006 (the "Notes") and a new $5 million floating rate unsecured revolving line of credit (the "Credit Line"). The Company has engaged a private placement agent and financial advisor in connection with the private offering of the Notes and expects to have the new financing in place prior to January 31, 1997. The Notes will require principal payment beginning at the end of the fourth year and continuing annually thereafter, resulting in a seven-year average life. The Company has received an informal commitment from an institutional investor to acquire the Notes at an annual interest rate of 7.21%. There can be no assurance that the foregoing transactions involving the Notes and the Credit Line will occur, and if consummated, that they will be consummated under the foregoing terms.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The accompanying unaudited pro forma combined MFRI financial statements set forth the Unaudited Pro Forma Combined Balance Sheet of MFRI as of July 31, 1996, and the Unaudited Pro Forma Combined Statements of Operations for the year ended January 31, 1996, and the six months ended July 31, 1996. These unaudited pro forma combined financial statements are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements that result from the Merger between MFRI and Midwesco. MFRI will account for the Merger as a purchase by MFRI of Midwesco.

         The accompanying MFRI unaudited pro forma combined financial statements should be read in conjunction with the respective companies' historical consolidated financial statements and notes thereto. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred as described in the preceding paragraphs, nor do they purport to represent results of future operations of the merged companies.

MFRI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED  BALANCE SHEET
JULY 31, 1996
--------------------------------------------------------------------------------

                                                                                                 HISTORICAL
ASSETS                                                                             MFRI          MIDWESCO
CURRENT ASSETS:
 Cash and cash equivalents                                                     $   264,000     $   103,000
 Accounts receivable, less allowance for doubtful accounts                      19,596,000       4,970,000
 Cost and estimated earnings in excess of billings on uncompleted contracts      4,004,000         213,000
 Inventories                                                                    13,721,000       5,226,000
 Other current assets                                                            2,816,000         840,000
                                                                               -----------     -----------
       Total current assets                                                     40,401,000      11,352,000

RESTRICTED CASH FROM BOND PROCEEDS                                               4,130,000

PROPERTY, PLANT AND EQUIPMENT - Net                                             11,625,000       3,501,000

OTHER ASSETS:
 Investment in MFRI, Inc.                                                                        9,041,000
 Investment in Midwesco Services, Inc.                                                           1,188,000
 Investment in and amounts due from joint ventures                                                 512,000
 Patents                                                                         1,186,000
 Goodwill                                                                        4,644,000
 Other assets                                                                    1,263,000         203,000
                                                                               -----------     -----------
       Total other assets                                                        7,093,000      10,944,000
                                                                               -----------     -----------
TOTAL ASSETS                                                                   $63,249,000     $25,797,000
                                                                               ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                                         $16,049,000     $ 5,438,000

 Current maturities of long-term debt                                            2,191,000       3,909,000
 Billings in excess of costs on uncompleted contracts                            1,770,000         781,000
                                                                               -----------     -----------
       Total current liabilities                                                20,010,000      10,128,000

Long-term debt less current maturities                                          14,161,000       4,875,000
Deferred income taxes and other                                                  1,329,000       1,026,000

                                                                               -----------     -----------
       Total long-term liabilities                                              15,490,000       5,901,000

STOCKHOLDERS' EQUITY:
 Common stock and additional paid-in capital                                    18,012,000       3,547,000


 Retained earnings and other                                                     9,737,000       6,221,000
                                                                               -----------     -----------
       Total stockholders' equity                                               27,749,000       9,768,000
                                                                               -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $63,249,000     $25,797,000
                                                                               ===========     ===========

                                                                              MIDWESCO                                     PROFORMA
                                                                             BUSINESSES    ACQUIRED      PURCHASE          ADJUSTED
ASSETS                                                                        SPUN-OFF     MIDWESCO     ADJUSTMENTS        BALANCE
                                                                                (A)           (A)                            (B)
CURRENT ASSETS:
 Cash and cash equivalents                                                   $  103,000                                  $   264,000
 Accounts receivable, less allowance for doubtful accounts                    3,278,000  $ 1,692,000                      21,288,000
 Cost and estimated earnings in excess of billings on uncompleted contracts     213,000                                    4,004,000
 Inventories                                                                  1,059,000    4,167,000                      17,888,000
 Other current assets                                                           305,000      535,000                       3,351,000
                                                                             ----------  -----------  ------------       -----------
       Total current assets                                                   4,958,000    6,394,000                      46,795,000

RESTRICTED CASH FROM BOND PROCEEDS                                                                                         4,130,000

PROPERTY, PLANT AND EQUIPMENT - Net                                             695,000    2,806,000  $    306,000  (d)   14,737,000

OTHER ASSETS:
 Investment in MFRI, Inc.                                                                  9,041,000    (9,041,000) (c)
 Investment in Midwesco Services, Inc.                                        1,188,000
 Investment in and amounts due from joint ventures                              512,000
 Patents                                                                                                                   1,186,000
 Goodwill                                                                                                2,935,000  (d)    7,579,000
 Other assets                                                                   119,000       84,000                       1,347,000
                                                                             ----------  -----------  ------------       -----------
       Total other assets                                                     1,819,000    9,125,000    (6,106,000)       10,112,000
                                                                             ----------  -----------  ------------       -----------
TOTAL ASSETS                                                                 $7,472,000  $18,325,000  $ (5,800,000)      $75,774,000
                                                                             ==========  ===========  ============       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                                       $2,844,000  $ 2,594,000  $    390,000  (e)  $19,133,000
                                                                                                           100,000  (i)
 Current maturities of long-term debt                                           481,000    3,428,000                       5,619,000
 Billings in excess of costs on uncompleted contracts                           781,000                                    1,770,000
                                                                             ----------  -----------  ------------       -----------
       Total current liabilities                                              4,106,000    6,022,000       490,000        26,522,000

Long-term debt less current maturities                                        1,692,000    3,183,000                      17,344,000
Deferred income taxes and other                                                  27,000      999,000    (1,325,000) (f)    1,122,000
                                                                                                           119,000  (h)
                                                                             ----------  -----------  ------------       -----------
       Total long-term liabilities                                            1,719,000    4,182,000    (1,206,000)       18,466,000

STOCKHOLDERS' EQUITY:
 Common stock and additional paid-in capital                                               3,547,000    (3,547,000) (g)   21,049,000
                                                                                                        15,888,000  (d)
                                                                                                       (12,851,000) (d)
 Retained earnings and other                                                  1,647,000    4,574,000    (4,574,000) (g)    9,737,000
                                                                             ----------  -----------  ------------       -----------
       Total stockholders' equity                                             1,647,000    8,121,000    (5,084,000)       30,786,000
                                                                             ----------  -----------  ------------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $7,472,000  $18,325,000  $ (5,800,000)      $75,774,000
                                                                             ==========  ===========  ============       ===========

See notes to unaudited proforma combined financial statements.

MFRI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS
YEAR ENDED JANUARY 31, 1996 AND THE
SIX MONTHS ENDED JULY 31, 1996
-------------------------------------------------------------------------------

The unaudited proforma combined balance sheet as of July 31, 1996 reflects the adjustments necessary to record the proposed acquisition as though it had occurred on July 31, 1996.

Based upon the terms of the proposed acquisition, the transaction for financial reporting and accounting purposes will be accounted for as a purchase of Midwesco by MFRI. Accordingly, MFRI will revalue the basis of Midwesco's assets and liabilities to fair value. The purchase price of Midwesco will be calculated as the fair value of the consideration paid, common stock plus MFRI's transaction costs. The difference between the purchase price and the fair value of the identifiable tangible and intangible assets and liabilities will be recorded as goodwill and will be amortized over a period of 25 years as more fully discussed in Note (d).

(a) Pursuant to the terms of the Agreement of Merger ("Agreement") immediately prior to the effectiveness of the Merger, Midwesco will contribute certain assets and liabilities to New Midwesco. The contributed assets and liabilities relate to the other businesses of Midwesco which will not be acquired by MFRI. The historical balance sheet information of Midwesco has been adjusted to reflect the assets and liabilities that will be contributed to New Midwesco. The column "Acquired Midwesco" represents the historical book value of the assets and liabilities that will be acquired by MFRI.

(b) The Proforma Adjusted Balance represents the sum of the amounts included in the following columns: MFRI, Acquired Midwesco and Purchase Adjustments.

(c) Represents the elimination of Midwesco's investment in MFRI. The MFRI stock owned by Midwesco will be retired and canceled through the issuance of new shares of MFRI stock to the shareholders of Midwesco.

(d) Pursuant to the Agreement, MFRI will issue approximately 2,124,000 shares of MFRI Common Stock ("Stock") for the stock of Midwesco, or approximately 406,000 shares in excess of the approximate 1,718,000 shares of Stock currently owned by the shareholders of Midwesco through their ownership of Midwesco. Pursuant to the terms of the Agreement two escrows will be established, both of which will be funded with Stock to be received by the Midwesco shareholders, on a pro rata basis: 1) 300,000 shares of stock will be placed in an escrow to be available for any other liabilities that may arise which have not been assumed by MFRI and which New Midwesco will be unable to pay, this escrow will terminate three years after the closing date, and 2) approximately 67,000 shares of Stock shall be placed in escrow to be available to MFRI should the settlement costs relating to three known contingencies, which will be assumed by MFRI, exceed an established threshold.

     The fair value of the consideration paid will be determined based upon the closing market price of the Stock on the business day immediately following the approval of the Merger by MFRI's shareholders. The shares of Stock placed in the escrows will be included in the purchase price and will be reflected as outstanding in the earnings per share calculation as the resolution of the contingencies to which the escrows relate are deemed to be determinable beyond a reasonable doubt.

     For purposes of preparing the proforma financial statements, the fair value of the Stock has been estimated to be $7.48, which approximates the current fair value of the Stock. The purchase price of

   $16,278,000 was allocated to the MFRI stock owned by Midwesco and to the acquired assets and assumed liabilities based on their estimated fair value as follows:


    Purchase price:
     Common stock issued (total shares issued of 2,124,000)        $15,888,000
     Transaction costs                                                 390,000
                                                                  ------------
                                                                    16,278,000
    Purchase price allocated as follows:
     Fair value of MFRI stock repurchased and retired              (12,851,000)
     Fair value of net assets acquired and liabilities assumed        (492,000)
     Goodwill                                                       (2,935,000)


     The goodwill will be amortized over a period of 25 years. The Company considered the following factors in establishing a 25-year amortization period for goodwill:

        - The Thermal Care products designed in 1981 and a product line acquired in 1983 continue to be technologically and economically acceptable, with periodic design improvements and evolutionary product line expansions.

        - Some recently introduced Thermal Care products have experienced steady sales growth and, in the Company's opinion, should experience a long product life.

        - The plastics industry, which is the largest market served by Thermal Care, is expected to fill important needs in the United States and elsewhere for many years.

        - Nonplastic industrial processes requiring specialized heat transfer equipment of the type supplied by Thermal Care have continued to develop and, in the Company's opinion, should continue to develop in the future. Thermal Care's products and reputation should enable it to compete effectively for business in such industries.

     It is the Company's policy to regularly assess goodwill for recoverability based on estimated future cash flows.

(e) Represents an estimate of the costs to be incurred by MFRI in connection with the Merger. Such costs include legal, audit, financial advisor and printing fees.

(f) Represents the elimination of the deferred income taxes on the equity income in MFRI recorded by Midwesco due to the elimination of Midwesco's investment in MFRI as discussed in Note (c). The Merger will constitute a tax-free reorganization within the meaning of the Internal Revenue Code, See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

(g)  Represents the elimination of the purchased net worth of Midwesco.

(h) Represents the deferred tax liability relating to the difference between the assigned value and tax basis of the acquired property and equipment.

(i) Represents the establishment of a reserve for warranty and product claims which will be assumed by MFRI upon consummation of the Acquisition.

MFRI, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED JANUARY 31, 1996
--------------------------------------------------------------------------------

                                                                                                  MIDWESCO
                                                                              HISTORICAL         BUSINESSES           ACQUIRED
                                                                 MFRI          MIDWESCO           SPUN-OFF            MIDWESCO
                                                                                                    (a)                 (a)
SALES AND EARNED REVENUES                                    $ 85,838,000     $ 29,210,000      $  9,435,000        $  19,775,000

COST OF SALES AND EARNED REVENUES                              68,958,000       23,012,000         7,765,000           15,247,000
                                                             ------------     ------------      ------------        -------------

     Gross profit                                              16,880,000        6,198,000         1,670,000            4,528,000

SELLING EXPENSE                                                 4,585,000        1,876,000           670,000            1,206,000

GENERAL AND ADMINISTRATIVE EXPENSE                              7,557,000        3,796,000         1,792,000            2,004,000
                                                             ------------     ------------      ------------        -------------
     Income (loss) from operations                              4,738,000          526,000          (792,000)           1,318,000

OTHER INCOME (EXPENSE):
 Interest expense - net                                          (925,000)      (1,112,000)         (264,000)            (848,000)
 Equity in income of MFRI, Inc.                                                    900,000                                900,000
 Equity in loss of Midwesco Services Inc.                                          (36,000)          (36,000)
 Equity in income of joint ventures                                                 30,000            30,000
 Amortized gain on sale of Perma-Pipe                                               95,000                                 95,000
                                                             ------------     ------------      ------------        -------------
INCOME (LOSS) BEFORE TAXES                                      3,813,000          403,000        (1,062,000)           1,465,000
INCOME TAX EXPENSE (BENEFIT)                                    1,440,000          291,000          (280,000)             571,000
                                                             ------------     ------------      ------------        -------------
NET INCOME (LOSS)                                            $  2,373,000     $    112,000      $   (782,000)       $     894,000
                                                             ============     ============      ============        =============


EARNINGS PER COMMON SHARE                                    $       0.52
                                                             ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                   4,543,000
                                                             ============

                                                                                           PROFORMA
                                                               PURCHASE                    ADJUSTED
                                                             ADJUSTMENTS                   BALANCE
                                                                                               (b)
SALES AND EARNED REVENUES                                                              $ 105,613,000

COST OF SALES AND EARNED REVENUES                            $     31,000  (c)            84,236,000
                                                             ------------              -------------
     Gross profit                                                 (31,000)                21,377,000

SELLING EXPENSE                                                                            5,791,000

GENERAL AND ADMINISTRATIVE                                        117,000  (c)(h)          9,678,000
                                                             ------------              -------------
     Income (loss) from operations                               (148,000)                 5,908,000

OTHER INCOME (EXPENSE):
 Interest expense - net                                           181,000  (f)            (1,592,000)
 Equity in income of MFRI, Inc.                                  (900,000) (g)
 Equity in loss of Mid/Res, Inc.
 Equity in income of joint ventures
 Amortized gain on sale of Perma-Pipe                             (95,000) (g)
                                                             ------------              -------------
INCOME (LOSS) BEFORE TAXES                                       (962,000)                 4,316,000
INCOME TAX EXPENSE (BENEFIT)                                     (371,000)                 1,640,000  (d)
                                                             ------------              -------------
NET INCOME (LOSS)                                            $   (591,000)             $   2,676,000
                                                             ============              =============


EARNINGS PER COMMON SHARE                                                                       0.54  (e)
                                                                                       =============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                                              4,949,000  (e)
                                                                                       =============





See notes to unaudited proforma combined financial statements.

MFRI, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JULY 31, 1996
------------------------------

                                                                                           MIDWESCO
                                                                             HISTORICAL   BUSINESSES     ACQUIRED
                                                                    MFRI       MIDWESCO    SPUN-OFF      MIDWESCO
                                                                                              (A)           (A)
SALES AND EARNED REVENUES                                       $44,955,000  $17,553,000  $7,693,000   $9,860,000
COST OF SALES AND EARNED REVENUES                                34,809,000   14,161,000   6,758,000    7,403,000
                                                                -----------  ----------   ----------   ----------
  Gross profit                                                   10,146,000   3,392,000      935,000    2,457,000
SELLING EXPENSE                                                   2,714,000     833,000      278,000      555,000
GENERAL AND ADMINISTRATIVE EXPENSE                                4,352,000   2,020,000      959,000    1,061,000
                                                                -----------  ----------   ----------   ----------
  Income (loss) from operations                                   3,080,000     539,000     (302,000)     841,000
OTHER INCOME (EXPENSE):
 Interest expense - net                                            (525,000)   (491,000)    (101,000)    (390,000)
 Equity in income of MFRI, Inc.                                                 578,000                   578,000
 Equity in income of Midwesco Services Inc.                                       6,000        6,000
 Equity in income of joint ventures                                             465,000      465,000
 Amortized gain on sale of Perma-Pipe                                            48,000                    48,000
                                                                ------------ ----------   -----------  ----------
INCOME (LOSS) BEFORE TAXES                                        2,555,000   1,145,000       68,000    1,077,000
INCOME TAX EXPENSE (BENEFIT)                                      1,029,000     447,000       24,000      423,000
                                                                -----------  ----------   ----------   ----------
NET INCOME (LOSS)                                               $ 1,526,000  $  698,000   $   44,000   $  654,000
                                                                ===========  ==========   ==========   ==========
EARNINGS PER COMMON SHARE                                       $      0.33
                                                                ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                     4,561,000
                                                                ===========


                                                                                    PROFORMA
                                                                 PURCHASE           ADJUSTED
                                                                ADJUSTMENTS          BALANCE
                                                                                      (B)
SALES AND EARNED REVENUES                                                         $54,815,000
COST OF SALES AND EARNED REVENUES                              $  15,000   (c)     42,227,000
                                                               ---------          -----------
  Gross profit                                                   (15,000)          12,588,000
SELLING EXPENSE                                                                     3,269,000
GENERAL AND ADMINISTRATIVE EXPENSE                                59,000   (c)(h)   5,472,000
                                                               ---------          -----------
  Income (loss) from operations                                  (74,000)           3,847,000
OTHER INCOME (EXPENSE):
 Interest expense - net                                           58,000   (f)       (857,000)
 Equity in income of MFRI, Inc.                                 (578,000)  (g)
 Equity in income of Midwesco Services, Inc.
 Equity in income of joint ventures
 Amortized gain on sale of Perma-Pipe                            (48,000)  (g)
                                                               ---------          -----------
INCOME (LOSS) BEFORE TAXES                                      (642,000)           2,990,000
INCOME TAX EXPENSE (BENEFIT)                                    (286,000)  (b)      1,166,000   (d)
                                                               ---------          -----------
NET INCOME (LOSS)                                              $(356,000)         $ 1,824,000
                                                               =========          ===========
EARNINGS PER COMMON SHARE                                                         $      0.37   (e)
                                                                                  ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                                       4,967,000   (e)
                                                                                  ===========






         See notes to unaudited proforma combined financial statements.

MFRI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS
YEAR ENDED JANUARY 31, 1996 AND THE
SIX MONTHS ENDED JULY 31, 1996

The unaudited proforma combined statements of operations for the twelve months ended January 31, 1996 and the six months ended July 31, 1996 have been prepared assuming the proposed acquisition had occurred at the beginning of the periods presented and reflect the effects of certain adjustments to the historical financial statements that result from the proposed acquisition between MFRI and Midwesco.

(a) Pursuant to the terms of the Agreement of Merger immediately prior to the effectiveness of the Merger, Midwesco will contribute certain assets and liabilities to New Midwesco. The contributed assets and liabilities relate to the other businesses of Midwesco which will not be acquired by MFRI. The historical statement of operations information of Midwesco has been adjusted to reflect the operating results of the businesses that will be contributed to New Midwesco. The column "Acquired Midwesco" represents the historical operating results of the business that will be acquired by MFRI.

(b) The proforma adjusted balance represents the sum of the amounts included in the following columns: MFRI, Acquired Midwesco and Purchase Adjustments.

(c) As a result of the step-up in basis of certain property and equipment and the recording of goodwill, depreciation and amortization expense is increased for the periods shown as follows:




                                                                   SIX MONTHS
                                                      YEAR ENDED    ENDED
                                                      JANUARY 31,   JULY 31,
        ASSETS           AMOUNT       LIFE    METHOD     1996        1996
Machinery and equipment  $ 306,000  10 years   S-L    $ 31,000     $15,000
Goodwill                 2,935,000  25 years   S-L     117,000      59,000


(d) Represents the estimated income tax expense for MFRI of 38% for the year ended January 31, 1996, and 39% for the six months ended July 31, 1996, based upon the statutory federal tax rate and an estimated state and local tax rate.

(e) The earnings per share calculation assumes 4,949,000 and 4,967,000 weighted average number of shares outstanding for the year ended January 31, 1996 and the six months ended July 31, 1996, respectively, computed as follows:





                                                                        SIX MONTHS
                                                           YEAR ENDED     ENDED
                                                           JANUARY 31,   JULY 31,
                                                              1996         1996
Historical weighted average number of shares outstanding    4,543,000   4,561,000
Incremental shares issued in connection with acquisition      406,000     406,000
                                                          -----------  ----------
Proforma weighted average number of shares outstanding      4,949,000   4,967,000
                                                          ===========  ==========

     On a proforma basis there would be no difference between primary and fully-diluted weighted average number of shares outstanding

(f) The Midwesco bank debt assumed in the transaction will bear an interest rate pursuant to MFRI's existing loan agreement. The interest rate under MFRI's loan agreement is lower than the stated interest rate on the assumed Midwesco bank debt. Accordingly, the proforma financial information has been prepared assuming that the Midwesco bank debt bears interest at MFRI's effective interest rate. The new debt is expected to bear interest at approximately 8.25%, a one percentage point reduction from the debt's current interest rate. The reduction in the interest rate reduced the proforma interest expense by $181,000 and $58,000 for the year ended January 31, 1996 and the six months ended July 31, 1996, respectively.

(g) Represents the elimination of the equity income of MFRI due to the elimination of Midwesco's investment in MFRI and the elimination of the amortization of the gain on the sale of the Perma-Pipe business to MFRI, which occurred in 1994.

(h) Included in general and administrative expense are amounts paid by MFRI to Midwesco pursuant to a Management Services Agreement of $564,000 and $311,000 for the year ended January 31, 1996 and the six-months ended July 31, 1996, respectively. Subsequent to the acquisition of Midwesco, MFRI and New Midwesco will enter into a New Management Services Agreement which will provide for the allocation of costs for any shared employees, services and facilities between MFRI and New Midwesco. MFRI management believes that the new agreement will not result in any net change to the historical general and administrative expenses included in the proforma combined financial statements.

                                     ******

                            BUSINESS OF THERMAL CARE

INTRODUCTION

         The following is a discussion of the Thermal Care Business of Midwesco, which, at the Effective Time, Midwesco will consist primarily of. Prior to the consummation of the Merger, Midwesco will contribute to New Midwesco certain assets and liabilities (the "Spin-Off"). A discussion of the business of Midwesco in existence prior to the Spin-Off would include a discussion of businesses that will not be acquired by MFRI. Accordingly, the following discussion will only address the Thermal Care Business.

PRODUCTS

         Thermal Care engineers, designs and manufactures coolers for industrial purposes. Thermal Care's products include (i) chillers (portable and central); (ii) cooling towers; (iii) pump/tank assemblies; (iv) water, hot oil, and negative pressure temperature controllers; (v) water treatment equipment and various other accessories; and (vi) replacement parts and accessories relating to the foregoing products. Thermal Care's cooling products are used to optimize manufacturing productivity by quickly removing heat from manufacturing processes. The principal market for Thermal Care's cooling products is the plastics processing industry. Thermal Care also sells its products to OEM's, other cooling manufacturers on a private branded basis and to manufacturers in the laser, metallizing, and reaction injection molding industries.

         Thermal Care combines chillers or cooling towers with pump tanks to create plant-wide systems that account for a large portion of its business. Thermal Care specializes in customizing cooling systems according to customer orders. Midwesco believes that Thermal Care's success is largely attributable to the quality of its personnel and the design work that is reflected in its products.

         CHILLERS. Chillers are refrigeration units designed to provide cool water to a process for the purpose of removing heat from the process and transferring that heat to an area where it can be dissipated. This heat either is dissipated using air (air cooled chillers) or water (water cooled chillers). Water cooled chillers use a cooling tower to transfer the heat from the chiller using water and then releasing the heat to the atmosphere with the cooling tower.

         Midwesco believes that Thermal Care manufactures the most complete line of chillers available in its primary market (plastics processing). Thermal Care's line of portable chillers are available from 1/2 horsepower to 40 horsepower and incorporate a new microprocessor that is capable of computer communications. While portable chillers are considered to be a commodity product by many customers, Midwesco believes that Thermal Care's new unit enables it to provide the customer with quality, features, and benefits at a competitive price.

         Central chillers are used for plant wide cooling, and while some models incorporate their own pump and tank, most are sold with a separate pumping system. Thermal Care is currently the only manufacturer that offers several types of central water cooled chillers. These chillers are distinguished by the manner in which the compressor (refrigerant pump) and the evaporator (heat exchanger water to refrigerant) is utilized in the chiller. Midwesco believes that its ability to offer these three units provides it with a unique concept sales advantage. Thermal Care's central chillers are available from 10 horsepower to 125 horsepower per refrigeration section.

         COOLING TOWERS. A cooling tower is essentially a cabinet with heat transfer fill media that has water flow down across the fill while air is pulled up through the fill. Cooling takes place by evaporation. Cooling towers are located outdoors and are designed to provide approximately 85 F of water to remove heat from water cooled chillers, air compressors, hydraulic motors and other processes that can effectively be cooled with such water.

         Thermal Care markets two lines of cooling towers. The FT series towers were introduced in 1984 and at the time were the first fiberglass cooling towers to be sold in the U.S. The cabinets for these towers are imported from Taiwan and are available in sizes ranging from three to 850 tons. Fiberglass cooling towers have achieved high popularity and are available from most suppliers. The FC fiberglass tower line, which is designed and engineered by Thermal Care and which Midwesco believes is the highest quality tower in the market today, is available from 80 to 200 tons. (One ton of refrigeration equals 12,000 BTU's of heat removal).

         PUMP/TANK ASSEMBLIES. Thermal Care manufactures and markets a variety of tanks in various sizes, piping arrangements that utilize alarms and other electrical options. Thus, each tank is unique and customized to meet customers' individual needs. Tanks are used as an integral part of central tower and chiller systems. This product line was expanded with the introduction of FRP tanks.

         TEMPERATURE CONTROL UNITS. Most temperature control units are used by injection molders of plastic parts to remove heat from the molds at an elevated temperature for the purpose of improving part quality. The recent introduction of Thermal Care's totally redesigned unit, the RA series, has resulted in a doubling of temperature control unit sales. Over 90% of the temperature control units sold in the industry are water units. The remaining units use oil as the heat transfer medium. Thermal Care sells an oil temperature control unit manufactured in Denmark pursuant to an exclusive marketing agreement for North America.

         WATER TREATMENT EQUIPMENT AND ACCESSORIES. Sold as an accessory to cooling tower systems, water treatment equipment must be used to protect the equipment that is being cooled. Thermal Care sells units manufactured to its specifications by a supplier that provides all the equipment needed to properly treat the water. While a relatively small part of Thermal Care's business, this arrangement allows Thermal Care to offer a complete system to its customers.

In addition, Thermal Care provides other items to complement a system that is purchased from a supplier and usually drop shipped directly to a customer; principally, heat exchangers, special valves, and "radiator type" coolers.

         PARTS. Thermal Care strives to fill parts orders within 24 hours and sells parts at competitive margins in order to enhance new equipment sales.

MARKETING

         In general, Thermal Care sells its products to five different markets.

         1. The domestic plastics market is the largest market served by Thermal Care, representing the core of its business. There are approximately 8,000 companies processing plastic products in the United States, primarily using injection molding, extrusion, and blow molding machinery. Thermal Care believes that the total market for water cooling equipment in the plastics industry is $101 million annually, and that Thermal Care is the third largest supplier of heat transfer equipment to the plastics industry with a market share of 14% to 16%. Midwesco believes that the plastics industry is a mature industry with growth generally consistent with that of the national economy. Due to the high plastics content in many major consumer items, such as cars and appliances, this industry experiences economic cyclical activity. Thermal Care believes that it is recognized in the domestic plastics market as a quality equipment manufacturer and that Thermal Care will be able to maintain its market share with opportunities for increased share through product development. Thermal Care's products are sold through independent manufacturers' representatives on an exclusive territory basis. Seventeen agencies are responsible for covering the United States and are supported by four Thermal Care regional managers.

         2. The primary emphasis for the sale of Thermal Care products outside the United States has been in Latin America and through system design consultants' assembly of complete world wide PET (plastic bottle) plants, significant numbers of which are being built by large companies. This activity is currently recovering from a decline in recent years due to the devaluation of the Mexican peso. Midwesco believes that Thermal Care has a significant opportunity for growth due to the high quality of its equipment and the fact that it offers complete system design. Many United States competitors do not provide equipment outside of the U.S., and while there are European competitors selling equipment in Latin America, Midwesco believes that they lack system design capabilities and have a significant freight disadvantage. Thermal Care markets its products through a combination of manufacturers' representatives, distributors, and consultants, some of which are recognized as the leaders in the distribution of plastics machinery throughout Latin America.

         3. A relatively small percentage of Thermal Care's products are sold to smaller competitors on a private branded basis. The margins on this equipment are lower; however, such sales are primarily in product lines where the incremental volume is of significant benefit in Thermal Care's manufacturing process. Midwesco believes that there are a number of companies that could participate in this type of name branding enterprise with Thermal Care.

         4. Thermal Care sells cooling towers to the HVAC industry, primarily to contractors or commercial/governmental facilities, for cooling the condensers of chillers used to provide air conditioning. Thermal Care believes that the size of this market exceeds $300 million annually, but Thermal Care's market share is low due to the relatively high pricing of Thermal Care's high quality products. Thermal Care's cooling towers are sold through either manufacturers' representatives or distributors.

         5. An increasing share of Thermal Care's sales is to non-plastics industries that require specialized heat transfer equipment, usually sold to end-users as a package by the supplier of the primary equipment. Thermal Care's sales in the laser industry, metallizing industry, and reaction injection molding industry have been particularly strong. Thermal Care believes that the size of this market is over $200 million annually. Thermal Care expects growth in this market due to its ability to work with OEM customers that perceive Thermal Care to be a quality supplier. Distribution of products in this market is generally handled by the OEM. Thermal Care is establishing a manufacturers' network to cover approximately one half the U.S.

TRADEMARKS

         Midwesco has registered the trademark "Midwesco" with the U.S. Patent and Trademark Office (the "Trademark Office"). In addition, Midwesco has applied for registration of the trademark "Thermal Care" with the Trademark Office.

BACKLOG

         As of July 31, 1996, the dollar amount of backlog (uncompleted firm orders) was approximately $4,034,000. As of July 31, 1995, the amount of backlog was approximately $3,199,000. Approximately $500,000 of the backlog as of July 31, 1996 will not be completed before January 31, 1997.

RAW MATERIALS AND MANUFACTURING

         Thermal Care's production facility utilizes approximately 35,000 square feet with an additional 15,000 square feet of inventory storage space. The plant layout is designed to facilitate movement through multiple work centers. Thermal Care's Manufacturing Accounting Production Inventory Control System supports its manufacturing operations. The status of the customer order at any given moment can be determined through the MAPICS System.

         Thermal Care utilizes prefabricated sheet metal and sub-assemblies manufactured by both Thermal Care and outside vendors for temperature controller fabrication. This reduces the labor to complete finish goods. The production line is self-contained allowing Thermal Care to assemble, wire, test, and crate the units for shipment with minimal handling.

         FT towers up to 100 tons in capacity are assembled to finished goods inventory, which allows Thermal Care to meet quick delivery requirements. Towers over 100 tons in capacity are shipped for field assembly. Thermal Care employs field technicians that can assist the customer with assembly. FT cooling towers are manufactured using fiberglass and hardware components purchased from a Taiwanese manufacturer, which is Midwesco's sole source for such products. The wet deck is cut from bulk fill material and installed inside the tower. Customer-specified options can be added at any time.

         The FC towers are rectangular in design and are engineered by Thermal Care. Two different cabinet sizes of the FC tower account for 16 different model variations. Some of these models are certified by the Cooling Tower Institute with stringent capacity guarantees. All FC cooling towers are assembled at the Niles Facility.

         Thermal Care assembles all tank systems by fabricating the steel to meet the size requirements and adding purchased components to meet the customer specifications. Electrical control boxes assembled in the electrical panel shop are then added to the tank and hardwired to all electrical components.
The interior of the tank is coated with an immersion service epoxy and the exterior is painted in a spray booth. In 1995, Thermal Care developed a fiberglass tank in order to meet the need for nonferrous applications.

         Portable chillers are assembled utilizing components manufactured by Thermal Care and supplied by outside vendors. Portable chillers are assembled using a condensing unit, a non-corrosive tank, hose, and prepainted sheet metal. Many of the components utilized in these chillers are fabricated as sub-assemblies and held in inventory. Once the water and refrigeration components have been assembled, the unit is moved to the electrical department for the addition of control sub-assemblies and hardwiring. The chillers are then evacuated, charged with refrigerant and tested under fully loaded conditions. The final production step is to clean, insulate, label, and crate the chiller for shipment.

         Central chillers are manufactured to customer specifications. Many of the components are purchased to the job requirements and production is planned so that sub-assemblies are completed to coincide with the work center movements. The welding department will fabricate the steel frame just prior to delivery of the compressors, evaporators, and condensers. The electrical department completes the sub-panels before the chiller reaches the electrical work center for hardwiring. After mechanical and electrical assembly, the chiller is evacuated, charged with refrigerant and tested at full and partial load conditions. The equipment is then insulated and prepared for painting in the Thermal Care spray booth. The final production step prepares the unit for shipment and completes the quality control inspection process.

COMPETITION

         Thermal Care believes that there are approximately 13 competitors selling cooling equipment in the plastics-domestic market. Three manufacturers, including Thermal Care, collectively share approximately 75% of the plastics market. Many potential foreign customers with relatively small cooling needs are able to purchase small refrigeration units (portable chillers) that suit their needs and are manufactured in their respective local markets at prices below that which Thermal Care can offer competing products. However, such local manufacturers often lack the technology and products needed for plant-wide cooling. Thermal Care believes that its positive reputation for producing quality plant-wide cooling product results in a significant portion of the business in this area.

         The Company believes that price, quality, service and a comprehensive product line are the key competitive factors in Thermal Care's business. The Company believes that Thermal Care has a more comprehensive line of cooling products than any of its competitors. Certain competitors of Thermal Care have cost advantages as a result of manufacturing in non-union shops and of offering a limited range of products. Some of Thermal Care's competitors have greater financial resources than the Company.

GOVERNMENT REGULATION

         The Company does not expect compliance with Federal, State and local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment to have a material effect upon the capital expenditures, earning or competitive position of Thermal Care, nor is management aware of the need for any material capital expenditures for environmental control facilities for the remainder of the current fiscal year or for the foreseeable future. Although regulations recently promulgated under the Federal Clean Air Act prohibit the manufacture and sale of certain refrigerants, none of these refrigerants are used by Thermal Care in its products. Although there can be no assurance as to the ultimate effect on Thermal Care of the Clean Air Act and related laws, the Company expects that suitable refrigerants conforming to Federal, State and local laws and regulations will continue to be available to Thermal Care.

PROPERTIES

         Thermal Care leases its principal executive offices and manufacturing facility located at 7720 Lehigh Avenue, Niles, Illinois 60714. Thermal Care also leases a 89,200-square foot warehouse facility located in Niles, Illinois and a 2,600-square foot office and warehouse facility located in Riverside, California.

         Thermal Care believes its properties and equipment are well maintained, in good operating condition and that their productive capacities are generally adequate for its present and currently anticipated needs.

EMPLOYEES

         As of July 31, 1996, Thermal Care had 94 full-time employees, 19 of whom were engaged in sales and marketing, 27 of whom were engaged in management and administration, and the remainder were engaged in production, excluding those employees who will be employed by New Midwesco. Most of Thermal Care's production employees are represented by two unions, the Pipefitters and the International Brotherhood of Electrical Workers unions pursuant to collective bargaining agreements that both expire on June 1, 1997. Thermal Care believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

         Management of MFRI will not change upon the consummation of the Merger, except that Bradley E. Mautner, Director of MFRI and President of Midwesco will join MFRI as Vice President and Don Gruenberg, general manager of the Thermal Care Business since 1980 and president since 1988, will join MFRI as Vice President and Director. Messrs. Mautner and Gruenberg have agreed to serve in such capacities if elected.

        BRADLEY E. MAUTNER, age 40, has served as the President of Midwesco since April 1994. and has been a member of the MFRI Board since 1995. In addition, since February 1996, he has served as the Chief Executive Officer of Mid Res, Inc., a 50% owned affiliate of Midwesco. From February 1988 to January 1996, he served as the President of Midwesco Services, Inc. (formerly known as Mid Res, Inc.). Bradley E. Mautner is the son of Henry M. Mautner, Chairman of the Board of Midwesco and Vice Chairman of the MFRI Board.

         DON GRUENBERG, age 54, was employed by Airtemp division of Chrysler Corporation in various positions from 1968 to 1969. From 1970 to 1974, he was employed in various positions by Dunham-Bush Inc. Prior to rejoining Thermal Care in 1980, he was employed by Thermal Care/Mayer, a division of Midwesco from 1974 to 1979. During the intervening period, Mr. Gruenberg served as an independent manufacturer's representative for several product lines in the Midwest region. Mr. Gruenberg is a member of the National Board, Society of the Plastics Industry.

                           PRINCIPAL STOCKHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, with respect to each director, certain executive officers, proposed executive officer and director, all directors and officers as a group, and any person who is known to MFRI to be the beneficial owner of more than 5% of the outstanding shares of common stock of MFRI, the name of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, the percentage such ownership is of the outstanding shares of MFRI Common Stock, in the case of each 5% stockholder, the address of such owner.

                                                  Amount and Nature of           Amount and Nature of
                                              Beneficial Ownership as of      Beneficial Ownership After
   Name and Address of Beneficial Owner           August 31, 1996(1)(2)              the Merger(1)
   ------------------------------------       --------------------------      --------------------------

                                                 Shares         Percent         Shares          Percent
                                                 ------         -------         ------          -------
Midwesco, Inc.                                1,717,666(3)         37.7%             --            --
7720 Lehigh Avenue
Niles, IL 60714

Ryback Management Corporation                   375,000(4)          8.2%        375,000             7.6%
Adviser to the Lindner Funds
7711 Carondelet Avenue
P.O. Box 16900
St. Louis, MO 63105

Heartland Advisors, Inc.                        300,000(5)          6.6%        300,000             6.0%
790 North Milwaukee Street
Milwaukee, WI 53202
David Unger                                      43,250(6)          *           970,935            19.6%
7720 Lehigh Avenue
Niles, IL 60714

Henry M. Mautner                                 29,250(6)          *           449,188             9.1%
7720 Lehigh Avenue
Niles, IL 60714
Gene K. Ogilvie                                    30,750           *            41,772             *

Fati A. Elgendy                                    12,575           *            22,495             *

Don Gruenberg                                       2,500           *             4,337             *
Bradley E. Mautner                                2,300(6)          *           172,774             3.5%

Arnold F. Brookstone                               10,500           *            10,500             *

                                                  Amount and Nature of           Amount and Nature of
                                              Beneficial Ownership as of      Beneficial Ownership After
   Name and Address of Beneficial Owner           August 31, 1996(1)(2)              the Merger(1)
   ------------------------------------       --------------------------      --------------------------

                                                 Shares         Percent         Shares          Percent
                                                 ------         -------         ------          -------
Eugene Miller                                       9,500           *             9,500             *


Stephen B. Schwartz                                 2,700           *             2,700             *

Joel Tyler Headley III                             21,250           *            21,250             *
All directors and executive officers as a         189,000           4.1%      1,736,673            35.0%
group (15 persons)


__________________________

*        Less than 1%.

(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the named person or one or more members of his immediate family; with respect to which the named person has or shares voting or investment powers; or in which the named person otherwise has a beneficial interest.

(2) All directors and officers as a group beneficially own an aggregate of 189,000 shares (4.1%), of which 153,125 shares (including 26,250 shares for each of Messrs. Unger, Ogilvie and Henry M. Mautner, 21,250 shares for Mr. Headley, 10,875 shares for Mr. Elgendy, 1,500 shares for Mr. Gruenberg, 2,000 shares for Bradley E. Mautner, 7,500 shares for each of Messrs. Brookstone and Miller and 2,500 shares for Mr. Schwartz) are subject to stock options granted by the Company which were exercisable on August 31, 1996 or which have or will become exercisable within 60 days thereafter. None of the named persons owns beneficially more than 1% of the outstanding shares of stock of Midwesco except Mr. Unger, who beneficially owns 43.7% (5,050 shares), Henry M. Mautner, who beneficially owns 19.8% (2,286 shares), and Bradley E. Mautner who beneficially owns 8.0% (928 shares). In addition, none of the other named persons owns shares of Midwesco Stock except Messrs. Ogilvie, Elgendy and Gruenberg, who own 60, 54 and 10 shares of Midwesco Stock, respectively. All directors and executive officers of the Company as a group beneficially own an aggregate of 8,425 shares Midwesco Stock (72.9%).

(3) Midwesco has sole investment and voting power with respect to all of the shares shown as beneficially owned by it. 850,000 of the shares owned by Midwesco (18.8%) have been pledged to Harris Trust and Savings Bank as collateral for a revolving credit facility.

(4) According to a Schedule 13G dated January 25, 1996, Ryback Management Corporation is the beneficial owner of the shares as a result of acting as investment adviser to several investment companies which directly own such shares, including Lindner Fund, Inc., which owns 341,000 shares.

(5) According to a Schedule 13G dated February 9, 1996, Heartland Advisors, Inc. ("Heartland") has sole voting and dispositive power with respect to the shares shown as beneficially owned by it. All of such shares are held in investment advisory accounts of Heartland. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

(6) Does not include the 1,717,666 shares of MFRI Common Stock owned by Midwesco.

                                   AUDITORS

         Representatives of Deloitte & Touche LLP, the auditors of both MFRI and Midwesco, are expected to be present at the meeting and will be available to respond to questions and may make a statement if they so desire.

                                 OTHER MATTERS

         Pursuant to MFRI's Bylaws, the business that may be conducted at the Special Meeting is confined to that referenced in the Notice of Special Meeting of Stockholders that accompanies this Proxy Statement.

                            STOCKHOLDER PROPOSALS

         Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1997 must be received by the Company by February
6, 1997 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference and made a part of this Proxy Statement: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996; (ii) all other reports filed pursuant to
Section 13(a), or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT THAT ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH RELATING TO MFRI ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO MICHAEL D. BENNETT, MFRI, INC., 7720 LEHIGH AVENUE, NILES, ILLINOIS 60714, TELEPHONE (847) 966-1000. SUCH DOCUMENTS WILL BE DELIVERED BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE DAY OF RECEIPT OF THE REQUEST THEREFOR. TELEPHONE REQUESTS MAY BE DIRECTED TO MICHAEL D. BENNETT AT (847) 966-1000 (EXT. 2002). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,

ANY REQUESTS SHOULD BE MADE PROMPTLY UPON RECEIPT OF THIS PROXY STATEMENT.

                    INDEX TO MIDWESCO, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
 Independent Auditors' Report                                                                             F-2
 Consolidated Balance Sheets at January 31, 1996 and 1995 and July 31, 1996
 (unaudited)                                                                                              F-3

 Consolidated Statements of Operations for each of the three years ended
 January 31, 1996 and the six months ended July 31, 1996 and 1995 (unaudited)                             F-4

 Consolidated Statements of Shareholders' Equity for each of the three years
 ended January 31, 1996 and the six months ended July 31, 1996 (unaudited)                                F-5
 Consolidated Statements of Cash Flows for each of the three years ended
 January 31, 1996 and the six months ended July 31, 1996 and 1995 (unaudited)                             F-6

 Notes to Consolidated Financial Statements                                                               F-8
 Quarterly Financial Information (unaudited)                                                             F-20

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Midwesco, Inc.:

We have audited the accompanying consolidated balance sheets of Midwesco, Inc. and subsidiaries (the "Company") as of January 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended January 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Midwesco, Inc. and subsidiaries as of January 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Chicago, Illinois

May 28, 1996
(August 14, 1996 as to the second paragraph of Note 6)

MIDWESCO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------

                                                         JULY 31,             JANUARY 31
                                                          1996     ---------------------------------
ASSETS                                                 (UNAUDITED)         1996             1995
CURRENT ASSETS:
 Cash and cash equivalents                            $   103,000      $   111,000       $    86,000
 Trade accounts receivable, less allowance for
  doubtful accounts of $42,000 in 1996 and
  $43,000 in 1995                                       4,970,000        3,993,000         4,669,000
 Due from affiliates                                                        38,000         1,102,000
 Income tax receivable                                                     363,000
 Costs and estimated earnings in excess of
  billings on uncompleted contracts                       213,000          796,000           213,000
 Deferred income taxes                                    536,000          428,000           473,000

Inventories, less reserve of $49,000 in
 1996 and $130,000 in 1995                              5,226,000        5,522,000         4,216,000
Prepaid expenses and other current assets                 304,000          508,000           462,000
                                                      -----------      -----------       -----------

Total current assets                                   11,352,000       11,759,000        11,221,000


OTHER ASSETS:
 Investment in MFRI, Inc.                               9,041,000        8,414,000         7,419,000
 Investment in Midwesco Services, Inc.                  1,188,000        1,182,000         1,218,000
 Investment in and amounts due from joint
 ventures                                                 512,000          297,000           110,000
 Other assets                                             203,000          154,000           141,000
                                                      -----------      -----------       -----------

    Total other assets                                 10,944,000       10,047,000         8,888,000

PROPERTY, PLANT AND EQUIPMENT:
 Land, buildings and improvements                       4,875,000        4,865,000         4,498,000
 Machinery and equipment                                  945,000          923,000         1,185,000
 Furniture and office equipment                         2,056,000        2,449,000         2,243,000
 Transportation equipment                                 965,000          895,000           841,000
                                                      -----------      -----------       -----------
                                                        8,841,000        9,132,000         8,767,000
Less accumulated depreciation                           5,340,000        5,527,000         5,430,000
                                                      -----------      -----------       -----------
    Property, plant and equipment - net                 3,501,000        3,605,000         3,337,000
                                                      -----------      -----------       -----------



TOTAL ASSETS                                          $25,797,000      $25,411,000       $23,446,000
                                                      ===========      ===========       ===========



LIABILITIES AND                                          JULY 31,              JANUARY 31
SHAREHOLDERS' EQUITY                                       1996      -------------------------------
                                                        (UNAUDITED)        1996             1995
CURRENT LIABILITIES:
 Drafts payable                                         $ 1,200,000      $   649,000
 Accounts payable                                         3,339,000        4,086,000     $ 4,168,000
 Commissions payable                                        424,000          494,000         712,000
 Other accrued expenses                                     425,000          659,000       1,056,000
 Income taxes payable                                        50,000                          173,000
 Due to affiliates                                                           708,000         855,000
 Billings in excess of related costs and estimated
  earnings on uncompleted contracts                         781,000          276,000         204,000
 Current portion of long-term debt                        3,909,000          575,000         535,000
                                                        -----------      -----------     -----------

    Total current liabilities                            10,128,000        7,447,000       7,703,000


LONG-TERM LIABILITIES:
 Long-term debt, less current portion                     4,875,000        8,194,000       6,721,000
 Deferred income taxes                                    1,026,000          700,000          64,000
                                                        -----------      -----------     -----------

Total long-term liabilities                               5,901,000        8,894,000       6,785,000


COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY:
 Common stock, $10 par value; authorized -
  50,000 shares; issued - 11,564 shares                     115,000          115,000         115,000
 Capital in excess of par value                           3,432,000        3,432,000       3,432,000
 Retained earnings                                        6,221,000        5,523,000       5,411,000
                                                        -----------      -----------     -----------

    Total shareholders' equity                            9,768,000        9,070,000       8,958,000





                                                        -----------      -----------     -----------


TOTAL LIABILITIES AND                                   $25,797,000      $25,411,000     $23,446,000
 SHAREHOLDERS' EQUITY                                   ===========      ===========     ===========


See notes to consolidated financial statements.

MIDWESCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 31, 1996, 1995 AND 1994 AND
SIX-MONTH PERIODS ENDED JULY 31, 1996 AND 1995
-------------------------------------------------------------------------------------------------
                                                                                JULY 31
                                                                    -----------------------------
                                                                       1996              1995
                                                                             (UNAUDITED)
SALES AND EARNED REVENUES                                           $17,553,000       $13,603,000

COST OF SALES AND EARNED REVENUES                                    14,161,000        10,357,000
                                                                    -----------       -----------
     Gross profit                                                     3,392,000         3,246,000

SELLING EXPENSE                                                         833,000           884,000

GENERAL AND ADMINISTRATIVE EXPENSE                                    2,020,000         1,881,000
                                                                    -----------       -----------
     Income (loss) from operations                                      539,000           481,000

OTHER INCOME (EXPENSE):
 Interest expense - net                                                (491,000)         (479,000)
 Equity in income of MFRI, Inc.                                         578,000           458,000
 Equity in loss of Simtech, Inc.
 Equity in income (loss) of Midwesco Services, Inc.                       6,000            (6,000)
 Equity in income (loss) from joint ventures                            465,000
 Amortized gain on sale of Perma-Pipe                                    48,000            48,000
                                                                    -----------       -----------
     Other income (expense)                                             606,000            21,000
                                                                    -----------       -----------
     Income (loss) before income taxes                                1,145,000           502,000

INCOME TAX EXPENSE (BENEFIT)                                            447,000           210,000
                                                                    -----------       -----------
     Income (loss) from continuing operations                           698,000           292,000

DISCONTINUED OPERATIONS:
 Income from discontinued operations of Perma Pipe division less applicable income taxes of $495,000 in 1994
 Recognized gain on sale of Perma-Pipe Division
  less applicable income taxes of $1,107,000 in 1994
                                                                    -----------       -----------
NET INCOME                                                          $   698,000       $   292,000
                                                                    ===========       ===========


                                                                                    JANUARY 31
                                                                   ----------------------------------------------
                                                                      1996              1995             1994
SALES AND EARNED REVENUES                                          $29,210,000       $29,579,000      $20,519,000

COST OF SALES AND EARNED REVENUES                                   23,012,000        23,314,000       16,282,000
                                                                   -----------       -----------      -----------
     Gross profit                                                    6,198,000         6,265,000        4,237,000

SELLING EXPENSE                                                      1,876,000         1,550,000        1,594,000

GENERAL AND ADMINISTRATIVE EXPENSE                                   3,796,000         3,729,000        2,821,000
                                                                   -----------       -----------      -----------
     Income (loss) from operations                                     526,000           986,000         (178,000)

OTHER INCOME (EXPENSE):
 Interest expense - net                                             (1,112,000)         (806,000)        (963,000)
 Equity in income of MFRI, Inc.                                        900,000           463,000          786,000
 Equity in loss of Simtech, Inc.                                                                           (4,000)
 Equity in income (loss) of Midwesco Services, Inc.                    (36,000)          101,000           (7,000)
 Equity in income (loss) from joint ventures                            30,000            36,000       (1,052,000)
 Amortized gain on sale of Perma-Pipe                                   95,000           120,000
                                                                   -----------       -----------      -----------
     Other income (expense)                                           (123,000)          (86,000)      (1,240,000)
                                                                   -----------       -----------      -----------
     Income (loss) before income taxes                                 403,000           900,000       (1,418,000)

INCOME TAX EXPENSE (BENEFIT)                                           291,000           358,000         (614,000)
                                                                   -----------       -----------      -----------
     Income (loss) from continuing operations                          112,000           542,000         (804,000)

DISCONTINUED OPERATIONS:
 Income from discontinued operations of Perma Pipe division less
  applicable income taxes of $495,000 in 1994                                                             825,000
 Recognized gain on sale of Perma-Pipe Division
  less applicable income taxes of $1,107,000 in 1994                                                    1,732,000

NET INCOME                                                         $   112,000       $   542,000      $ 1,753,000
                                                                   ===========       ===========      ===========


See notes to consolidated financial statements.

MIDWESCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 1996, 1995 AND 1994 AND
SIX-MONTH PERIOD ENDED JULY 31, 1996
--------------------------------------------------------------------------------

                                                                       PREFERRED STOCK          COMMON STOCK        CAPITAL IN
                                                                     NUMBER                  NUMBER                  EXCESS OF
                                                                    OF SHARES    AMOUNT     OF SHARES    AMOUNT      PAR VALUE
BALANCE, FEBRUARY 1, 1993                                                200   $  60,000      11,457   $ 114,000     $ 2,991,000

 Net income

 Stock sale, redemption and elimination of cumulative foreign
  currency transactions relating to Perma-Pipe                          (200)    (60,000)        107       1,000          57,000

 Equity in transactions of affiliates:
  Stock offering of MFRI, Inc. (net of income taxes of $184,000)                                                         300,000
                                                                    ---------  ---------   ---------   ---------     -----------
BALANCE, JANUARY 31, 1994                                                                     11,564     115,000       3,348,000

 Net income

 Equity in transactions of affiliate:
  Stock offering of MFRI, Inc. (net of income taxes of $37,000)                                                           61,000

 Issuance of MFRI, Inc. stock for the acquisition of
  Ricwil, Inc. (net of income taxes of $14,000)                                                                           23,000
                                                                    ---------  ---------   ---------   ---------     -----------

BALANCE, JANUARY 31, 1995                                                                     11,564     115,000       3,432,000

 Net income
                                                                    ---------  ---------   ---------   ---------     -----------

BALANCE, JANUARY 31, 1996                                                                     11,564     115,000       3,432,000

 Net income (Unaudited)
                                                                    ---------  ---------   ---------   ---------     -----------

BALANCE, JULY 31, 1996 (Unaudited)                                          -  $       -      11,564   $ 115,000     $ 3,432,000
                                                                    =========  =========   =========   =========     ===========




                                                                                          FOREIGN
                                                                                          CURRENCY
                                                                           RETAINED      TRANSLATION
                                                                           EARNINGS      ADJUSTMENT          TOTAL

BALANCE, FEBRUARY 1, 1993                                                 $ 3,116,000     $(136,000)     $ 6,145,000

 Net income                                                                 1,753,000                      1,753,000

 Stock sale, redemption and elimination of cumulative foreign
  currency transactions relating to Perma-Pipe                                              136,000          134,000

 Equity in transactions of affiliates:
  Stock offering of MFRI, Inc. (net of income taxes of $184,000)                                             300,000
                                                                         ------------     ---------      -----------

BALANCE, JANUARY 31, 1994                                                   4,869,000                      8,332,000

 Net income                                                                   542,000                        542,000

 Equity in transactions of affiliate:
  Stock offering of MFRI, Inc. (net of income taxes of $37,000)                                               61,000

 Issuance of MFRI, Inc. stock for the acquisition of
  Ricwil, Inc. (net of income taxes of $14,000)                                                               23,000
                                                                         ------------     ---------      -----------

BALANCE, JANUARY 31, 1995                                                   5,411,000                      8,958,000

 Net income                                                                   112,000                        112,000
                                                                          -----------     ---------      -----------

BALANCE, JANUARY 31, 1996                                                   5,523,000                      9,070,000

 Net income (Unaudited)                                                       698,000                        698,000
                                                                         ------------     ---------      -----------

BALANCE, JULY 31, 1996 (Unaudited)                                       $  6,221,000     $       -      $ 9,768,000
                                                                         ============     =========      ===========

See notes to consolidated financial statements.

MIDWESCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------------
                                                                                    1996              1995              1994
OPERATING ACTIVITIES:
 Net income                                                                     $  112,000        $  542,000        $ 1,753,000
 Adjustments to reconcile net income to  net cash flows
  from operating activities:
  Undistributed income of unconsolidated affiliates and joint ventures            (894,000)         (600,000)        (1,072,000)
  Amortized gain on sale of Perma-Pipe                                             (95,000)         (120,000)
  Provision for depreciation and amortization                                      575,000           485,000            603,000
  Provision for bad debts                                                           16,000            (2,000)           (97,000)
  Deferred  income taxes                                                           681,000           116,000          1,543,000
  Change in operating assets and liabilities:
   Trade accounts receivable                                                       660,000           745,000           (672,000)
   Costs and estimated earnings in excess of billings
    on uncompleted contracts                                                      (583,000)          (34,000)            26,000
   Inventories                                                                  (1,306,000)         (854,000)          (295,000)
   Prepaid expenses and other assets                                               (59,000)          154,000            136,000
   Accounts and commissions payable                                               (300,000)        1,156,000         (2,948,000)
   Income taxes receivable                                                        (536,000)          173,000
   Due from affiliates                                                             917,000          (275,000)          (368,000)
   Drafts payable                                                                  649,000          (577,000)           577,000
   Billings in excess of costs and estimated earnings
    on uncompleted contracts                                                        72,000          (571,000)           352,000
   Accrued expenses and other current liabilities                                 (397,000)       (1,189,000)           201,000
   Cash flows from discontinued operations                                                                             (331,000)
                                                                           ---------------  ----------------   ----------------
      Net cash flows from operating activities                                    (488,000)         (851,000)          (592,000)

INVESTING ACTIVITIES:
 Investment in joint ventures                                                     (157,000)          (79,000)          (293,000)
 Purchase of property, plant and equipment                                        (662,000)         (800,000)          (134,000)
                                                                            --------------   ---------------   ----------------
      Net cash flows from investing activities                                    (819,000)         (879,000)          (427,000)

FINANCING ACTIVITIES:
 Payments under capital lease obligations                                         (251,000)         (222,000)          (315,000)
 Proceeds from revolving line of credit                                          4,890,000         8,400,000         11,476,000
 Payments on revolving line of credit                                           (3,100,000)       (6,400,000)       (10,469,000)
 Proceeds from subordinated debt and other                                                                            1,207,000
 Payments on subordinated debt and other                                          (207,000)         (100,000)          (909,000)
                                                                            --------------   ---------------   ----------------
      Net cash flows from financing activities                                   1,332,000         1,678,000            990,000
                                                                            --------------   ---------------   ----------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                25,000           (52,000)           (29,000)

CASH AND CASH EQUIVALENTS - Beginning of year                                       86,000           138,000            167,000
                                                                            --------------   ---------------   ----------------
CASH AND CASH EQUIVALENTS - End of year                                     $      111,000   $        86,000   $        138,000
                                                                            ==============   ===============   ================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Equipment acquired under capital lease obligations                         $      181,000   $       235,000   $        177,000
                                                                            ==============   ===============   ================



See notes to consolidated financial statements.

MIDWESCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX-MONTH PERIODS ENDED JULY 31, 1996 AND 1995

-----------------------------------------------------------------------------------------------------


                                                                             1996              1995
                                                                                   (UNAUDITED)

OPERATING ACTIVITIES:
 Net income                                                             $   698,000       $   292,000
 Adjustments to reconcile net income to net cash flows
  from operating activities:
  Undistributed income of unconsolidated affiliates and joint ventures   (1,049,000)         (451,000)
  Amortized gain on sale of Perma-Pipe                                      (48,000)          (48,000)
  Provision for depreciation and amortization                               305,000           150,000
  Provision for bad debts                                                    (7,000)           (9,000)
  Deferred  income taxes                                                    218,000          (164,000)
  Change in operating assets and liabilities:
   Trade accounts receivable                                               (970,000)        1,239,000
   Costs and estimated earnings in excess of billings
    on uncompleted contracts                                                583,000           (81,000)
   Inventories                                                              296,000           (43,000)
   Prepaid expenses and other assets                                        154,000          (403,000)
   Accounts and commissions payable                                        (817,000)       (2,534,000)
   Income taxes receivable                                                  413,000           262,000
   Due from affiliates                                                     (670,000)         (255,000)
   Drafts payable                                                           551,000         1,300,000
   Billings in excess of costs and estimated earnings
    on uncompleted contracts                                                505,000            48,000
   Accrued expenses and other current liabilities                          (234,000)         (646,000)
                                                                        -----------       -----------
     Net cash flows from operating activities                               (72,000)       (1,343,000)

INVESTING ACTIVITIES:
 (Investment in) due from joint ventures                                    250,000           (63,000)
 Purchase of property, plant and equipment                                  (51,000)         (379,000)
                                                                        -----------       -----------
     Net cash flows from investing activities                               199,000          (442,000)

FINANCING ACTIVITIES:
 Payments under capital lease obligations                                  (135,000)         (125,000)
 Proceeds from revolving line of credit                                   3,700,000         2,600,000
 Payments on revolving line of credit                                    (4,200,000)         (600,000)
 Proceeds from subordinated debt                                            500,000
 Payments on subordinated debt and other                                                      (88,000)
                                                                        -----------       -----------
     Net cash flows from financing activities                              (135,000)        1,787,000
                                                                        -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (8,000)            2,000

CASH AND CASH EQUIVALENTS - Beginning of period                             111,000            86,000
                                                                        -----------       -----------
CASH AND CASH EQUIVALENTS - End of period                               $   103,000       $    88,000
                                                                        ===========       ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Equipment acquired under capital lease obligations                     $   150,000       $   100,000
                                                                        ===========       ===========


See notes to consolidated financial statements.

MIDWESCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 1996, 1995 AND 1994 AND
SIX-MONTH PERIODS ENDED JULY 31, 1996 AND 1995
-------------------------------------------------------------------------------
1. BASIS OF PRESENTATION

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements of Midwesco, Inc. (the "Company") include the accounts of the Company and its majority-owned subsidiary, Simtech. All significant intercompany accounts and transactions have been eliminated in consolidation. Midwesco's investments in companies as of January 31, 1996, 1995 and 1994 consist of the following: Investment in Simtech, 80.6%; MFRI, Inc., 38.0%, 37.9% and 40.1%, respectively; and Midwesco Services, Inc. (formally known as Mid/Res, Inc.), 50.0%. The Company also has investments in joint ventures (see Note
   2).

   NATURE OF BUSINESS - Midwesco, Inc. is engaged in the following business: through its Thermal Care Division, it manufactures heat transfer equipment. Its products include chillers, temperature controllers, cooling towers and water treatment systems. Its Midwesco Mechanical and Energy Division designs and installs energy-efficient commercial and industrial HVAC systems and on-site industrial power generation systems. Midwesco's Simtech subsidiary is a distributor of polypropylene and PVDF pipe and fittings.

2. SIGNIFICANT ACCOUNTING POLICIES

   INTERIM FINANCIAL INFORMATION - In the opinion of management, the unaudited information presented as of July 31, 1996 and for the periods ended July 31, 1996 and 1995 reflect all adjustments, which consist of normal, recurring adjustments necessary for a fair presentation of the interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

   REVENUE RECOGNITION - Revenues of construction contracts are recognized under the "percentage of completion" method. The percentage of completion is determined by the relationship of costs incurred to the estimated total costs.

   Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance; job conditions; estimated profitability, including those arising from contract penalty provisions; and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

   The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

   USE OF ESTIMATES - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   INVENTORIES - Inventories are stated at the lower of cost (average cost which approximates actual cost on a first-in, first-out basis) or market. Inventories consisted of the following:


                                             JULY 31,            JANUARY 31
                                               1996      --------------------------
                                           (UNAUDITED)       1996          1995

Raw materials (net of inventory reserves)  $  3,533,000  $  4,056,000  $  3,130,000
Work in process                                 995,000       834,000       695,000
Finished goods                                  698,000       632,000       391,000
                                           ------------  ------------  ------------
Total                                      $  5,226,000  $  5,522,000  $  4,216,000
                                           ============  ============  ============

   PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 30 years. Amortization of assets under capital leases is included in depreciation and amortization. The carrying amounts of property, plant and equipment are evaluated annually to determine if adjustment to the depreciation and amortization period is warranted based upon projections of future earnings.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of cash and cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair value. The carrying values of long-term obligations are a reasonable estimate of their fair values as the interest rates approximate rates currently available to the Company for debt with similar terms and remaining maturities.

   INVESTMENT IN JOINT VENTURES AND UNCONSOLIDATED AFFILIATES - The Company's investments in joint ventures and unconsolidated affiliates are carried at initial cost plus equity in net income/loss since date of inception, reduced by cash distributions and increased by cash contributions.

   RECLASSIFICATIONS - Certain previously reported amounts have been reclassified to conform with the current period presentation.

3. INVESTMENT IN JOINT VENTURES

   MIDWESCO-PASCHEN JOINT VENTURE ("MPJV") - In fiscal 1987, the Company entered into a joint venture agreement to construct three electrical generating plants having an adjusted combined contract amount of approximately $53 million. The joint venture agreement provides that 55% of the profits or losses from joint venture activities be allocated to the Company. However, such agreements provide for the modification of allocation of profits (not losses) based on the respective proportions in which each partner has contributed capital to the joint venture. The joint venture partner has not made its proportionate share of capital contributions and it is uncertain as to how the joint venture partner will satisfy its obligations under the joint venture agreement.

   The three projects covered by the joint venture agreement were substantially completed in fiscal 1989. However, there continues to be open issues with regard to a vendor claim against the joint venture and a joint venture claim against the same vendor for completion date delay and performance shortfall damages.

   The following is condensed financial information for MPJV at January 31, 1996 and 1995 and for the three years ended January 31, 1996:




                                           1996          1995           1994
Assets:
 Accounts receivable                                $     123,000
 Claim receivable                     $  2,134,000      1,950,000
                                      ------------  -------------
Total assets                          $  2,134,000  $   2,073,000
                                      ============  =============
Liabilities and venture equity:
 Amounts due bonding company          $  1,760,000  $   1,760,000
 Other liabilities                         174,000        117,000
                                      ------------  -------------
                                         1,934,000      1,877,000
 Venture equity                            200,000        196,000
                                      ------------  -------------
Total liabilities and venture equity  $  2,134,000  $   2,073,000
                                      ============  =============
Net profit                            $       -     $        -     $       -
                                      ============  =============  ============

   The following issues remain unresolved relative to the joint venture:

   Claims Against and by Turbine Generator Supplier - The Company's management believes that the completion date delay and performance shortfall matters which resulted in charges of almost $3,400,000 are the fault of the turbine generator supplier. Contracts with the turbine generator supplier provide for liquidating damages for delays and productivity shortfalls.

   MPJV has filed a suit against the turbine generator supplier and its surety bond issuer seeking aggregate damages in excess of $9 million for the above and other issues. The turbine generator supplier has filed a counterclaim against the joint venture for damages in excess of $2 million. The January 31, 1996 and 1995 financial statements of the joint venture include a net claim receivable and, based on advice of counsel, management believes that the claim has substantial merit and that recovery of the receivable is probable.

   F. H. PASCHEN-MIDWESCO JOINT VENTURE - In the fiscal year ended January 31, 1996, the Company entered into a joint venture to retrofit the HVAC systems of the Social Security Building in Chicago, Illinois. The contract amount is approximately $17 million. The joint venture agreement provides that 50% of the profit or losses from the joint venture activities be allocated to the Company.

   The following represents the unaudited condensed financial information for the joint venture as of January 31, 1996 and for the period then ended:




Assets:
 Cash                                                   $  223,000
 Contract receivable                                       687,000
 Other assets                                               16,000
                                                        ----------
Total assets                                            $  926,000
                                                        ==========

Liabilities:
 Billings in excess of costs and estimated earnings on
  uncompleted contracts                                 $  336,000
 Accounts payable and accrued expenses                     494,000
                                                        ----------
                                                           830,000
Venture equity                                              96,000
                                                        ----------
Total liabilities and venture equity                    $  926,000
                                                        ==========
Contract revenues                                       $1,103,000
Contract costs                                           1,007,000
                                                        ----------
Net profit                                              $   96,000
                                                        ==========

4. INVESTMENT IN UNCONSOLIDATED AFFILIATES

   MIDWESCO SERVICES, INC. - The Company has a 50% investment in Midwesco Services, Inc., which is accounted for on the equity method. The following is condensed financial information of Midwesco Services, Inc. at January 31, 1996 and 1995 and July 31, 1996 and for each of the three years in the period ended January 31, 1996 and for the six-month periods ended July 31, 1996 and 1995:



                                                                                              JANUARY 31
                                                                      JULY 31,       ----------------------------
                                                                       1996             1996              1995
                                                                    (UNAUDITED)
Current assets                                                       $4,275,000      $4,461,000        $5,799,000
Other                                                                   923,000         940,000           971,000
                                                                     ----------      ----------        ----------
Total assets                                                         $5,198,000      $5,401,000        $6,770,000
                                                                     ==========      ==========        ==========
Current liabilities                                                  $2,571,000      $2,793,000        $4,144,000
Other                                                                   251,000         245,000           191,000
                                                                     ----------      ----------        ----------
Total liabilities                                                     2,822,000       3,038,000         4,335,000

Shareholders' equity                                                  2,376,000       2,363,000         2,435,000
                                                                     ----------      ----------        ----------
Total liabilities and shareholders' equity                           $5,198,000      $5,401,000        $6,770,000
                                                                     ==========      ==========        ==========
                                SIX MONTHS ENDED JULY 31                    FISCAL YEAR ENDED JANUARY 31
                                ------------------------           --------------------------------------------
                                   1996          1995                 1996             1995             1994
                                       (UNAUDITED)
Revenues                        $6,979,000    $7,834,000           $14,137,000      $15,424,000     $12,470,000
Cost of services                 5,134,000     6,075,000            11,166,000       12,064,000       9,674,000
Selling, general and
 administrative expenses         1,816,000     1,778,000             2,916,000        2,929,000       2,733,000
                                ----------    ----------           -----------      -----------     -----------
Operating profit                    29,000       (19,000)               55,000          431,000          63,000
Taxes and other expenses            16,000        (6,000)              127,000          225,000          78,000
                                ----------    ----------           -----------      -----------     -----------
Net profit (loss)               $   13,000    $  (13,000)          $   (72,000)     $   206,000     $   (15,000)
                                ==========    ==========           ===========      ===========     ===========


   MFRI, INC. - The Company's investment in MFRI, Inc. ("MFRI"), successor by merger to Midwesco Filter Resources, Inc. ("Filter"), at January 31, 1996, 1995 and 1994 was 39.0%, 37.9% and 40.1%, respectively. The Company's investment in MFRI is accounted for on the equity method. Following is condensed balance sheet information of MFRI at January 31, 1996 and 1995 and July 31, 1996 and condensed statement of operations information for each of the three years in the period ended January 31, 1996, and condensed statement of operations information for the six-month periods ended July 31, 1996 and 1995:




                                                                    JANUARY 31
                                              JULY 31,     ----------------------------
                                                1996           1996           1995
                                             (UNAUDITED)
Current assets                                $40,401,000    $36,865,000    $33,587,000
Other                                          22,848,000     22,120,000     14,330,000
                                            -------------  -------------  -------------
Total assets                                  $63,249,000    $58,985,000    $47,917,000
                                            =============  =============  =============
Current liabilities                           $20,010,000    $17,188,000    $16,297,000
Other                                          15,490,000     15,574,000      7,680,000
                                            -------------  -------------  -------------
Total liabilities                              35,500,000     32,762,000     23,977,000
Shareholders' equity                           27,749,000     26,223,000     23,940,000
                                            -------------  -------------  -------------
Total liabilities and shareholders' equity    $63,249,000    $58,985,000    $47,917,000
                                            =============  =============  =============



                               SIX MONTHS ENDED JULY 31                FISCAL YEAR ENDED JANUARY 31
                           --------------------------------  -------------------------------------------------
                                1996             1995             1996             1995             1994
                                     (UNAUDITED)
Net sales                  $    44,955,000  $    39,879,000  $    85,838,000  $    75,495,000  $    29,866,000
Cost of sales                   34,809,000       31,923,000       68,958,000       62,898,000       23,062,000
Selling, general and
 administrative expenses         7,066,000        5,778,000       12,142,000       10,213,000        4,345,000
                           ---------------  ---------------  ---------------  ---------------  ---------------
Income from operations           3,080,000        2,178,000        4,738,000        2,384,000        2,459,000
Taxes and other expenses         1,554,000        1,097,000        2,365,000        1,181,000          925,000
                           ---------------  ---------------  ---------------  ---------------  ---------------
Net income                 $     1,526,000  $     1,081,000  $     2,373,000  $     1,203,000  $     1,534,000
                           ===============  ===============  ===============  ===============  ===============



As of January 31, 1996, based upon MFRI's stock price and the Company's ownership percentage of MFRI's outstanding common stock, the market value of the investment in MFRI is approximately $10,500,000.

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

   Costs and estimated earnings on uncompleted contracts are as follows for the years ended January 31, 1996 and 1995 and July 31, 1996:



                                                                          JANUARY 31
                                                   JULY 31,        ---------------------------
                                                     1996             1996            1995
                                                  (UNAUDITED)
Costs incurred on uncompleted contracts            $20,084,000     $14,101,000      $8,309,000
Estimated earnings                                   1,374,000       1,652,000         965,000
                                                   -----------     -----------      ----------
Current revenue                                     21,458,000      15,753,000       9,274,000
Less billings to date                               22,026,000      15,233,000       9,265,000
                                                   -----------     -----------      ----------
Total                                              $  (568,000)    $   520,000      $    9,000
                                                   ===========     ===========      ==========
Included in the accompanying consolidated
balance sheets under the following captions:
Costs and estimated earnings in excess of
billings on uncompleted contracts                  $   213,000     $   796,000      $  213,000
Billings in excess of related costs and
estimated earnings on uncompleted contracts           (781,000)       (276,000)       (204,000)
                                                   -----------     -----------      ----------
Total                                              $  (568,000)    $   520,000      $    9,000
                                                   ===========     ===========      ==========



6. DEBT ARRANGEMENTS

   The Company's long-term debt consists of the following:




                                                      JANUARY 31
                                 JULY 31,      ------------------------
                                  1996           1996          1995
                               (UNAUDITED)
Revolving loan                   $3,290,000    $3,790,000    $2,000,000
Subordinated note payable         1,210,000     1,180,000     1,124,000
Subordinated notes payable to
 officers/shareholders            1,500,000     1,000,000     1,000,000
Capitalized lease obligations     1,872,000     1,887,000     1,945,000
Former joint venture partner
 subordinated note payable          912,000       912,000     1,187,000
                                 ----------    ----------    ----------
                                  8,784,000     8,769,000     7,256,000
Less current maturities           3,909,000       575,000       535,000
                                 ----------    ----------    ----------
Total                            $4,875,000    $8,194,000    $6,721,000
                                 ==========    ==========    ==========





   The classification of long-term debt in the accompanying balance sheet reflects the terms of the 1996 amendments to the Revolving Loan and to the Subordinated Note Payable. Pertinent details of such amendments are reflected below.

   REVOLVING LOAN - At January 31, 1996, the Company had a loan agreement with a bank, which provided for a $4 million revolving line of credit, maturing on September 30, 1996 (extended to March 31, 1997, see below). The agreement includes certain financial covenants and is collateralized by certain accounts receivable, equipment and inventories with a book value of approximately $8,500,000 and 850,000 of the shares of MFRI stock owned by the Company. At January 31, 1996, the Company was not in compliance with certain financial covenants of the agreement.

   On August 8, 1996, the Third Amendment to the loan agreement was signed. This amendment, among other things, changed the maturity date on the revolving line of credit to March 31, 1997, modified certain financial covenants, increased the interest rate on the line of credit by 2%, and effectively brought the Company into compliance with all financial covenants of the agreement, as amended.

   SUBORDINATED NOTE PAYABLE - Subordinated note payable represents a note with a principal amount of $1,225,000, due November 1, 1996 (extended to November 1, 1997, see below). Such note was recorded at a discount of $315,000, based on an imputed interest rate of 12% and had a remaining unamortized balance of $45,000 at January 31, 1996. On August 14, 1996, terms of the subordinated note were amended to extend the maturity date to November 1, 1997, and increase the interest rate from 6-1/4 % to 10% subsequent to November 1, 1996.

   Interest expense for 1996, 1995 and 1994 includes $76,000, $54,000 and $43,000, respectively, relating to the amortization of this discount.

   SUBORDINATED NOTES PAYABLE TO OFFICERS/SHAREHOLDERS - Subordinated notes payable to officers/shareholders have a principal balance of $1,000,000. The notes bear interest at the prime rate plus 1-3/4%. The notes are subordinated to the above bank borrowing.

   FORMER JOINT VENTURE PARTNER SUBORDINATED NOTE PAYABLE - Former joint venture partner subordinated note payable has a principal balance of $912,000. The note bears interest at the prime rate plus 2%.

   OTHER INFORMATION - Interest paid on all debt arrangements amounted to $802,000, $686,000 and $957,000 for fiscal years 1996, 1995 and 1994, respectively; and $184,000 and $228,000 for the six-month periods ended July 31, 1996 and 1995, respectively.

   Annual maturities of long-term debt, exclusive of capitalized leases, at January 31, 1996 are as follows:



                        1997            $    345,000
                        1998               6,405,000
                        1999                 132,000

7.   LEASE INFORMATION

     The following is an analysis of property under capitalized leases:




                                              1996             1995
Furniture, fixture and office equipment  $       36,000   $       36,000
Building and improvements                     1,594,000        1,594,000
Machinery and equipment                         381,000          381,000
Transportation equipment                        838,000          784,000
                                         --------------   --------------

                                              2,849,000        2,795,000
Less accumulated amortization                (1,555,000)      (1,415,000)
                                         --------------   --------------
Total                                    $    1,294,000   $    1,380,000
                                         ==============   ==============

The lease for the building and equipment, which is beneficially owned by certain shareholders of the Company, expires in December 2007.

Future minimum lease payments under the capitalized leases at January 31, 1996 are as follows:


1997                                            $     482,000
1998                                                  420,000
1999                                                  332,000
2000                                                  283,000
2001                                                  283,000
Thereafter                                          1,693,000
                                                -------------
                                                    3,493,000
Less amount representing interest                   1,606,000
                                                -------------
Present value of future minimum lease payments  $   1,887,000
                                                =============

8.   INCOME TAXES

     Components of income tax expense (benefit) are as follows:




YEAR ENDED JANUARY 31      1996         1995          1994
Current:
Federal                $  (371,500)  $  197,230  $  (1,396,000)
State and other            (18,500)      44,770       (231,000)
                       -----------   ----------  -------------
                          (390,000)     242,000     (1,627,000)
Deferred                   681,000      116,000      1,013,000
                       -----------   ----------  -------------
Total                  $   291,000   $  358,000  $    (614,000)
                       ===========   ==========  =============


   The difference between the provision (benefit) for income taxes and the amount computed by applying the federal statutory rate is as follows:


     YEAR ENDED JANUARY 31                    1996        1995         1994
     Tax at federal statutory rate           $137,000   $306,000     $(482,000)
     State taxes - net of federal benefit      42,000     66,000      (127,000)
     Other - net                              112,000    (14,000)       (5,000)
                                             --------   --------     ---------
     Total                                   $291,000   $358,000     $(614,000)
                                             ========   ========     =========

   The deferred income tax provision (benefit) reflects the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. These differences relate principally to depreciation, contract gross profit recognition, undistributed earnings of affiliates and various accruals and reserves.

   Components of the deferred tax asset and liability balances as of January 31, 1996 and 1995 are as follows:

                                                   1996          1995
      Current:
        Allowance for doubtful accounts          $  16,000      $  16,000
        Sales reserves                              50,000          2,000
        Vacation accruals                           48,000         34,000
        Deferred profits on contract               218,000        219,000
        Inventory valuation allowance               68,000         93,000
        Warranty accruals                           26,000         21,000
        Insurance accruals                         (53,000)        47,000
        Other                                       55,000         41,000
                                                 ---------      ---------
      Total                                      $ 428,000      $ 473,000
                                                 =========      =========
      Long-term:
        Capital lease                            $ 265,000      $ 220,000
        Operating loss carry-forwards               30,000        320,000
        Tax credit carry-forwards                  157,000        157,000
        Depreciation                               (53,000)       (87,000)
        Deferred gain on sale of Perma-Pipe          3,000         41,000
        MFRI stock issuance                       (237,000)      (237,000)
        Equity in MFRI income                     (865,000)      (478,000)
                                                 ---------      ---------
      Total                                      $(700,000)     $ (64,000)
                                                 =========      =========

   At January 31, 1996, the Company had, for income tax purposes, net operating loss carry-forwards of approximately $78,000, which will expire in 2011.

   The Company also has investment and AMT tax credit carry-forwards for approximately $157,000 available to reduce future federal income taxes.

   Income taxes paid amounted to $172,000, $164,000, and $14,000 for fiscal years 1996, 1995 and 1994, respectively; and $30,000 and $128,000 for the six-month periods ended July 31, 1996 and 1995, respectively.

9. EMPLOYEE RETIREMENT PLANS

   The Company makes contributions to a union-sponsored multi-employer defined benefit plan in accordance with negotiated labor contracts. Contributions charged to expense approximated $39,000 in 1996, $55,000 in 1995 and $20,000 in 1994.

   401(k) PLAN - The employees of the Company participate in a 401(k) Employee Savings and Protection Plan that is applicable to all employees not covered by a collective bargaining agreement. The Plan allows employees to make pretax payroll contributions up to 16% of total compensation. Prior to February 1, 1995, the Company made contributions to the 401(k) Plan in an amount equal to 25% of each participant's contribution, up to a maximum of 1% of their salaries. Beginning February 1, 1995, the Company contribution was increased to 50% of each participant's contribution, up to a maximum of 2% of their salaries.

   PROFIT-SHARING PLAN - The employees of the Company participate in a Profit-Sharing Plan that is applicable to all employees not covered by collective bargaining agreements, who are at least 21 years of age and have completed one year of employment, and certain employees who are covered by collective bargaining agreements. The Profit-Sharing Plan is funded solely by contributions of such portion of profits as determined by the Board of Directors.

   401(k) Plan and Profit-Sharing Plan costs of the Company for the years ended January 31, 1996, 1995 and 1994 were $102,000, $81,000 and $43,000, respectively.

10.  BUSINESS SEGMENT DATA

     Midwesco, Inc. operates in three business segments: (1) heat transfer equipment, (2) HVAC systems, and (3) plastic pipe distribution. The following is information relevant to the Company's business segments:



                                                   1996               1995               1994
      Sales:
        Heat transfer equipment                    $19,775,000        $18,528,000        $13,127,000
        HVAC systems                                 6,927,000          8,579,000          5,988,000
        Plastic pipe distribution                    2,508,000          2,472,000          1,404,000
                                                   -----------        -----------        -----------
      Total sales                                  $29,210,000        $29,579,000        $20,519,000
                                                   ===========        ===========        ===========
      Income from operations:
        Heat transfer equipment                    $ 2,231,000        $ 2,694,000        $ 1,599,000
        HVAC systems                                   408,000            469,000         (1,097,000)
        Plastic pipe distribution                       67,000           (346,000)          (170,000)
        Corporate and other                         (2,180,000)        (1,831,000)          (510,000)
                                                   -----------        -----------        -----------
      Total income from operations                 $   526,000        $   986,000        $ (178,000)
                                                   ===========        ===========        ===========
      Identifiable assets:
        Heat transfer equipment                    $ 6,869,000        $ 6,834,000        $ 5,006,000
        HVAC systems                                 2,804,000          1,891,000          3,140,000
        Plastic pipe distribution                    1,779,000          1,818,000          1,538,000
        Corporate and other                         13,959,000         12,903,000         12,724,000
                                                   -----------        -----------        -----------
      Total identifiable assets                    $25,411,000        $23,446,000        $22,408,000
                                                   ===========        ===========        ===========
      Capital expenditures:
        Heat transfer equipment                    $   139,000        $    79,000        $    43,000
        Plastic pipe distribution                       42,000             11,000             46,000
        Corporate and other                            481,000            710,000             45,000
                                                   -----------        -----------        -----------
      Total capital expenditures                   $   662,000        $   800,000        $   134,000
                                                   ===========        ===========        ===========
      Depreciation and amortization:
        Heat transfer equipment                    $    91,000        $    67,000        $    74,000
        HVAC systems                                    59,000             62,000             62,000
        Plastic pipe distribution                       24,000             14,000              5,000
        Corporate and other                            401,000            342,000            462,000
                                                   -----------        -----------        -----------
      Total depreciation and amortization          $   575,000        $   485,000        $   603,000
                                                   ===========        ===========        ===========

   Income from operations - corporate and other includes interest expense on corporate debt, corporate employee salaries and related expenses. Identifiable assets - corporate and other includes the corporate building and related improvements, furniture and fixtures, and other corporate assets. Depreciation and amortization amounts exclude the amortization of the gain on the sale of Perma-Pipe.

11.  RELATED PARTY TRANSACTIONS

     MFRI, Inc. provides certain services to the Company and the Company provides certain facilities and services to MFRI, Inc. pursuant to an agreement, dated February 1, 1994 (superseding the previous agreement dated October 27, 1989). The Company reimbursed MFRI, Inc. $25,000 in 1995, and MFRI, Inc. reimbursed the Company $564,000 in 1996, $381,000 in 1995 and $282,000 in 1994. In addition, the Company paid an affiliate approximately $119,000 in 1996, $124,000 in 1995 and $68,000 in 1994 for installation services. Also, the Company was paid by the affiliate approximately $1,042,000 in 1996, $1,106,000 in 1995 and $1,146,000 in 1994 for
     reimbursement for expenses incurred on behalf of the affiliate. Finally, the Company derived sales revenue of approximately $249,000 in 1996 and $1,300,000 in 1995 from an affiliated company.

12.  DISCONTINUED OPERATIONS

     On January 28, 1994, the Company completed the sale of the net assets of its Perma-Pipe Division ("Perma-Pipe") to MFRI, Inc., successor by merger to Midwesco Filter Resources, Inc., which, prior to the transaction, was a 51.2% owned subsidiary of the Company.

     The Company received proceeds of $4,950,000, consisting of $3,069,000 in cash and 279,000 shares of MFRI stock valued at $1,881,000. The Company recognized 61% of the gain on the sale of the Perma-Pipe assets of $1,732,000, net of applicable income taxes of $1,107,000. In addition, 39% of the gain was deferred ($1,781,000) and is being amortized into income over periods of 7 to 40 years. The 1994 consolidated financial statements report the operations of Perma-Pipe as discontinued operations. Revenues of Perma-Pipe were $32,524,000 for fiscal 1994.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended January 31, 1996 and 1995:


                                             FISCAL 1996 THREE MONTHS ENDED
                                 ------------------------------------------------------
                                   APRIL 30      JULY 31      OCTOBER 31    JANUARY 31
        Net sales                  $6,131,000    $7,473,000    $7,870,000   $7,736,000
        Gross profit                1,422,000     1,801,000     1,475,000    1,500,000
        Net income (loss)              22,000       271,000        54,000     (235,000)

                                             FISCAL 1995 THREE MONTHS ENDED
                                 ------------------------------------------------------
                                   APRIL 30      JULY 31      OCTOBER 31    JANUARY 31
        Net sales                  $6,507,000    $7,998,000    $7,720,000   $7,354,000
        Gross profit                1,452,000     1,671,000     1,567,000    1,575,000
        Net income                    120,000       321,000        26,000       75,000



                                     ******

                                   APPENDIX A


                              AGREEMENT FOR MERGER

                          Dated as of October 25, 1996

                              AGREEMENT FOR MERGER



                                    BETWEEN



                                MIDWESCO, INC.,
                          an Illinois corporation, and

                                  MFRI, INC.,
                             a Delaware corporation


                          Dated as of October 25, 1996

                               TABLE OF CONTENTS

ARTICLE                                                                                                                     PAGE
-------                                                                                                                     ----
1        BASIC TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.2     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.4     Approval by Stockholders of Midwesco and MFRI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2

2        REPRESENTATIONS AND WARRANTIES OF MIDWESCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         2.1     Organization, Qualification and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         2.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         2.3     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         2.4     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         2.5     Capitalization of Midwesco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         2.6     Rights in MFRI Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         2.7     Corporate Records and Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         2.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
         2.9     Events Since January 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
         2.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
         2.11    Assets Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         2.12    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         2.13    Condition of the Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         2.14    Condition and Adequacy of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         2.15    Accounts Receivable of Midwesco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         2.16    Owned Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         2.17    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         2.18    Software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         2.19    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         2.20    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.21    Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.22    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.23    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.24    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.25    Specific Environmental Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         2.26    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         2.27    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         2.28    Employee Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.29    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         2.30    Supplies and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.31    Payroll  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.32    Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15

ARTICLE                                                                                                                     PAGE
-------                                                                                                                     ----
         2.33    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.34    Brokerage Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.35    Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.36    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         2.37    Definition  of Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         2.38    Definition of "Material" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         2.39    Shareholders of Midwesco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16

3        REPRESENTATIONS AND WARRANTIES OF MFRI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         3.1     Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         3.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         3.3     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         3.4     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17

4        TRANSFER AND DISTRIBUTION OF NEW MIDWESCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         4.1     Assets of New Midwesco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         4.2     Liabilities of New Midwesco. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         4.3     Warranty Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         4.4     New Midwesco's Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         4.5     Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         4.6     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         4.7     Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21

5        COVENANTS PENDING CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         5.1     Conduct of Businesses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         5.2     Forebearances by Midwesco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21

6        ADDITIONAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         6.1     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         6.2     Issuance of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.3     Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.4     Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.7     Additional Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.8     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.9     Certain Securities Law Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         6.10    Distribution of Shares of New Midwesco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24

ARTICLE                                                                                                                     PAGE
-------                                                                                                                     ----
7        CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         7.1     Mutual Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         7.2     Conditions to Obligations of MFRI to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         7.3     Conditions to Obligations of Midwesco to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . .  A-26

8        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27

9        SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         9.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         9.2     Survival Limitation Not Applicable to Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28

10       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         10.1    Indemnification of MFRI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         10.2    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         10.3    Minimum Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         10.4    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30

11       SPECIAL ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         11.1    Establishment of Special Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         11.2    Reduction of Shares in Special Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32

12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         12.1    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         12.2    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         12.3    Remedies for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         12.4    Notices and Other Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         12.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         12.6    Law to Govern  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         12.7    Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         12.8    Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         12.9    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         12.10   Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         12.11   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34

EXHIBITS

Exhibit "A"      -        Plan of Merger

                              AGREEMENT FOR MERGER


         THIS AGREEMENT (this "Agreement"), dated as of October 25, 1996 is by and between MFRI, INC., a Delaware corporation ("MFRI") and MIDWESCO, INC., an Illinois corporation ("Midwesco").

                                R E C I T A L S:

         A. Midwesco, among other things, is engaged in the business of designing, manufacturing and selling cooling systems through its Thermal Care Division (the "Business").

         B. MFRI is approximately 37.8%-owned by Midwesco with the balance of its shares owned by others. The common stock of MFRI is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and traded on the automated quotation system of the National Association of Securities Dealers ("NASDAQ").

         C. The parties desire to effect the merger of Midwesco with and into MFRI in accordance with the terms and conditions of this Agreement and the Plan of Merger (defined herein), with MFRI as the surviving corporation (the "Merger").

         D. It is intended that the merger qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         E. The Merger will require the vote of the stockholders of MFRI and Midwesco. Due to the relationship of Midwesco and MFRI, it is proposed that Midwesco vote the shares of stock of MFRI owned by Midwesco to approve the Merger only if a majority of the stockholders of MFRI voting on the Merger, other than Midwesco, approve the Merger.

         F. The vote by the shareholders of MFRI will be required to be conducted through the use of a proxy statement of MFRI relating to the Merger (the "Proxy Statement")

         G. The shares of MFRI to be issued to the existing stockholders of Midwesco in the Merger will be registered under the Securities Act of 1933, as amended (the "33 Act") pursuant to a registration rights agreement (the "Registration Rights Agreement");

         H. On the Closing Date, prior to the Closing (as defined herein), Midwesco shall transfer all of its assets and certain liabilities, except for the assets and liabilities related to the operation of the Business, 1,717,666 shares of the issued and outstanding shares of common stock of MFRI (the "MFRI Shares") and certain other assets and liabilities as set forth herein, to Midwesco - Illinois, Inc. ("New Midwesco"), and Midwesco shall immediately distribute the stock of New Midwesco to the shareholders of Midwesco (the "Distribution").

         I. Midwesco and MFRI each agrees to make certain representations, warranties, covenants and agreements in connection with the Merger.

                                   AGREEMENTS

         In consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows:


                                   ARTICLE 1

                               BASIC TRANSACTION

         1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporate Law ("DGCL"), Midwesco will be merged with and into MFRI. The terms and conditions of the Merger shall be in accordance with the Agreement and Plan of Merger attached hereto as Exhibit "A" (the "Plan of Merger"), which MFRI and Midwesco have executed concurrently with the execution and delivery of this Agreement. Subject to the terms and conditions of this Agreement, Midwesco and MFRI shall cause the Plan of Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Illinois on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the time set forth in the Plan of Merger (the "Effective Time"). MFRI shall be the corporation surviving the Merger.

         1.2 EFFECT OF MERGER. At the Effective Time, and as more fully described in the Plan of Merger, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Midwesco, each outstanding share of capital stock of Midwesco will be converted into 183.7 shares of common stock of MFRI, and each share of common stock of MFRI will remain unchanged. Other terms and conditions of the Merger shall be as set forth in the Plan of Merger.

         1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois as soon as reasonably practicable after the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived (the "Closing Date").

         1.4 APPROVAL BY STOCKHOLDERS OF MIDWESCO AND MFRI. Midwesco and MFRI have taken or shall take all action necessary in accordance with their respective Certificate of Incorporation, By-Laws, Illinois law, the DGCL and any other applicable law, including applicable securities laws, to cause this Agreement and the Plan of Merger to be approved by their respective stockholders. The Boards of Directors of MFRI and Midwesco have or shall each recommend to their respective stockholders that they vote in favor of the Merger.

                                   ARTICLE 2

                              REPRESENTATIONS AND
                             WARRANTIES OF MIDWESCO

         Midwesco hereby represents and warrants to MFRI, as of the date hereof and as of the Effective Time, as follows:

         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Midwesco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Midwesco is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined). As used herein, "Material Adverse Effect" means a material (as defined in Section 2.38 hereof) adverse effect on the assets, liabilities, financial condition or results of operations of MFRI.

         2.2 AUTHORIZATION. Midwesco has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Plan of Merger by Midwesco and the performance of its obligations hereunder have been duly authorized by resolutions duly adopted by its board of directors and shareholders and a copy of such resolutions, certified by the Secretary of Midwesco shall be provided to MFRI prior to the Closing Date, and Midwesco agrees, prior to the Closing Date to take such additional action as may be necessary to authorize its performance of this Agreement and the Plan of Merger or the transactions contemplated hereby.

         2.3 BINDING EFFECT. This Agreement and the Plan of Merger have been duly executed and delivered by Midwesco and constitute the legal, valid and binding obligations of Midwesco, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         2.4 NONCONTRAVENTION. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, neither the execution and delivery of this Agreement by Midwesco, the execution and filing of the Plan of Merger by Midwesco nor the consummation of the transactions contemplated under this Agreement and the Plan of Merger will: (i) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction to which

Midwesco is subject; (ii) conflict with or result in a breach of the provisions of the Certificate or Articles of Incorporation or By-laws of Midwesco as of the date hereof and as of the Closing Date; or (iii) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel, or require any notice under, any material contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which Midwesco is a party or by which it or any of its property is bound, or result in the creation or imposition of any lien or encumbrance on any of such property.

         2.5 CAPITALIZATION OF MIDWESCO. All of the issued and outstanding shares of common stock of Midwesco are duly authorized and validly issued, fully paid and nonassessable. The entire authorized capital stock of Midwesco consists of 50,000 shares of common stock, par value $0.01 per share, of which 11,564 shares are presently issued and outstanding and 1,500 shares of Preferred Stock, $300.00 par value per share, no shares of which are issued or outstanding.

                 (a) There are no authorized or outstanding options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or instruments to which Midwesco is a party or which are binding on Midwesco providing for the issuance, disposition or acquisition of any of its capital stock, except pursuant to that certain Midwesco, Inc. Amended Stock Purchase and Redemption Plan dated May 1, 1987 (the "Stock Plan"). There are no authorized or outstanding stock appreciation, phantom stock or similar rights with respect to Midwesco or to which Midwesco is a party, except for the Stock Plan.

                 (b) Midwesco does not own any shares or equity interest in any corporation, partnership, joint venture, association or other entity, except as identified in writing to MFRI prior to the date hereof.

         2.6 RIGHTS IN MFRI STOCK. There are no options, warrants, rights, contracts, calls, puts or other rights, agreements or commitments to which Midwesco is a party or which are binding on Midwesco with respect to the MFRI stock owned by Midwesco.

         2.7 CORPORATE RECORDS AND ACTION. Midwesco has furnished to MFRI, prior to the date hereof, a copy of its Articles of Incorporation and all amendments thereto of Midwesco. Midwesco has furnished to MFRI a complete copy of its By-laws and all amendments thereto certified by its secretary. Midwesco has previously made available to MFRI its complete minute books for the period prior to the date hereof and minutes for all meetings and relating to any action taken subsequent to that date and prior to the Closing will be provided to MFRI on the Closing Date. All corporate action which has been taken by the shareholders, Board of Directors or any committee of such Board of Midwesco is fairly and accurately summarized in all material respects in the minute books of Midwesco. Midwesco has previously made available to MFRI the stock ledger books of Midwesco. All issuances, cancellations, transfers and exchanges of capital stock of Midwesco is reflected in its stock ledger books.

         2.8 FINANCIAL STATEMENTS. Midwesco has furnished to MFRI, prior to the date hereof, copies of its audited consolidated financial statements for the years ended January 31, 1996 and January 31, 1995, including the consolidated balance sheets as of said dates and the consolidated statements of operations, statements of shareholders' equity and statements of cash flows, and the unaudited interim financial statements of Midwesco for the six months ended July 31, 1996 (collectively, the "Financial Statements"). The Financial
Statements: (a) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; (b) fairly present the consolidated financial position of Midwesco as at the dates of each financial statement; and (c) fairly present the results of operations, changes in equity and cash flows for the respective periods covered by the Financial Statements.

         2.9 EVENTS SINCE JANUARY 31, 1996. Since January 31, 1996, except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, there has not been:

                 (a) any material casualty affecting any material property or asset of the Business;

                 (b) any material increase in the rate of compensation or any material increase in the benefits payable or to become payable to any of the officers or employees of Midwesco or any other material change in the terms of the employment of the officers or employees of Midwesco;

                 (c) any indebtedness for borrowed money incurred by Midwesco or any lien or security interest granted on any assets of Midwesco, except for subordinated loans in the aggregate amount of $500,000 from certain shareholders and borrowings and repayments under the Credit Agreement (as defined below);

                 (d) any sale of any of the assets of Midwesco, except sales of inventory in the ordinary course of business and sales of equipment made in the ordinary course of business due to the replacement or abandonment thereof;

                 (e) any acceleration, termination, cancellation or material adverse modification of any material agreement, contract, lease or license of Midwesco or by which Midwesco is bound;

                 (f) any dividend, payment or other distribution with respect to any of the capital stock of Midwesco, except the Distribution;

                  (g) any redemption or purchase, or agreement to redeem or purchase, any of the capital stock of Midwesco; or

                  (h) other than the Merger, and the transactions contemplated under this Agreement, any other material transaction other than in the ordinary course of business consistent with past practices.

         2.10    TAXES.

                 (a) Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, Midwesco has filed all returns relating to Taxes (as hereinafter defined) which were required to be filed prior to the Closing Date (collectively the "Tax Returns"). All Taxes owed by Midwesco which are reflected on the Tax Returns as being due, have been paid. As used herein, "Taxes" mean any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, unemployment, personal property, sales, use, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

                 (b) To the knowledge of Midwesco, proper and accurate amounts have been withheld by or on behalf of Midwesco with respect to all compensation paid to employees of Midwesco for all periods ending on or before the Closing Date. All deposits required with respect to compensation paid to employees of Midwesco have been made in compliance with applicable laws.

                 (c) Midwesco has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (d) Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, none of the Tax Returns has been audited or is currently the subject of an audit by a governmental agency.

         2.11 ASSETS GENERALLY. Except as set forth in writing and delivered by Midwesco and as contemplated by this Agreement, Midwesco owns all of the assets shown on the consolidated balance sheet of Midwesco as of January 31, 1996 included in the Financial Statements (the "Year-End Balance Sheet") (other than inventory which has been sold in the ordinary course of business, prepaid expenses which have expired in the ordinary course of business, accounts receivable which have been collected in the ordinary course of business and equipment which has been replaced, exhausted or abandoned in the ordinary course of business), free and clear of any mortgage, pledge, lien, encumbrance or other security interest which, in the aggregate, is material, other than liens for real estate taxes not yet due or payable and liens described in writing and delivered by Midwesco to MFRI prior to the date hereof.

         2.12 INVENTORIES. The Inventory (as defined herein) consists of items of a quantity and quality which, based on Seller's past sales experience, are usable or saleable in the ordinary course of the Business. The finished goods included in Inventory comply in all material respects with Midwesco's specifications therefor. All raw materials and work in process included in Inventory are items which are used in making the finished goods of the Business. Inventory consists of not more than six months' requirements for any inventory category based on the past sales experience of the Business and required and customary spare parts.

         2.13 CONDITION OF THE PROPERTIES. The only land and buildings used by Midwesco in connection with the operation of the Business (collectively, the "Properties") are (i) the property leased by Midwesco in Niles, Illinois pursuant to a lease between Midwesco and American National Bank and Trust Company of Chicago, not personally but solely as Trustee under the Trust Agreement dated September 15, 1976, and known as Trust No. 39340 dated as of November 18, 1976, amended on March 1, 1992; (ii) a leased warehouse on Mulford Drive in Niles, Illinois; and (iii) a small leased office facility in Southern California (such leases shall collectively be referred to herein as the "Leases"). All material components of all buildings, structures and other components of the Properties are in working order and repair, including the roofs, heating, ventilation, air conditioning, plumbing electrical, mechanical, sewer systems and facilities.

         2.14 CONDITION AND ADEQUACY OF ASSETS. The machinery, equipment, furniture, fixtures and other tangible personal property not included in the Transferred Assets (as defined herein) are in all material respects in good operating condition and repair and are available for their intended use. There has been no material interruption of the operations of the Business due to inadequate maintenance of such machinery, equipment or other tangible personal property for a period in excess of twenty-four (24) hours. Upon the consummation of the Merger, MFRI will have all of the assets and rights necessary in order for it to conduct the Business as previously conducted by Midwesco.

         2.15 ACCOUNTS RECEIVABLE OF MIDWESCO. The Accounts Receivable (as defined in Section 4.1 hereof) of Midwesco represent amounts payable to Midwesco for the sale of goods or services or other charges arising in the ordinary course of business of the Business on or before the date hereof. No obligor with respect to any Account Receivable has made any written or oral claim against any Account Receivable or any portion of the Accounts Receivable except as disclosed in writing to MFRI. Midwesco has taken any and all affirmative steps required in order to preserve, secure or perfect Midwesco's rights in the Accounts Receivable in the ordinary course of its business. Midwesco believes that its reserve for doubtful accounts included in its financial statements is adequate in accordance with generally accepted accounting principles.

         2.16    OWNED REAL PROPERTY.  Midwesco owns no real property.

         2.17    INTELLECTUAL PROPERTY.

                 (a) A list of all patents, patent applications, trademarks, service marks, trade names, copyrights and applications therefor owned by or licensed to Midwesco relating to the Business (collectively, the "Intellectual Property") has been delivered to MFRI prior to the date hereof, and such list sets forth the Intellectual Property owned by Midwesco ("Owned Intellectual Property"), as well as the Intellectual Property licensed by third parties (the "Licensed Intellectual Property"). A copy of each such registration, or pending application for registration, of the Owned Intellectual Property has been provided to MFRI. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, there are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of Midwesco threatened with respect to any of the Intellectual Property. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, to the knowledge of Midwesco, no person or entity is interfering with or infringing any of the Intellectual Property. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, Midwesco is not subject to any commitment to pay royalties or other fees for the use of the Intellectual Property.

                 (b) To the knowledge of Midwesco, during the past six years Midwesco has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, trade dress or other proprietary right of any third party which could reasonably be expected to have a Material Adverse Effect, and during the past six years, Midwesco has never received any claim alleging such interference, infringement, misappropriation or conflict.

         2.18 SOFTWARE. Midwesco owns or is licensed to use all computer software (including data-bases and related documentation) which is material to the conduct of the Business ("Software"). To the knowledge of Midwesco, no person or entity is interfering with or infringing, and no person or entity has misappropriated any of the software owned by Midwesco ("Owned Software"). To the knowledge of Midwesco, none of the Owned Software infringes upon, is a misappropriation of, or otherwise conflicts with, any patent, copyright, trade secret or other proprietary right of any third party. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, to the knowledge of Midwesco, Midwesco has not disclosed to any other person or entity any information relating to any of the Software (whether in flow chart, documentation, program listing or source code form) used in, or necessary for, the conduct of the Business.

         2.19 MATERIAL CONTRACTS. Midwesco has provided to MFRI prior to the date hereof, a list (the "Document List") of the following contracts, leases and agreements in effect to which Midwesco is a party or is bound:





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                 (a)      any agreement (or group of related agreements) for
         the lease of personal property to or from any person or entity providing for rent in excess of $25,000 during any twelve (12) month period;

                 (b)      any agreement for the lease of real property;

                 (c) contracts with customers (except for purchase orders placed by customers in the ordinary course of business);

                 (d) contracts for the purchase of raw material, inventory or supplies (except for supply orders placed in the ordinary course of business);

                 (e) any agreement regarding liability for any indebtedness for borrowed money (whether primarily or secondarily as guarantor), or any capitalized lease or purchase money obligation;

                 (f) any agreement regarding any lien, pledge, security interest or other encumbrance upon any assets of Midwesco;

                 (g) any agreement to indemnify a director, officer or employee or an obligation to indemnify a person or entity with respect to any representation, warranty or covenant made by Midwesco (other than product warranties);

                 (h) any agreement concerning confidentiality or noncompetition;

                 (i) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis other than oral retainers of professionals terminable at will;

                 (j) any other plans, contracts or arrangements, whether formal or informal, which involve direct or indirect compensation (including bonus, stock option, severance, golden parachute, deferred compensation, special retirement, consulting and similar agreements) for the benefit of one or more of the current or former directors, officers or employees of Midwesco (other than employee benefit plans and employee welfare plans described on the Document List);

                 (k) guaranty or suretyship, performance bond or contribution agreements;

                 (l) distribution, marketing, sales representative or dealership agreements;

                 (m) any agreement with any stockholder, director or officer of Midwesco (other than this Agreement and the Plan of Merger); and





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                (n)      any other material contracts or commitments not made
         in the ordinary course of business.

Midwesco shall deliver to MFRI, prior to the date hereof, a copy of each written agreement described on the Document List, as well as a written summary setting forth the terms and conditions of each oral agreement described on such list. With respect to each such agreement and each license of the Licensed Intellectual Property, except as otherwise set forth in writing and delivered by Midwesco to MFRI prior to the date hereof: (i) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of Midwesco, enforceable in accordance with its terms; (ii) such agreement will not be terminated as a result of the Merger; (iii) to the knowledge of Midwesco, Midwesco is not in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default; and (iv) to the knowledge of Midwesco, no other party is in default in any material respect under such agreement. No bonus or severance will become due and payable under any existing agreement to any of its employees as a result of the Merger and the change of control effected thereby.

         2.20 LITIGATION. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, Midwesco: (a) is not subject to any outstanding injunction, judgment, order, decree or ruling; or (b) is not a party or, to the knowledge of Midwesco, is threatened to be made a party to, any action, suit, proceeding, hearing or investigation, of or before any court, quasi-judicial agency, administrative agency or arbitrator. The matters captioned IHP Industrial, Inc. v. Perm Alert, ESP, a/k/a/ Environmental Specialty Products, Inc., Circuit Court of Lauderdale County, Mississippi, Case No. 96-CV-068(b) ("IHP Suit"), Midwesco, Inc. and Permalert ESP, Inc. v. PPG Industries, Inc., et al., United States District Court for the Western District of Louisiana, Case No. 93 C 1271 ("PPG Suit") and State Farm Mutual Automobile Insurance Co. v. George Hyman Construction Co., et al. (Egan Mechanical Contractors, Inc. and J.A. House, Inc., third party plaintiffs, v. Perma-Pipe, Inc., third party defendant), Circuit Court of the Eleventh Judicial Circuit, McLean County, Illinois, Case No. 95 L 310 ("State Farm Suit") are referred to herein as the "Pending Suits."

         2.21 PRODUCT LIABILITY. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, no claims or demands have been made against Midwesco alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by Midwesco.

         2.22 INSURANCE. Midwesco has provided MFRI, prior to the date hereof, a list of each insurance policy (including policies providing casualty, liability and workers compensation coverage) currently maintained by Midwesco. With respect to each such insurance policy: (i) to the knowledge of Midwesco, the policy is legal, valid, binding and in full force and effect, enforceable in accordance with its terms; and (ii) Midwesco is not in breach or default





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thereunder, including any default with respect to the payment of premiums and the giving of notices.

         2.23 COMPLIANCE WITH LAWS. Midwesco has complied with all applicable laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign where the failure to so comply could reasonably be expected to have a Material Adverse Effect, and no notice has been received by Midwesco, alleging such non-compliance which remains uncured as of the Closing Date.

         2.24 LICENSES AND PERMITS. Midwesco has obtained all licenses and permits and other governmental authorizations where the failure to obtain could reasonably be expected to have a Material Adverse Effect. All of such licenses and permits are in full force and effect and will remain in full force and effect from and after the Effective Time. No material violation exists in respect of any such license or permit. No proceeding is pending, or to the knowledge of Midwesco, threatened, to revoke or limit any such license or permit.

         2.25    SPECIFIC ENVIRONMENTAL WARRANTIES.

                 (a) Midwesco has provided to MFRI prior to the date hereof: (i) all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken from any facility owned or occupied by Midwesco undertaken by, or at the direction of, Midwesco or any of its employees or counsel or, to the knowledge of Midwesco, any governmental agency (collectively, the "Environmental Audits"); (ii) all written communications between Midwesco and any environmental agencies regarding property owned or used by Midwesco; and (iii) all Occupational Safety and Health Administration claims made against Midwesco.

                 (b) All action, work and other steps recommended to be taken pursuant to the Environmental Audits have been taken. Midwesco has provided MFRI with copies of all certificates and other documents necessary to verify that all such action, work and steps recommended to be taken under the Environmental Audits have been taken.

                 (c) Except as provided in writing and delivered by Midwesco to MFRI prior to the date hereof, no Hazardous Materials (as hereinafter defined), friable asbestos or friable asbestos containing materials ("ACMs") are, or to the knowledge of Midwesco, have been, located in or about any real properties owned or leased by Midwesco, into the environment, or discharged, treated, managed, recycled, placed or disposed of by Midwesco, or anyone else, at, on or under any real properties owned or leased by Midwesco, and no Hazardous Materials or ACMs formerly located on the real properties owned or leased by Midwesco have been disposed of at any off-site waste disposal.





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
                 (d) Except as provided in writing and delivered by Midwesco to MFRI prior to the date hereof, no portion of any real properties owned or leased at any time by Midwesco is being used, or to the knowledge of Midwesco, has been used, for the disposal, storage, recycling, treatment, processing or other handling of Hazardous Materials.

                 (e) Except as provided in writing and delivered by Midwesco to MFRI prior to the date hereof, to the knowledge of Midwesco, no above the ground or underground storage tanks are located on or under any real properties currently or previously owned or leased by Midwesco.

                 (f) To the knowledge of Midwesco, Midwesco has not disposed of any substance (other than human sewage) into any plumbing or septic tank.

                 (g) To the knowledge of Midwesco, Midwesco is operating in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined).

                 (h) To the knowledge of Midwesco, no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs is proposed, threatened or in existence with respect to any real properties now or previously owned or leased by Midwesco or with respect to any off-site waste disposal to which waste relating to the operations of Midwesco has been taken.

                 (i) Midwesco has not received any summons, citation or written notice from any person, entity or governmental agency whatsoever concerning any violation or alleged violation of Environmental Laws or the storage, dumping or discharge of any Hazardous Materials or ACMs arising out of or with respect to any real properties now or previously owned or leased by Midwesco.

         The following terms shall have the following meanings for purposes of this Section 2.22:

              (i) The term "Environmental Laws" shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other Federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Substance or the environment.

             (ii) The term "Hazardous Material(s)" shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products





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
                 and natural gas, natural gas liquids, liquified natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

         2.26 LABOR RELATIONS. Midwesco is not a party to or bound by any collective bargaining agreement, except as described in writing to MFRI prior to the date hereof. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, there have been no negotiations, demands or proposals pending or, to the knowledge of Midwesco, threatened, which would be covered by a collective bargaining agreement. There have been no strikes or lockouts affecting Midwesco during the three (3) year period immediately preceding the Closing Date. No allegation, charge or complaint of age, disability, sex or race discrimination or similar charge has been made or, to the knowledge of Midwesco, threatened, against Midwesco.

         2.27 EMPLOYEE BENEFIT PLANS. Midwesco has provided to MFRI, prior to the date hereof, a written description of each "employee welfare benefit plan" and each "employee pension benefit plan" (the "Descriptions") as such terms are defined, respectively, in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that Midwesco maintains or to which it contributes, or to which it has maintained or contributed. A description of the employee welfare benefit plans and the employee pension benefit plans provided by Midwesco to MFRI are referred to in this Section 2.27 as the "Welfare Plans" and the "Pension Plans", respectively, and as the "Benefit Plans", collectively. The Pension Plans that are intended to qualify under Section 401(a) of the Code, are referred to in this Section
2.27 as "Qualified Plans" and are identified as such in the descriptions provided by Midwesco to MFRI, as noted above. A copy of each Benefit Plan, any trust agreement and any insurance contract with respect to each Benefit Plan, the latest summary plan description, annual report, actuarial report, and financial report, if any, with respect to each Benefit Plan, and the latest determination letter issued by the Internal Revenue Service with respect to each Qualified Plan has been delivered to MFRI prior to the date hereof. Each Benefit Plan, if any, that is not written is identified as such and is comprehensively set forth in the Descriptions. Except as disclosed in the
Descriptions:

                 (a) ERISA AND CODE COMPLIANCE. Each Benefit Plan is and has been, at all times, administered in all material respects in compliance with the applicable requirements of ERISA and the Code.
         All tax returns, information returns, and reports required to be filed with respect to each Benefit Plan pursuant to ERISA or the Code have been accurately, timely, and properly filed as required under ERISA or the Code. All notices, statements, reports and other disclosure required to be given or made to participants and beneficiaries under each Benefit Plan pursuant to ERISA or the Code





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
         have been accurately, timely and properly given or made as required under ERISA or the Code.

                 (b) QUALIFIED PLANS. Each Qualified Plan has met the requirements of Section 401(a) and, if applicable, Sections 401(k) and
         (m) of the Code, as in effect on and after the initial effective date of such plan. Each Qualified Plan is and has been, at all times, administered in compliance with the requirements of section 401(a) and, if applicable, Sections 401(k) and (m) of the Code. Midwesco does not have any, nor expects to have any, liability, directly or indirectly, for any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any Qualified Plan or any other employee pension benefit plan. No Qualified Plan is a defined benefit plan as defined in Section 414 of the Code.

                 (c) WELFARE PLANS. Each Welfare Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets and has, at all times, met those requirements. No Welfare Plan has provided a disqualified benefit within the meaning of Section 4976 of the Code. Each Welfare Plan that is subject to the health benefit continuation requirements of
         Section 601 et seq. of ERISA or Section 4980B of the Code ("COBRA Requirements") satisfies and, at all times, has satisfied the COBRA Requirements. No Welfare Plan provides that Midwesco has any liability for any post-retirement medical or life insurance benefits, except pursuant to the COBRA Requirements.

                 (d) PROHIBITED TRANSACTIONS. No person has engaged in any transaction with respect to any Benefit Plan that is prohibited under Sections 406 or 407 of ERISA or Section 4975 of the Code and that could subject Midwesco or any employee or member of the Board of Directors of Midwesco or any person indemnified by Midwesco to any civil penalty under Section 502(i) of ERISA or excise tax under
         Section 4975 of the Code.

                 (e) PBGC LIABILITY. Midwesco does not have any, or does not expect to have any, liability under Title IV of ERISA, directly or indirectly, to the Pension Benefit Guaranty Corporation or any other person with respect to any Pension Plan.

                 (f) MULTIEMPLOYER PLANS. Midwesco does not have any withdrawal liability, directly or indirectly, demanded or yet to be demanded, pursuant to Section 4202 et. seq of ERISA with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). Midwesco does not contribute to nor has any obligation to contribute to any Multiemployer Plan, except pursuant to the collective bargaining agreements described in response to Section 2.25 hereof.





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
                 (g) OTHER CLAIMS. Except for routine claims for benefits arising in the ordinary course of the administration of the Benefit Plans, there are no pending or, to the knowledge of Midwesco, threatened, claims, investigations or audits for benefits under a Benefit Plan, or of violations of the requirements of ERISA or the Code.

                 (h) RIGHT TO AMEND. Except as specifically precluded by applicable law, each Benefit Plan may be amended or terminated at any time and in any manner without liability to MFRI and participants and beneficiaries have been notified of such amendment and termination rights.

         2.28 EMPLOYEE POLICIES. Midwesco has provided, prior to the date hereof, copies of its employee handbooks, each of which is currently in effect. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, such handbooks fairly and accurately summarize all employee policies, vacation policies and payroll practices of Midwesco.

         2.29    CUSTOMERS.

                          (a) Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, to the knowledge of Midwesco, Midwesco has not been advised that any of its customers of the Business intend to cease doing business with it or reduce the amount of goods or services of the Business purchased on a regular on-going basis from it, which cessation or reduction would have a Material Adverse Effect on its sales or income from the Business; provided, however, that such representation shall not apply to a cancellation, reduction or termination primarily because of the Merger or the announcement thereof.

                 (b) Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, during the past five years, Midwesco has not received complaints from customers of the Business or relating to the warranty obligations to be retained by Midwesco pursuant to Section 4.2(d) hereof which have not been promptly resolved.

         2.30 SUPPLIES AND SUPPLIERS. Except as set forth in writing and delivered by Midwesco to MFRI, to the knowledge of Midwesco, Midwesco has not experienced in the past twelve (12) months any material shortage of supplies or any price increase in its supplies which could reasonably be expected to have a Material Adverse Effect. Midwesco has not been advised that any of its suppliers intends to cease doing business with MFRI after the effective date or to materially reduce the amount of goods sold to MFRI after the effective date.

         2.31 PAYROLL. Midwesco has set forth in writing and delivered to MFRI prior to the date hereof the names and current salary and payroll rates of all employees of Midwesco together with a summary of the bonuses, additional compensation and other benefits paid to such employees for calendar year 1995 and the calendar year 1996 to date.





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
         2.32 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Midwesco.

         2.33 PROXY STATEMENT. As soon as practicable after the execution of this Agreement, MFRI shall prepare the Proxy Statement. Midwesco shall furnish such information as reasonably necessary or as reasonably requested by MFRI to properly prepare the Proxy Statement, provided that Midwesco shall have the right to review and approve the Proxy Statement. None of the information furnished by Midwesco in writing for the Proxy Statement shall, as of the Closing Date, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.34 BROKERAGE FEE. Midwesco has not engaged any investment banker, finder, broker or similar agent with respect to the transactions contemplated by this Agreement which may give rise to any brokerage fee, finder's fee, commission or similar liability on the part of MFRI or any of the Subsidiaries.

         2.35 PRODUCT WARRANTY. Except as set forth in writing and delivered by Midwesco to MFRI prior to the date hereof, there is neither pending nor, to the knowledge of Midwesco, threatened, any action or proceeding against Midwesco under any foreign, federal, state, local or other laws or regulations relating to product warranties or guarantees related to the Business. A true, correct and complete copy of the standard product warranty for each product manufactured or sold by Midwesco related to the Business has been delivered to MFRI prior to the date hereof. The reserves for warranty work related to the Business taken in the financial statements of Midwesco are adequate in accordance with generally accepted accounting principles.

         2.36 FULL DISCLOSURE. To the knowledge of Midwesco, the representations and warranties of Midwesco contained in this Agreement, and the documents executed and delivered by Midwesco pursuant hereto, taken as a whole, as of the date hereof and as of the Closing Date, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         2.37 DEFINITION OF KNOWLEDGE. As used in this Agreement, the phrase "to the knowledge of Midwesco", or words of similar import, means the knowledge and belief of any of the officers and directors of Midwesco.

         2.38 DEFINITION OF "MATERIAL". For purposes of this Agreement, any item shall be deemed material if it involves $50,000.00 or more (exclusive of costs and expenses of investigating and defending such item, such as attorneys' and accountants' fees), and it shall be





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
deemed not material if it involves less than $50,000.00 (exclusive of costs and expenses of investigating and defending such item, such as attorneys' and accountants' fees).

         2.39 SHAREHOLDERS OF MIDWESCO. Upon the date of this Agreement, Midwesco shall provide to MFRI a true and correct list of each of the shareholders of Midwesco specifying their name, number of shares owned and state of residence.

         Notwithstanding anything to the contrary contained in this Article 2, MFRI acknowledges and agrees that all representations and warranties contained in this Article 2, shall be deemed made subject to the terms and conditions of the loan agreement by and between Midwesco and Harris Trust and Savings Bank ("Harris Bank"), dated as of January 28, 1994, as amended prior to the date hereof (the "Credit Agreement").


                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF MFRI

         MFRI hereby represents and warrants to Midwesco that, as of the date hereof and as of the Effective Time, except as otherwise provided in this
Agreement:

         3.1 ORGANIZATION AND CORPORATE POWER. MFRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MFRI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         3.2 AUTHORIZATION. MFRI has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Plan of Merger by MFRI and the performance of its obligations hereunder and thereunder have been duly authorized by resolutions duly adopted by its Board of Directors, and a copy of such resolutions, certified by the Secretary or an Assistant Secretary of MFRI, shall be provided to Midwesco prior to the Closing Date.

         3.3 BINDING EFFECT. This Agreement and the Plan of Merger have been duly executed and delivered by MFRI and constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles. Except as contemplated by this Agreement, MFRI is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement.





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         3.4     NONCONTRAVENTION.  Neither the execution and delivery of this
Agreement or the Plan of Merger by MFRI nor the consummation of the transactions contemplated hereby and thereby will: (a) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction to which MFRI is subject; (b) conflict with or result in a breach of the provisions of the Certificate or Articles of Incorporation or By-laws of MFRI, as amended as of the Closing Date; or (c) except as set forth in writing and delivered by MFRI to Midwesco, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel, or require any notice under, any contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which MFRI is a party or by which MFRI or any property of MFRI is bound.


                                   ARTICLE 4

                   TRANSFER AND DISTRIBUTION OF NEW MIDWESCO

         4.1 ASSETS OF NEW MIDWESCO. On the Closing Date, immediately prior to the Effective Time, Midwesco shall transfer to New Midwesco all of its assets except for the following assets, subject to the Liabilities (collectively, the "Transferred Assets"):

                 (a) all inventory used in connection with the operation of the Business, including raw materials, work in process and finished goods (the "Inventory");

                 (b) all machinery, equipment, tools, trade fixtures, furniture, packaging, supplies, spare parts and computer hardware and software used in connection with the operation of the Business (the "Equipment");

                 (c) the Leases and all leasehold improvements and other assets thereon;

                 (d) all patents and patent applications used in connection with the operation of the Business;

                 (e)      all prepaid expenses related to the Business;

                 (f) all accounts receivable for products and services provided by Midwesco in the ordinary course of its Business (the "Accounts Receivable");

                 (g) all tradenames, trademarks, trademark applications, customer lists, customer data, costing data, technical data, supplier lists and all other data pertaining to the assets related to the Business;





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
                 (h) all of Midwesco's interest in technical information, technology, know-how, designs, drawings, trade secrets, processes, discoveries, research and development data, operating practices and techniques related to the Business;

                 (i)      all causes of action relating to the Business;

                 (j)      all claims for refund related to the Business;

                 (k) all other assets of Midwesco, tangible or intangible related to the Business;

                 (l) the goodwill of Midwesco and the Business as a going concern;

                 (m) all books and records of Midwesco, except for books and records specifically related to assets or liabilities transferred to New Midwesco;

                 (n)      the MFRI Shares; and

                 (o)      the deferred tax assets of Midwesco; and

                 (p) to the extent the deferred tax assets of Midwesco as of the Effective Time do not include an aggregate of at least $157,000 of realized tax credits, cash in an amount equal to $157,000 less the aggregate amount of realizable tax credits as of the Effective Time.

         4.2 LIABILITIES OF NEW MIDWESCO. On the Closing Date, immediately after the Closing and immediately prior to the Effective Time, Midwesco shall transfer the Transferred Assets to New Midwesco subject to all liabilities of Midwesco which shall be assumed by New Midwesco, including, but not limited to, any liabilities whether disclosed or undisclosed, absolute or contingent, liquidated or unliquidated, and whether due or to become due and deferred tax liabilities (the "Liabilities"), except the following liabilities (collectively, the "Excluded Liabilities"):

                 (a) all contracts and agreements of Midwesco related to the Business;

                 (b) the liabilities of Midwesco existing immediately prior to the Effective Time relating specifically to the Business, including, but not limited to, accounts payable, trade payables, commissions payable, costs associated with work in process, sales tax payable on unpaid invoices, and accrued expenses (including payroll and vacation pay) ;

                 (c) all obligations and liabilities relating to the Pending Suits;





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
                 (d) all warranty obligations related to the assets and piping systems business transferred by Midwesco to Perma-Pipe, Inc. on January 28, 1994 retained by Midwesco; and

                 (e)      indebtedness for borrowed funds aggregating
         $5,000,000;

                 (f)      all obligations under the Leases; and

                 (g) leases on automobiles and other assets leased for use in the Business.

         4.3 WARRANTY SERVICE. From and after the Effective Time, MFRI agrees to assume all out-of-pocket costs incurred in connection with servicing any claims relating to products sold by the Business prior to the Closing Date, and under warranty or guarantee. Nothing in this Section 4.3 shall be deemed to result in or create any liability on the part of MFRI with respect to any other products sold or services provided by Midwesco prior to the Closing Date, except as provided in Section 4.2(d).

         4.4 NEW MIDWESCO'S COVENANT NOT TO COMPETE. In order to induce MFRI to enter into this Agreement and the Plan of Merger, New Midwesco covenants and agrees that for a period of five years from and after the Effective Time, New Midwesco shall not engage in any business the same as or competitive with the Business. The covenants of Midwesco hereunder refer to engaging in such prohibited business directly or indirectly, whether as principal, partner, joint venturer, shareholder, proprietor, agent, distributor, consultant or otherwise; provided, however, that the covenants contained herein shall not apply to New Midwesco's ownership of shares of stock in MFRI or any assistance it provides MFRI in connection with the operation of the Business.

         4.5 PERSONNEL. All of the personnel directly working only in the Business shall become employees of MFRI. Any personnel not working in the Business but any other business of Midwesco except for general administration shall become employees of New Midwesco and New Midwesco shall assume all the obligations of Midwesco of any type, including, but not limited to, employee benefit plan obligations and retirement plans with respect to such employees. Midwesco and MFRI shall agree five (5) days prior to the consummation of the Merger which other employees of Midwesco that are not of the type referred to in the first two sentences of this Section, shall become employees of New Midwesco or continue as employees of MFRI. Notwithstanding any provision of this Section 4.5 to the contrary, Midwesco shall have no liability in the event that any employee of Midwesco does not become an employee of MFRI.

         4.6 EMPLOYEE BENEFIT PLANS. Effective on the Closing Date: (a) the parties agree that MFRI will become the plan administrator and plan sponsor of all Benefit Plans covering employees of MFRI and Midwesco prior to the Closing Date; (b) employees of New Midwesco





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
may, subject to the terms and conditions of each Benefit Plan, continue to participate in the Benefit Plans made available to employees of Midwesco generally prior to the Closing Date, except to the extent that, under its existing terms and conditions, extending a Benefit Plan to employees of New Midwesco would violate applicable law; (c) employees of New Midwesco who were employed by Midwesco prior to the Closing Date shall not be treated as new participants under the Benefit Plans except to the extent that they would otherwise be treated as new participants had they terminated employment with Midwesco and the transactions contemplated by this Merger Agreement did not occur; (d) New Midwesco shall, at its own cost and expense, take all action necessary under applicable law to become a participating employer under the Benefit Plans extended to its employees; and (e) participants in the Benefit Plans who are now employed by MFRI, but who were employed by Midwesco immediately prior to the Closing Date, shall not be treated as employees of New Midwesco under the Benefit Plans.

         In accordance with policies and procedures established from time to time by MFRI, New Midwesco shall reimburse MFRI for its proportionate share of administrative and funding costs incurred by MFRI with respect to each Benefit Plan. New Midwesco may withdraw as a participating employer in the Benefit Plans by providing at least ninety (90) days advance written notice to MFRI specifying a withdrawal date (the "Withdrawal Date"). After a Withdrawal Date, the following procedures will become effective:

                 (a) Any claim for benefits incurred prior to a Withdrawal Date relating to employees of New Midwesco under a Welfare Plan sponsored by MFRI shall be filed with the plan no later than ninety
         (90) days after the Withdrawal Date. New Midwesco will be responsible for notifying its employees and their dependents of this procedure. After all of these claims are processed, MFRI shall have no further responsibility or obligation under any of its Welfare Plans relating to employees of New Midwesco.

                 (b) New Midwesco shall establish a new Pension Plan that is qualified under Section 401(a) of the Code and contains appropriate provisions to facilitate a transfer of plan assets and liabilities attributable to employees of New Midwesco from a Pension Plan sponsored by MFRI. New Midwesco and MFRI shall negotiate, in good faith, to effectuate such a transfer of assets and liabilities pursuant to the requirements of applicable law. However, prior to such transfer, New Midwesco shall provide satisfactory evidence to MFRI that its Pension Plan is qualified under Section 401(a) of the Code. After this transfer of assets and liabilities is completed, MFRI shall have no further responsibility or obligation under any of its Pension Plans relating to employees of New Midwesco.

                 (c) Until such time as these procedures are completed, New Midwesco shall continue to reimburse MFRI for its proportionate share of administrative and funding costs associated with the Benefit Plans.





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         The parties agree that the transactions contemplated by this Agreement are not intended to confer severance benefits on any employee of Midwesco who becomes an employee of MFRI or New Midwesco after the Closing Date. Prior to the Closing Date, Midwesco shall review all communications distributed to its employees relating to severance benefits. If any such communication is inconsistent with the first sentence of this Paragraph, Midwesco shall take all necessary steps to revise such communication accordingly.

         4.7 STOCK OPTION PLANS. MFRI agrees to amend outstanding options held by each employee of Midwesco who will become an employee of New Midwesco to continue such stock option in effect in accordance with its terms for such period of time as such employee may be an employee of New Midwesco; provided, however, such option shall thereafter terminate upon the termination of employment with New Midwesco and upon its expiration date.


                                   ARTICLE 5

                           COVENANTS PENDING CLOSING

         5.1 CONDUCT OF BUSINESSES. Until the Effective Time, Midwesco shall conduct the Business in the ordinary and usual course, consistent with past practices, and shall use its best efforts to preserve the goodwill of the employees, representatives, suppliers and customers of the Business.

         5.2 FOREBEARANCES BY MIDWESCO. Except as contemplated by this Agreement or the Plan of Merger, or consented to by MFRI in writing, during the period from the date hereof through the Effective Time, Midwesco shall not:

                 (a) authorize or effect any change in its charter or by-laws;

                 (b) grant any options, warrants or other rights to purchase or obtain any of its capital stock, or issue, sell or otherwise dispose of any of its capital stock;

                 (c) declare, set aside or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock, except for the distribution of shares of New Midwesco to the shareholders of Midwesco;

                 (d) create, incur, assume or guaranty any indebtedness for borrowed money, provided, however, this Section 5.2(d) shall not prohibit draws under the Credit Agreement;

                 (e) grant any lien, pledge, security interest or other encumbrance upon any of its assets;





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                 (f)      make any loan to or investment in, or acquire any
         securities or assets of any other person or entity, other than purchases of inventory, supplies, tools and equipment in the ordinary course of business or the conversion of intercompany loans to Simtech, Inc. to equity;

                 (g) increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers or employees (other than raises made in the ordinary course of business to employees who are not directors or officers provided that such raise to any such employee shall not exceed five percent (5%) of the base compensation of such employee in effect at December 31, 1995) or make any material change in any of the terms of employment of any of its directors, officers or employees;

                 (h) change any accounting policies, procedures or practices employed by it;

                 (i) sell any of its assets, other than sales of inventory in the ordinary course of business, and sales of equipment made in the ordinary course of business due to the replacement or abandonment thereof;

                 (j) enter into any material contract, agreement or lease which would be required to be disclosed hereunder, or make any change in any existing contracts, agreements or leases other than in the ordinary course of business;

                 (k)      modify, amend or alter leases of real property; or

                 (l) permit or record any transfers of shares of its common stock.


                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 ACCESS AND INFORMATION. Midwesco will afford to MFRI and its representatives such access during normal business hours throughout the period prior to the Closing Date to the books and records of the Business as MFRI may reasonably request. Such due diligence investigation may include, without limitation, a physical count of the Inventory of the Business taken at MFRI's expense prior to the Closing. No investigation by MFRI of the Business prior to the date hereof or pursuant to this Section shall be deemed to modify any of the representations or warranties of Midwesco in Article 2.

         6.2 ISSUANCE OF SHARES. MFRI covenants and agrees that prior to the consummation of the Merger its authorized common stock is 15,000,000 shares and it will reserve for issuance





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
out of its authorized but unissued shares of common stock at least that number of shares equal to the total number of shares of common stock of MFRI to be issued in the Merger.

         6.3 PROXY STATEMENT. MFRI shall prepare and file the Proxy Statement with the SEC regarding the stockholders' meeting to consider and vote upon, among other things, the Merger. Midwesco shall furnish such information as reasonably necessary or reasonably requested by MFRI for the Proxy Statement.

         6.4 REGISTRATION. MFRI hereby agrees to register the share of MFRI issued to the shareholders of Midwesco pursuant to the terms of the Registration Rights Agreement.

         6.5 CONSENTS. Prior to the date hereof, Midwesco and MFRI shall use reasonable efforts to obtain the consents, waivers and other approvals which may be required from any lender, lessor, customer or supplier in order to effectuate the Merger.

         6.6     EXPENSES.  Except as otherwise specifically provided in
Article 8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.7 ADDITIONAL FINANCIAL STATEMENTS. Midwesco shall furnish to MFRI unaudited consolidated financial statements for the quarter ended October 31, 1996 as soon as practical, but in no event later than the Closing Date. Such financial statements shall be certified by the chief financial officer of Midwesco as: (a) having been prepared in accordance with generally accepted accounting principles applied on a consistent basis; (b) fairly presenting the consolidated financial position of Midwesco as at the dates of each financial statement; and (c) fairly presenting the results of operations, changes in equity and cash terms for the respective words covered by the Financial Statements.

         6.8 PUBLICITY. Neither Midwesco nor MFRI, nor any of the Subsidiaries shall announce or disclose publicly the terms or provisions hereof without the prior written approval of MFRI, and MFRI shall not announce or disclose publicly the terms or provisions hereof without the prior written approval of Midwesco, except: (a) pursuant to the Proxy Statement; (b) such disclosure as may be required under securities law or common law (subject to giving the other party notice as promptly as possible of the intention to make such disclosure and providing the other party an opportunity to review the wording of such disclosure); and (c) disclosure to its attorneys, accountants, lenders, bankers, investment bankers and employees of the parties to this Agreement.

         6.9 CERTAIN SECURITIES LAW MATTERS. Midwesco acknowledges and agrees that:

                 (a) no federal, state or other agency has made any finding or determination as to the adequacy or accuracy of the information provided to Midwesco or its





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
         shareholders in connection with the offering of MFRI Shares or as to the fairness of the offering for investment, nor any recommendation or endorsement of MFRI Shares;

                 (b) because MFRI Shares have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or applicable state or other securities laws, the economic risk of the investment must be borne indefinitely by the shareholders of Midwesco, and the MFRI Shares cannot be sold unless subsequently registered under the Securities Act and such state or other applicable laws, or an exemption from such registration is available. MFRI is not obligated to file a notification under Regulation A of the Securities Act or a registration statement under the Securities Act, except as provided in the Registration Rights Agreement;

                 (c) Midwesco shall solicit the vote of its shareholders using such proxy solicitation material which, at the time and in light of the circumstances under which it is used, is not false or misleading with respect to a material fact or omits to state any material fact necessary to make a statement contained therein not false or misleading or necessary to correct any statement in an earlier communication which has become false or misleading. In addition, Midwesco shall deliver to its shareholders before their approval of the proposed merger such materials as MFRI shall request including, but not limited to, MFRI annual report on Form 10-K for the year ended January 31, 1996, MFRI quarterly reports on Form 10-Q for the quarters ended April 30, 1996 and July 31, 1996, the proxy statement for the 1996 annual meeting of MFRI shareholders dated June 6, 1996, the annual report of shareholders of MFRI for the fiscal year ended January 31, 1996 and this Agreement;

                 (d) the certificates representing MFRI Shares in the Merger to the shareholders of Midwesco shall bear the following legend:

                                  "The transfer, sale, pledge, distribution or other disposition of the shares evidenced by this certificate is restricted by and subject to the terms and conditions of that certain Agreement for Merger dated as of October 25, 1996 by and between MFRI and Midwesco, a copy of which is available for inspection at the principal executive office of MFRI."; and

                 (e) except as may be specifically provided in this Agreement, no Transaction in the MFRI Shares can be made and appropriate stop transfer instructions shall be recorded in the stock ledger of MFRI.





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         6.10    DISTRIBUTION OF SHARES OF NEW MIDWESCO.  Immediately prior to the consummation of the Merger, Midwesco shall distribute the shares of New Midwesco to its shareholders of record.

                                   ARTICLE 7

                                   CONDITIONS

         7.1 MUTUAL CONDITIONS. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) APPROVAL BY STOCKHOLDERS OF MFRI. This Agreement and the Plan of Merger shall have been approved and adopted by the affirmative vote of a majority of the issued and outstanding shares of common stock of MFRI entitled to vote on the Merger, at the stockholders' meeting held for the purpose of acting on the Merger.

                 (b) TAX OPINION. The parties shall have received an opinion, in form and substance reasonable satisfactory to them, to the effect that the transactions contemplated hereby should not be currently taxable to them or their respective shareholders.

                 (c) LISTING. The shares of capital stock of MFRI to be issued to the shareholders of Midwesco shall have been approved for trading on the National Association of Securities Dealers Automated Quotation System.

                 (d) LITIGATION. Immediately prior to the Effective Time, there shall be no action or proceeding initiated by any governmental agency or third party which seeks to restrain, prohibit or invalidate the Merger or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating the Merger.

                 (e) PRICE OF MFRI COMMON STOCK. The average market price for the ten (10) trading days immediately preceding the Closing Date shall be less than $11.48 per share and more than $3.48 per share.

         7.2 CONDITIONS TO OBLIGATIONS OF MFRI TO EFFECT THE MERGER. The obligations of MFRI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Midwesco set forth in Article 2 of this Agreement shall be true and correct in all material respects on the date hereof and as of the Effective Time. MFRI shall have received





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         certificates from each of Midwesco, executed by the President or a
         Vice President, dated the Closing Date to the effect that the representations and warranties of set forth in Article 2 of this Agreement are true and correct on the date of this Agreement and as of the Closing Date, as if made again on and as of the Closing Date.

                 (b) PERFORMANCE OF OBLIGATIONS. Midwesco shall have performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date, and MFRI shall have received a certificate executed by the President or a Vice President of Midwesco to that effect dated the Closing Date.

                 (c) OPINION OF COUNSEL. MFRI shall have received the written opinion of Schwartz, Cooper, Greenberger & Krauss Chtrd., counsel to Midwesco, dated the Closing Date, in form and substance reasonably acceptable to MFRI, relating to matters set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 hereof.

                 (d) CONSENTS. Midwesco shall have received all consents, waivers and other approvals from lenders, lessors and such other third parties as necessary to effectuate the Merger.

                 (e) FAIRNESS OPINION. MFRI shall have received a fairness opinion, in form and substance satisfactory to MFRI with respect to the proposed transaction from an investment banking firm acceptable to MFRI.

                 (f) APPROVAL OF SPECIAL COMMITTEE. MFRI shall have received the recommendation of a committee of independent directors, advised by independent counsel as to the fairness of the proposed transaction.

                 (g) DISSENTERS. Not more than the record owners of one percent (1%) of the issued and outstanding shares of Midwesco shall have exercised their right to dissent pursuant to Section 11.65 of the Business Corporation Act of 1983 as in effect in the State of Illinois.

         7.3 CONDITIONS TO OBLIGATIONS OF MIDWESCO TO EFFECT THE MERGER. The obligation of Midwesco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MFRI set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time. Midwesco shall have received a certificate, executed by the President or a Vice President of MFRI, to the effect that the representations and warranties of MFRI set forth in Article 3 of this





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         Agreement are true and correct on the date of this Agreement and as of the Closing Date, as if made again on and as of the Closing Date.

                 (b) PERFORMANCE OF OBLIGATIONS. MFRI shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Midwesco shall have received a certificate executed by the President or a Vice President of MFRI to that effect dated the Closing Date.

                 (c) OPINION OF COUNSEL. Midwesco shall have received the written opinion of Rudnick & Wolfe, counsel to MFRI, dated the Closing Date, in form and substance reasonably acceptable to Midwesco, relating to Sections 3.1, 3.2, 3.3 and 3.4.

                 (d) REGISTRATION RIGHTS AGREEMENT. MFRI shall have executed and delivered the Registration Rights Agreement for the benefit of each shareholder of Midwesco.


                                   ARTICLE 8

                                  TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of MFRI;

                 (a)      by mutual consent of Midwesco and MFRI;

                 (b) by either Midwesco or MFRI if the Closing Date or Effective Time has not occurred by March 31, 1997;

                 (c) by MFRI, if any condition in Section 7.1 or 7.2 cannot be satisfied by the Closing Date; or

                 (d) by Midwesco, if any condition in Section 7.1 or 7.3 cannot be satisfied by the Closing Date.

         8.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Midwesco or MFRI to each other under this Agreement or the Plan of Merger.





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                                   ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement and in any other document delivered pursuant hereto shall survive for three (3) years from and after the Closing Date (other than the representations contained in Sections
2.10 and 2.25, which shall survive until the expiration of the statute of limitations applicable thereto), and shall not survive thereafter (the "Survival Period"). Any claim or cause of action based upon or arising out of a breach of a representation or warranty made hereunder or in any other document delivered pursuant hereto must be made within the Survival Period or the party against which such claim is made shall have no liability with respect thereto. Any claim or cause of action based upon or arising out of a breach of such a representation or warranty which is made within the Survival Period shall survive the expiration of the Survival Period.

         9.2 SURVIVAL LIMITATION NOT APPLICABLE TO COVENANTS. Nothing contained in this Article 9 shall affect the obligations of any party to perform the agreements and covenants to be performed by such party hereunder or in connection herewith either before or after the Closing Date, which agreements and covenants shall survive until such time as the same have been performed in full.


                                   ARTICLE 10

                                INDEMNIFICATION

         10.1 INDEMNIFICATION OF MFRI. From and after the Effective Time, New Midwesco and the shareholders of Midwesco (collectively, New Midwesco and the shareholders of Midwesco are referred to herein as the "Indemnifying Parties"), shall, jointly and severally, indemnify, defend and hold MFRI and each of its officers, directors, shareholders, employees, attorneys, accountants and agents (collectively, MFRI and each of its officers, directors, shareholders, employees, attorneys, accountants and agents are referred to herein as the "Indemnified Parties") harmless from and against any and all demands, claims, actions, suits, proceedings, judgments, assessments, costs, expenses, losses, damages, liabilities fines or penalties (including without limitation, reasonable attorneys' fees), net of insurance recoveries or demonstrable tax benefits available to and utilized by MFRI, if any (collectively, "Damages") to the extent incurred or suffered by MFRI or any of its officers, directors, shareholders, employees, attorneys, accountants or agents with respect to, in connection with, or resulting from, arising out of or by reason of:





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                 (a)      the activities of Midwesco, for all periods prior to
         the Effective Time, except with respect to activities specifically related to the Business and any Excluded Liabilities, including, but not limited to, obligations and liabilities relating to taxes, penalties and interest thereon, and any violation of environmental laws by Midwesco;

                 (b) the existence of any fact, circumstance, situation or condition or the happening of any event constituting a breach or violation of any of the representations, warranties, covenants or agreements of Midwesco contained in this Agreement or in any document delivered pursuant hereto or the untruth or inaccuracy thereof;

                 (c) any default under or failure to perform, prior to the Effective Time, any of the contracts described in Section 4.2(a);

                 (d)      all liabilities and obligations assumed by New
         Midwesco;

                 (e) the existence of Hazardous Materials in, under, beneath, over, upon or emanating from the Properties on or prior to the Effective Time, or the off-site storage or disposal of any Hazardous Materials by Midwesco, including, but not limited to: (i) claims of third parties (including governmental agencies) for damages, penalties, response costs, clean-up costs, injunctive or other relief;
         (ii) costs and expenses of removal and restoration; (iii) costs of environmental studies; and (iv) costs of reporting the existence of any Hazardous Materials to any governmental agency;

                 (f) the underground and above the ground storage tanks, including any leakage therefrom (whether before or after the Effective
         Time), any removal, upgrading, testing or monitoring thereof and resulting remediation required by law and any reports of the existence thereof required by law; or

                 (g) all claims for damages to persons or property arising from events occurring as of or prior to the Effective Time relating to the operation of the Business as of or prior to the Effective Time, except to the extent a liability has been accrued on the balance sheet of Midwesco relating to such claims.

         10.2    PROCEDURE FOR INDEMNIFICATION.

                 (a) MFRI shall promptly give notice hereunder to the Indemnifying Parties after obtaining written notice of any claim as to which recovery may be sought against the Indemnifying Parties because of the indemnity in Section 10.1 and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Parties to assume the defense of any such claim and any litigation resulting from such claim with counsel satisfactory to MFRI but at the Indemnifying Parties' expense. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or any delay by an Indemnified Party in





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         giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Parties shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within twenty-one (21) days after notice thereof shall have been given to the Indemnifying Parties shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

                 (b) If the Indemnifying Parties assume the defense of such claim or litigation resulting therefrom, then counsel selected by the Indemnifying Parties shall be reasonably acceptable to the Indemnified Party. The obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Parties or any judgment in connection with such claim or litigation. The Indemnifying Parties shall keep the Indemnified Party fully informed of the status of such claims and litigation. The Indemnifying Parties shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability in respect of such claim or which acts as an admission of a violation of any law, rule, regulation, ordinance, policy or order. Anything in this Article 10 to the contrary notwithstanding, the Indemnified Party may, with counsel of is choice and at its expense, participate in the defense of any such claim or litigation.

                 (c) If the Indemnifying Parties shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Parties shall deposit with the Indemnified Party a sum in cash, letter of credit or bond, equal to the total amount demanded in such claim or litigation plus the Indemnified Party's reasonable estimate of the costs of defending the same, MFRI may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse MFRI for the amount of such settlement and for all other Damages incurred by MFRI in connection with the defense against or settlement of such claim or litigation.

                 (d) The Indemnifying Party shall promptly reimburse MFRI for the amount of any final and unappealable judgment rendered with respect to any claim by a third party in such litigation and for all other Damages incurred by MFRI in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.





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
                 (e) Any payment pursuant to this Section 10.2 shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified party stating the amount thereof and the indemnity payment requested. Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate for each day until paid. "Prime Rate" means the rate of interest as reported in The Wall Street Journal from time to time.

         10.3 MINIMUM THRESHOLD. Notwithstanding anything to the contrary contained in Section 10.1, no Indemnifying Party shall be liable to any Indemnified Party with respect to the indemnities provided under Section 10.1 until such time as the aggregate amount of Damages exceeds One Hundred Thousand Dollars ($100,000). Thereafter, the Indemnifying Parties shall be liable for all such Damages in excess of One Hundred Thousand Dollars ($100,000).

         10.4 ESCROW. The shareholders of Midwesco shall deposit 300,000 shares of stock of MFRI with Chicago Title and Trust Company as escrow agent. The escrow agreement shall provide that distributions from the escrow shall be made only upon the joint order of the Shareholder Representatives (as defined herein) and MFRI. The escrow shall terminate three (3) years after the Effective Date. MFRI and the shareholders of Midwesco by adopting the Merger Agreement hereby agree that upon the happening of any event upon which an indemnification payment is required to be made by any Indemnifying Party under this Article 10 and New Midwesco does not make such payment as required by this
Article 10, the Shareholder Representatives shall cause such payment to be made by withdrawing shares of MFRI stock from the escrow and delivering such shares to the Indemnified Party in payment of such indemnification claim. Any MFRI shares withdrawn shall be valued at the average of the closing prices for MFRI stock on the NASDAQ National Stock Market the ten (10) trading days prior to the date prior to the third (3rd) business day prior to the date of distribution from the escrow. On the third (3rd) anniversary of the Effective Date, the parties hereby agree to distribute all of the MFRI shares remaining in escrow to the shareholders of Midwesco in the same proportion as they owned shares of Midwesco at the Effective Time; provided, however, in the event that there are any claims for indemnification pending pursuant to Article 10 hereof on such date, the distribution from the escrow shall not be made until such claims have been finally resolved and the shares in the escrow shall continue to remain available for the payment of any such pending claims. For purposes of this Section 10.4, "Shareholder Representatives" shall mean David Unger and Henry Mautner or such person or persons as may be designated by a majority in interest of the persons who were shareholders of Midwesco at the Effective Time. No shareholder of Midwesco shall have any personal liability as an Indemnifying Party hereunder, their sole liability being to the pro rata portion of the shares in the escrow.

                                   ARTICLE 11

                                 SPECIAL ESCROW

         11.1 ESTABLISHMENT OF SPECIAL ESCROW. The shareholders of Midwesco shall deposit 66,890 shares of stock of MFRI with Chicago Title and Trust Company as escrow agent (the "Special Escrow"). The escrow agreement relating to the Special Escrow shall provide that distributions from the Special Escrow shall be made only upon the joint order of the Shareholder Representatives and MFRI. The Special Escrow shall terminate at Termination (as hereinafter defined) of the Pending Suits. For purposes of this Article 11, references to "Termination" shall mean the termination of a Pending Suit by final non-appealable judgment on the merits or by settlement, provided that any settlement results in the release of MFRI from all post-settlement liability relating to or arising from such Pending Suit. MFRI and Midwesco hereby agree that MFRI shall from and after the Effective Time, bear all costs and expenses of the Pending Suits, including, but not limited to, any judgments or settlement costs (the "Expenses"); provided, however, after MFRI has spent an aggregate of $400,000 in Expenses, all such Expenses of the Pending Suits shall be paid from the Special Escrow. In the event there are no shares of MFRI in the Special Escrow, the responsibility for the Pending Suits shall be solely that of MFRI. Upon the Termination of all of the Pending Suits, any shares in the Special Escrow shall be distributed to the shareholders of Midwesco as of the Effective Time prorata to their interests in Midwesco at the Effective Time. Any MFRI shares withdrawn from the escrow shall be valued at the closing price for MFRI stock on the NASDAQ National Stock Market the ten (10) trading days prior to the third (3rd) business day prior to the date of distribution from the Special Escrow.

         11.2 REDUCTION OF SHARES IN SPECIAL ESCROW. In the event of the Termination of any of the Pending Suits prior to the Effective Time, the number of shares placed in the Special Escrow shall be reduced in the manner set forth in writing and delivered by the parties to each other prior to the date hereof. In no event shall the Special Escrow be reduced to less than zero.


                                   ARTICLE 12

                                 MISCELLANEOUS

         12.1 ENTIRE AGREEMENT. This Agreement, the Plan of Merger, and the documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.2 ASSIGNMENT. This Agreement and the Plan of Merger may not be assigned by operation of law or otherwise.

         12.3 REMEDIES FOR BREACH. The parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties accordingly agree that the party not in breach shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other right or remedy provided hereunder or at law or in equity.

         12.4 NOTICES AND OTHER COMMUNICATIONS. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to or prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

                 If to Midwesco:       Midwesco, Inc.
                                       7720 North Lehigh Avenue
                                       Niles, Illinois 60714
                                       Attention:  Bradley E. Mautner, President
                                       Facsimile No.:  (847) 470-1204

                 With a copy to:       Schwartz Cooper Greenberger & Krauss
                                       180 North LaSalle Street
                                       Suite 2700
                                       Chicago, Illinois 60601
                                       Attn:  Robert A. Smoller, Esq.
                                       Facsimile No.: (312) 782-8416

                 If to MFRI:           MFRI, Inc.
                                       7720 North Lehigh Avenue
                                       Niles, Illinois 60714
                                       Attention: David Unger, Chairman
                                       Facsimile No.: (847) 470-1204

                 With a copy to:       Rudnick & Wolfe
                                       203 North LaSalle Street
                                       Chicago, Illinois 60601
                                       Attn: Hal M. Brown, Esq.
                                       Facsimile No.: (312) 236-7516

         Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one
(1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or three (3) business days after the date on which the same is deposited in the United States mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon Midwesco shall be valid only if delivered personally to an officer of Midwesco, and service by personal delivery upon MFRI shall be valid only if delivered personally to an officer of MFRI.

         Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

         12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

         12.6 LAW TO GOVERN. THE VALIDITY, CONSTRUCTION AND ENFORCE-ABILITY OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

         12.7 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         12.8 BUSINESS DAY. As used in this Agreement, "business day" means any day on which national banks in Chicago, Illinois are not required or permitted to be closed.

         12.9 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to sections and paragraphs are to sections and paragraphs in this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

         12.10 EXHIBITS. The Exhibits referred to herein, and attached to this Agreement, are incorporated herein by such reference as if fully set forth in the text hereof.

         12.11 AMENDMENT. Midwesco and MFRI may mutually agree to amend this Agreement at any time prior to the filing of the Plan of Merger.

         IN WITNESS WHEREOF, each of Midwesco and MFRI has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all on or as of the day and year first above written.

                                       MIDWESCO, INC.



                                       By:  /s/ Bradley E. Mautner
                                           -----------------------------------
                                       Its: President
                                           -----------------------------------


                                       MFRI, INC.



                                       By:  /s/ David Unger
                                           -----------------------------------
                                      Its:  President
                                           -----------------------------------


Midwesco - Illinois, Inc. executes this Agreement for purposes of being bound by the provisions of Section 4.6 and Article 10 hereof.

                                       MIDWESCO - ILLINOIS, INC.



                                       By:  Bradley E. Mautner
                                           -----------------------------------

                                       Its: President
                                           -----------------------------------

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement and Plan of Merger"), dated as of October 25, 1996, is by and among MFRI, INC., a Delaware corporation ("MFRI") and MIDWESCO, INC., an Illinois corporation ("Midwesco").

                                    RECITALS

         WHEREAS, MFRI is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, Midwesco is a corporation duly organized and existing under the laws of the State of Illinois;

         WHEREAS, Midwesco desires to merge with and into MFRI, and MFRI desires to merge with Midwesco upon the terms and subject to the conditions of this Agreement and Plan of Merger and in accordance with the applicable provisions of the laws of the States of Delaware and Illinois; and

         WHEREAS, the respective Boards of Directors of MFRI and Midwesco deem it advisable and in the best interests of each such corporation and their respective stockholders that Midwesco be merged with and into MFRI as provided herein, and they have accordingly adopted resolutions approving this Agreement and Plan of Merger and direct the submission of this Agreement and Plan of Merger to the stockholders of MFRI and of Midwesco.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, MFRI and Midwesco hereby agree as follows:


                                   ARTICLE 1

                           THE MERGER; EFFECTIVE TIME

         1.1 THE MERGER. At the Effective Time (as hereinafter defined), MFRI and Midwesco shall consummate the merger (the "Merger") in which: (a) Midwesco shall be merged with and into MFRI and the separate corporate existence of Midwesco shall thereupon cease; (b) MFRI shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) each outstanding share of common stock of Midwesco shall be converted into 183.7 shares of common stock of MFRI; and (d) the





                                      A-A-1
separate corporate existence of MFRI with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. MFRI as the corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall be pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law.

         1.2 EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") shall be at Midnight on January 31, 1997.

         1.3     EFFECTS OF THE MERGER.  At and after the Effective Time:

                 (a) title to all real, personal and mixed property owned by Midwesco shall be vested in MFRI without reversion or impairment;

                 (b) MFRI shall have all of the liabilities of Midwesco, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of, or belonging to, or due Midwesco shall be deemed to be transferred to and vested in MFRI without further act or deed;

                 (c) any proceeding pending against Midwesco may be continued as if the Merger did not occur, or MFRI may be substituted in its place in the proceeding;

                 (d) the assets and liabilities of Midwesco shall be recorded on the books of MFRI in the amounts at which they are stated on the books of Midwesco as of the Effective Time, subject to such adjustments as may be required to effect comparability of accounting policies and practices;

                 (e) the name of MFRI, the purposes for which MFRI is formed and the nature of the business to be transacted by it, shall be as set forth in the Certificate of Incorporation of MFRI. If at any time after the Effective Time, MFRI shall consider, or be advised that any further assignment or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in MFRI, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Midwesco, and otherwise to carry out the intent and purposes of this Agreement and Plan of Merger, the proper officers and directors of MFRI are fully authorized in the name of Midwesco or otherwise to take any and all such action.





                                      A-A-2

                                   ARTICLE 2

                           DIRECTORS AND OFFICERS OF
                           THE SURVIVING CORPORATION

         2.1 DIRECTORS. The directors of MFRI as of the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         2.2 OFFICERS. The officers of MFRI as of the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE 3

                    MANNER AND BASIS OF CONVERSION OF SHARES

         3.1 CONVERSION. At the Effective Time, each share of common stock of Midwesco issued and outstanding (the "Midwesco Common Stock"), shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into 183.7 fully paid and nonassessable shares of common stock of MFRI.

         3.2 FRACTIONAL SHARES. No fractional share of MFRI Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of shares of Midwesco common stock who would otherwise have been entitled to a fraction of a share of MFRI Stock upon surrender of Midwesco certificates for exchange pursuant to this Article 3 will be paid an amount in cash (without interest), rounded to the lowest full cent, determined by multiplying (i) the aggregate value of MFRI shares on the closing date (determined on a per share basis and based upon the Closing Price) by (ii) the fractional interest to which such holder would otherwise be entitled. For purposes of this Agreement, the Closing Price shall mean the closing price on the Nasdaq Stock Market's National Market ("Nasdaq National Market") on the Effective Time and if the stock of MFRI was not traded on such date, the closing price of the stock of MFRI on the Nasdaq National Market on the day most recently preceding the Effective Time that MFRI stock was traded on the Nasdaq National Market.

         3.3 STOCK CERTIFICATES. After the Effective Time, each holder of an outstanding certificate or certificates representing Midwesco Common Stock shall surrender same to MFRI or to its agent for such purpose and such holders shall be entitled upon such surrender to receive in exchange therefor a certificate or certificate representing the number of full shares of MFRI into which such shares of Midwesco have been converted, less each such shareholder's prorata





                                      A-A-3
share of the number of MFRI shares placed in two escrows ("Escrows") pursuant to the terms of that certain Agreement for Merger between Midwesco and MFRI dated as of the date of this Agreement. Each certificate of MFRI issued shall bear the following legend:

                 "The transfer, sale, pledge, distribution or other disposition of the shares evidenced by this certificate is restricted by and subject to the terms and conditions of that certain Agreement for Merger dated as of October 25, 1996 by and between MFRI and Midwesco, a copy of which is available for inspection at the principal executive office of MFRI."

Until surrendered as provided in this Section 3.3 certificates representing Midwesco shares shall represent solely the right to receive shares of MFRI and any cash in lieu of fractional shares as contemplated by Section 3.2 hereof.
No dividends or other distributions that are declared on MFRI shares after the Effective Time shall be paid on Midwesco shares until the certificate or certificates representing such shares have been surrendered as provided herein. No transfers of shares of Midwesco shall be made on the stock transfer books of the Company after the Effective Time and no shares of MFRI shall be issued to anyone who was not the shareholder of Midwesco at the Effective Time.

                                   ARTICLE 4

                               STOCK OPTION PLANS

         4.1 CONTINUATION OF MFRI PLANS. Each stock option plan of MFRI in effect as of the Effective Time shall remain in full force and effect; however, each outstanding option issued under any MFRI stock option plan which is held by a person to be employed by Midwesco - Illinois, Inc. ("New Midwesco") shall be amended to terminate on the earlier of three months after the termination of employment with New Midwesco or a subsidiary of New Midwesco or the option's expiration date.


                                   ARTICLE 5

                           AMENDMENT AND TERMINATION

         5.1 AMENDMENT. The board of directors of MFRI and Midwesco may amend this Agreement and Plan of Merger at any time prior to the approval hereof by the stockholders of MFRI.





                                   A-A-4

         5.2 TERMINATION. This Agreement and Plan of Merger may be terminated and abandoned at any time before the Effective Time by the respective Board of Directors of Midwesco or MFRI.

                                   ARTICLE 6

                                 MISCELLANEOUS

         6.1 This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         6.2 This Agreement and Plan of Merger shall be governed in all respects, including validity, interpretation and effect, by the laws of the States of Illinois and Delaware.

         6.3 This Agreement and Plan of Merger (a) shall not be waived, except by an instrument in writing, signed by the party to be charged, and (b) shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         6.4 The parties hereto each agree to execute and deliver such instruments, and to take all such further action, including, without limitation, the execution and filing of such instruments in the States of Delaware and Illinois, as shall be necessary or desirable to carry out this Agreement and Plan of Merger and to consummate and effect the Merger.





                                   A-A-5

         IN WITNESS WHEREOF, MFRI and Midwesco have caused this Agreement and Plan of Merger to be executed on its behalf by its officers hereunto duly authorized, all as of the date first written above.


                                       MIDWESCO, INC., an Illinois corporation



                                       By:  /s/ Bradley F. Mautner
                                           --------------------------------
                                       Title:    President
                                              -----------------------------

ATTEST:



/s/ Michael D. Bennett
------------------------
Title:  Secretary
        ----------------



                                       MFRI, INC., a Delaware corporation



                                       By:   /s/ David Unger
                                           --------------------------------

                                       Title:      President
                                              -----------------------------



ATTEST:

/s/ Michael D. Bennett
------------------------
Title:  Secretary
        ----------------




                                      A-A-6

                                   APPENDIX B


                         OPINION OF DUFF & PHELPS, LLC

                       [LETTERHEAD OF DUFF & PHELPS, LLC]



October 21, 1996

Special Committee of the Board of Directors
MFRI, Inc.
7720 North Lehigh Avenue
Niles, IL 60714

Directors:

You have retained Duff & Phelps, LLC ("Duff & Phelps") as independent financial advisor to MFRI, Inc. ("MFRI" or the "Company") in connection with the contemplated merger (the "Merger") of Midwesco, Inc. ("Midwesco") with and into the Company. In the Merger, the Company will issue approximately 2.122 million shares of its common stock for the entire 11,564 shares of common stock of Midwesco, or a merger ratio of 183.7 shares of MFRI common stock for each share of Midwesco common stock. Specifically, we have been asked to provide an opinion (the "Opinion") as to whether the Merger is fair, from a financial point of view, to the shareholders of the Company solely in their capacity as shareholders of MFRI. Prior to this assignment, Duff & Phelps has not provided financial advisory services to the Company.

The primary assets and liabilities of Midwesco immediately prior to the Merger will be:

1.       1,717,666 shares of MFRI common stock;

2. the operating assets, and liabilities of the Thermal Care division of Midwesco (all other operating divisions (the "Former Midwesco Businesses") will have been spun off to Midwesco shareholders);

3.       certain tax credits or their cash equivalent totaling approximately
         $157,000;

4. all obligations under the lease of the primary property at 7720 North Lehigh Avenue, but also the right to receive reimbursement for prior capitalized leasehold expenditures from all other tenants of the primary facility at 7720 North Lehigh Avenue;

5. all warranty obligations related to the assets and piping systems business transferred to Perma-Pipe, Inc. in January, 1994 retained by Midwesco;

6. all obligations and liabilities relating to three pending lawsuits (the "Pending Suits"); and

7.       indebtedness for borrowed funds aggregating $5,000,000.

Special Committee of the Board of Directors
MFRI, Inc.
October 21, 1996
Page 2


In addition, other key elements in the Merger include:

1. An escrow of MFRI common stock established to protect MFRI against expenses and obligations over and above the amount reflected in the merger ratio;

2. An additional escrow of MFRI common stock established to protect MFRI against certain indemnified obligations which may be asserted in the three years following the Merger against MFRI;

3. An established ratio based upon the 10-day average of the closing price of MFRI (the "MFRI Merger Price") common stock for the last ten trading days ended October 10, 1996;

4. A collar provision by which either party to the Merger could renegotiate the terms of the Merger if the share price of MFRI were greater than the MFRI Merger Price plus $4.00 per share or if the share price of MFRI were less than the MFRI Merger Price minus $4.00 per share.

In conducting our analysis and arriving at our Opinion, we have reviewed and analyzed, among other things:

1.       the Draft Merger Agreement dated October 15, 1996;

2. Audited consolidated financial statements for Midwesco for the five years ended January 31, 1992 through 1996; divisional financial statements prepared by Midwesco management for its Thermal Care division for the years ended January 31, 1993 through 1996; interim consolidated financial statements for the six months ended July 31, 1996 which were reviewed by Midwesco's auditors; interim financial statements for the Thermal Care division and the other Midwesco divisions for the six months ended July 31, 1996 which were reviewed by Midwesco's auditors, and for the eight months ended September 30, 1996 which were compiled by Midwesco management;

3. Form 10-K for the year ended January 31, 1996 and Form 10-Q for the six months ended July 31, 1996 for the Company;

4. certain operating and financial information, including financial projections and estimates of expense allocations between operating divisions of Midwesco;

Special Committee of the Board of Directors
MFRI, Inc.
October 21, 1996
Page 3


5. memoranda and cost estimates regarding certain lawsuits for which the obligations will be assumed as part of the Merger;

6.       historical prices and trading volume of the common stock of MFRI;

7. publicly available financial data and stock market performance data of companies which we deemed generally comparable, in whole or in part, to Thermal Care;

8. the terms of recent mergers and acquisitions of companies which we deemed generally comparable, in whole or in part, to the Merger; and

9. such other documents, financial studies and analyses deemed necessary or appropriate by Duff & Phelps.

As background for its analysis, Duff & Phelps held discussions with members of the senior management of Midwesco and Thermal Care at corporate headquarters in Niles, Illinois regarding the history, current business operations, financial condition, future prospects and strategic objectives of the Thermal Care division of Midwesco, supplemented by discussions with attorneys involved in litigation matters for which expenses and contingent liabilities will be assumed.

In performing its analysis and rendering its Opinion, Duff & Phelps relied upon the accuracy of all information provided to it, whether obtained from public or private sources, and did not attempt to independently verify any such information. We relied without independent verification upon the information provided in connection with the expense and contingent liabilities for the obligations assumed in the Merger. With respect to financial forecasts, except as otherwise indicated by management as not indicative of management's current expectations, we have assumed that these have been reasonably prepared on bases reflecting the best currently available estimates of Midwesco / Thermal Care management and of the expected future financial performance of Thermal Care. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of Thermal Care or Midwesco.

Duff & Phelps has prepared its Opinion effective as of October 21, 1996. Its Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date.

Special Committee of the Board of Directors
MFRI, Inc.
October 21, 1996
Page 4


Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Merger is fair from a financial point of view to the shareholders of MFRI solely in their capacity as shareholders of MFRI.

Respectively submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

                                   MFRI, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /

A vote FOR item is recommended by
the Board of Directors.
                                                            For     Against  Abstain
1.       The merger of Midwesco, Inc.                       [ ]        [ ]      [ ]
         with and into MFRI, Inc.

                                                 Dated ___________, 1996
                                                 ______________________________
                                                 Signature
                                                 ______________________________
                                                 Signature
THIS PROXY WILL BE VOTED IN ACCORDANCE           NOTE: PLEASE SIGN EXACTLY AS
WITH SPECIFICATIONS MADE. IF NO CHOICES          NAME APPEARS HEREON. FOR JOINT
ARE INDICATED, THIS PROXY WILL BE VOTED          ACCOUNTS, BOTH OWNERS SHOULD
FOR THE PROPOSAL.                                SIGN. WHEN SIGNING AS
                                                 EXECUTOR, ADMINISTRATOR,
                                                 ATTORNEY, TRUSTEE OR GUARDIAN,
                                                 ETC., PLEASE SIGN YOUR FULL
                                                 TITLE.


_______________________________________________________________________________

PROXY                                                                     PROXY
                                   MFRI, INC.

                    FOR SHARES OF COMMON STOCK SOLICITED ON
            BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING
               OF STOCKHOLDERS TO BE HELD ON DECEMBER _____, 1996

         The undersigned hereby appoints DAVID UNGER, HENRY M. MAUTNER, FATI A. ELGENDY, GENE K. OGILVIE AND BRADLEY E. MAUTNER, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of MFRI, INC. which the undersigned is entitled to vote, at the special meeting of stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on December 16, 1996 at 10:00 a.m. Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

         PLEASE VOTE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.